   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 1998


                                                      REGISTRATION NO. 333-62919
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                           --------------------------

                             TOWER AUTOMOTIVE, INC.
                         TOWER AUTOMOTIVE CAPITAL TRUST
             (Exact name of Registrant as specified in its charter)


              DELAWARE                             41-1746238
              DELAWARE                             41-6450343
  (State or other jurisdiction of               (I.R.S. Employer
   incorporation or organization)             Identification No.)

                                4508 IDS CENTER
                          MINNEAPOLIS, MINNESOTA 55402
                           TELEPHONE: (612) 342-2310
  (Address, including zip code, and telephone number, including area code, of
                        Registrant's principal offices)


                                 SCOTT D. RUED
                             TOWER AUTOMOTIVE, INC.
                                4508 IDS CENTER
                          MINNEAPOLIS, MINNESOTA 55402
                           TELEPHONE: (612) 342-2310
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                             DENNIS M. MYERS, ESQ.
                                Kirkland & Ellis
                            200 East Randolph Drive
                            Chicago, Illinois 60601
                                 (312) 861-2000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                           --------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 10, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                         5,175,000 PREFERRED SECURITIES
                         TOWER AUTOMOTIVE CAPITAL TRUST

                 6 3/4% TRUST CONVERTIBLE PREFERRED SECURITIES

              (LIQUIDATION PREFERENCE $50 PER PREFERRED SECURITY)
                 GUARANTEED TO THE EXTENT SET FORTH HEREIN BY,
                     AND CONVERTIBLE INTO COMMON STOCK OF,

                             TOWER AUTOMOTIVE, INC.

    This Prospectus relates to 5,175,000 shares of 6 3/4% Trust Convertible Preferred Securities (the "Preferred Securities"), which represent preferred undivided beneficial interests in the assets of Tower Automotive Capital Trust, a statutory business trust created under the laws of the State of Delaware (the "Issuer" or the "Trust"), and the shares of common stock, $0.01 par value per share (the "Common Stock"), of Tower Automotive, Inc., a Delaware corporation (the "Company" or "Tower"), issuable upon conversion of the Preferred Securities. The Preferred Securities were issued and sold (the "Original Offering") on June 9, 1998 (the "Original Offering Date") to the Initial Purchasers (as defined herein) and were simultaneously sold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), in the United States to persons reasonably believed to be qualified institutional buyers ("QIBs") as defined in Rule 144A under the Securities Act. The Company owns all of the beneficial interests in the assets of the Issuer represented by the common securities of the Issuer (the "Common Securities," and, together with the Preferred Securities, the "Trust Securities"). The Issuer exists for the sole purpose of issuing the Preferred Securities and the Common Securities and investing the proceeds thereof in 6 3/4% Convertible Subordinated Debentures due June 30, 2018 (the "Debentures"), issued by the Company. The Preferred Securities have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of the Preferred Securities--Subordination of Common Securities."

    The Preferred Securities, the Common Stock issuable upon conversion of the Preferred Securities, the Guarantee (as defined below) and the Debentures (collectively the "Offered Securities") may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Holders") pursuant to this Prospectus. The Offered Securities may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Selling Holders" and "Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Offered Securities and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). The Selling Holders will receive all of the net proceeds from the sale of the Offered Securities and will pay all underwriting discounts, selling commissions and transfer taxes, if any, applicable to any such sale. The Company is responsible for payment of all other expenses incident to the registration of the Offered Securities. The Selling Holders and any broker-dealers, agents or underwriters that participate in the distribution of the Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Offered Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of certain indemnification arrangements.


    Each Preferred Security is convertible in the manner described herein at the option of the holder into shares of Common Stock at the rate of 1.6280 shares of Common Stock for each Preferred Security (equivalent to a conversion price of $30.713 per share of Common Stock), subject to adjustment in certain circumstances. See "Description of Preferred Securities--Conversion Rights" and "Description of Capital Stock." The last reported sale price of Common Stock, which is listed under the symbol "TWR" on the New York Stock Exchange ("NYSE"), on November 4, 1998 was $24 5/16 per share.


                                                        (CONTINUED ON NEXT PAGE)

    SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE OFFERED SECURITIES.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is November 10, 1998.

(CONTINUED FROM COVER PAGE)

    Holders of the Preferred Securities are entitled to receive preferential cumulative cash distributions from the Issuer at an annual rate of 6 3/4% of the liquidation preference of $50 per Preferred Security accruing from the date of Original Offering Date and payable, unless deferred, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing September 30, 1998 ("Distributions"). The distribution rate and the distribution and other payment dates for the Preferred Securities correspond to the interest rate and interest and other payment dates in the Debentures, which are the sole assets of the Issuer. As a result, if principal or interest is not paid on the Debentures, no amounts will be paid with respect to the Preferred Securities.

    The Company has the right to defer payment of interest on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the stated maturity of the Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date (as defined herein), the Company may elect to begin a new Extension Period subject to the requirements described herein. If interest payments on the Debentures are so deferred, Distributions on the Preferred Securities will also be deferred and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to the Company's capital stock or debt securities that rank PARI PASSU with or junior to the Debentures.

    During an Extension Period, interest on the Debentures will continue to accrue (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate at 6 3/4% per annum, compounded quarterly) and holders of Preferred Securities will be required to recognize interest income for United States Federal income tax purposes. See "Description of the Debentures--Option to Extend Interest Payment Period" and "Description of Material Federal Income Tax Consequences--Interest Income and Original Issue Discount."

    Except as provided below, the Preferred Securities may not be redeemed by the Issuer prior to June 30, 2001. The Preferred Securities are subject to redemption, in whole or in part, on or after such date, at the redemption prices set forth herein, upon any redemption by the Company of Debentures. See "Description of the Preferred Securities--Optional Redemption". In addition, the Preferred Securities are subject to mandatory redemption upon the repayment at maturity or as a result of acceleration of the Debentures. See "Description of the Preferred Securities--Mandatory Redemption".

    Under certain circumstances following the occurrence of a Trust Special Event (as defined herein), the Preferred Securities are also subject to (i) exchange, at the option of the Trust in the manner described herein, for the Debentures (see "Description of the Preferred Securities--Trust Special Event Exchange or Redemption"), and (ii) redemption, in whole or in part, on or after June 30, 2001, if such Trust Special Event constitutes a Trust Tax Event (as defined herein). At any time, Tower will have the right to terminate the Trust and cause the Debentures to be distributed to the holders of the Preferred Securities in liquidation of the Trust. See "Description of the Preferred Securities--Mandatory Redemption" and "--Distribution of Debentures."

    The Company has, through the Guarantee, the Declaration, the Indenture (each, as defined herein) and the Debentures, taken together, fully, irrevocably and unconditionally guaranteed all of the Issuer's obligations under the Preferred Securities. See "Description of the Guarantee," "Tower Automotive Capital Trust" and "Description of the Debentures," respectively. The Guarantee of the Company guarantees the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by the Issuer, as described herein (the "Guarantee"). If the Company does not make interest payments on the Debentures held by the Issuer as a result of the Company's election to defer payment of interest during an Extension Period, or otherwise, the Issuer will have insufficient funds to pay Distributions

(CONTINUED FROM COVER PAGE)

on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Issuer does not have sufficient funds to pay such Distributions. The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all other liabilities of the Company and will rank PARI PASSU with the most senior preferred stock, if any, issued from time to time by the Company and any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company. See "Description of the Debentures--Subordination".

    The Company's obligations under the Debentures are subordinate and junior in right of payment to all Senior Debt (as defined herein) of the Company. At September 30, 1998, the Company had outstanding Senior Debt aggregating approximately $200.0 million, which would have ranked senior to the Company's obligations under the Guarantee and the Debentures. See "Risk Factors--The Parent's Obligations under the Guarantee and the Debentures are Unsecured and Subordinated." The term "Senior Debt" is generally defined to mean any indebtedness of the Company for money borrowed, except for trade credit and any such indebtedness that is by its terms subordinated to or PARI PASSU with the Debentures, as the case may be. See "Description of the Debentures--Subordination." The Company's obligations under the Guarantee and the Debentures are also effectively subordinated to all existing and future obligations of the Company's subsidiaries. At September 30, 1998, the Company's subsidiaries had aggregate liabilities of $911.9 million (including trade payables). See "Risks Factors--The Parent's Obligations under the Guarantee and the Debentures are Structurally Subordinated to the Creditors of the Parent's Subsidiaries."

    In the event of the dissolution of the Issuer, after satisfaction of the creditors of the Issuer as provided by applicable law, the holders of the Preferred Securities will be entitled to receive a liquidation preference of $50 per Preferred Security plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Debentures, subject to certain exceptions. See "Description of the Preferred Securities--Liquidation Distribution upon Dissolution."

                                                             (END OF COVER PAGE)

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 (Telephone No. 1-800-SEC-0330), and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates by writing the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Any reports, proxy statements and other information filed with the Commission prior to February 19, 1997 can be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006. Reports, proxy statements and other information filed with the Commission after such date are available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    No separate financial statements of the Issuer have been included herein. The Company does not consider that such financial statements would be material to holders of Preferred Securities because (i) all of the voting securities of the Issuer will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Issuer has no independent operations and exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Issuer and investing the proceeds thereof in the Debentures issued by the Company and (iii) the obligations of the Issuer under the Preferred Securities are fully and unconditionally guaranteed by the Company. See "Tower Automotive Capital Trust," "Description of the Guarantee" and "Description of the Debentures."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (Commission File No. 1-12733), as amended by the Company's Amendment No. 1 to Form 10-K/A, filed with the Commission on June 30, 1998 and by the Company's Amendment No. 2 to Form 10-K/A, filed with the Commission on October 19, 1998.

    2. The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998 (Commission File No. 1-12733).

    3. The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 (Commission file No. 1-12733).

    4. The Company's Current Report on Form 8-K, dated April 18, 1997, as amended by the Company's Amendment No. 1 to Form 8-K/A, filed with the Commission on October 19, 1998 (Commission File No. 1-12733).

    5. The Company's Current Report on Form 8-K, dated October 16, 1998 (Commission File No. 1-12733).

    6. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed on February 11, 1997.

    All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from their respective dates of filing. Any statement contained herein or in any document incorporated or deemed to be incorporated shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The discussion of the Company's investment in Caterina and the stock split referred to herein should be read in conjunction with the audited financial statements of Tower incorporated herein by reference.

    THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS (OTHER THAN EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THIS PROSPECTUS INCORPORATES). REQUESTS SHOULD BE DIRECTED TO: TOWER AUTOMOTIVE, INC., 4508 IDS CENTER, MINNEAPOLIS, MINNESOTA 55402, ATTENTION: SHAREHOLDER SERVICES (TELEPHONE NUMBER (612) 342-2310).

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS THE CONTEXT INDICATES OTHERWISE, AS USED IN THIS PROSPECTUS THE TERM "COMPANY" OR "TOWER" REFERS TO TOWER AUTOMOTIVE, INC., AND, WHERE APPLICABLE, ITS CONSOLIDATED SUBSIDIARIES AND THEIR RESPECTIVE PREDECESSORS. THE TERM "PARENT" IS USED HEREIN TO REFER TO TOWER AUTOMOTIVE, INC., EXCLUSIVE OF ITS SUBSIDIARIES. ALL SHARE AND PER SHARE DATA INCLUDED HEREIN HAVE BEEN ADJUSTED TO REFLECT A TWO-FOR-ONE STOCK SPLIT EFFECTIVE JULY 15, 1998.

                                  THE COMPANY

GENERAL

    The Company is a leading designer and producer of structural components and assemblies used by the major automotive original equipment manufacturers ("OEMs"), including Ford, Chrysler, General Motors, Honda, Toyota, Nissan, Mazda, Fiat, BMW, Volkswagen and Mercedes. The Company's current products include large structural stampings and assemblies, such as body pillars, full frame assemblies, chassis, suspension and floor pan components and engineered assemblies, such as hood and deck lid hinges and brake components. The Company believes it is the largest independent supplier of structural components and assemblies to the automotive market (based on net revenues).

    Since its inception in April 1993, the Company's revenues have grown rapidly through a focused strategy of internal growth and a highly disciplined acquisition program. During the last five years, the Company has successfully completed seven acquisitions and established joint ventures in Mexico and Brazil. As a result of such acquisitions and internal growth, the Company's revenues have increased from approximately $86 million in 1993 to approximately $1.5 billion in 1997 on a pro forma basis, representing a compound annual growth rate of approximately 104%.

    The Company operates in the large and highly fragmented structural segment of the automotive supply industry, which has continued to undergo significant consolidation. In order to lower costs and improve quality, OEMs are reducing their supplier base by awarding sole-source contracts to full-service suppliers who are able to supply larger portions of a vehicle on a global basis. OEMs' criteria for supplier selection include not only cost, quality and responsiveness, but also full-service design, engineering and program management capabilities. OEMs are increasingly seeking suppliers capable of providing complete systems or modules rather than suppliers who only provide separate component parts. In addition, OEMs are increasingly requiring their suppliers to have the capability to design and manufacture their products in multiple geographic markets. As a full-service supplier with strong OEM relationships, the Company expects to continue to benefit from these trends within the structural segment of the automotive supply industry.

    The Company's principal executive offices are located at 4508 IDS Center, Minneapolis, Minnesota 55402, and its telephone number is (612) 342-2310.

                            THE PERFERRED SECURITIES

Issuer............................  Tower Automotive Capital Trust, a Delaware statutory business trust. The sole assets of the Trust is the
                                    6 3/4% Subordinated Convertible Debentures due 2018 of
                                    the Company.

Securities........................  5,175,000 shares of 6 3/4% Trust Convertible Preferred
                                    Securities.

Liquidation Amount................  $50 per Preferred Security, and all accumulated and unpaid distributions. See "Description of the Preferred
                                    Securities-- Liquidation Distribution Upon Dissolution."

Distributions.....................  Distributions on the Preferred Securities will accumulate from the Original Offering Date and are
                                    payable at the annual rate of 6 3/4% of the liquidation
                                    amount of $50 per Preferred Security (equivalent to
                                    $3.375 per Preferred Security per annum) if, as and when
                                    the Trust has funds available for payment. Distribu-
                                    tions are payable quarterly in arrears on each March 31,
                                    June 30, September 30 and December 31, commencing
                                    September 30, 1998. Distributions not made on the
                                    scheduled payment date will accumulate and compound
                                    quarterly at a rate per annum equal to 6 3/4%.

                                    The ability of the Trust to pay distributions on the
                                    Preferred Securities is entirely dependent on its
                                    receipt of payments with respect to the Debentures held
                                    by the Trust. The Debentures provide that payments of
                                    interest may be deferred at any time, and from time to
                                    time, by Tower for a period not exceeding 20 consecutive
                                    quarters. See "--Debentures," "Risk Factors-- Tower has
                                    the Option to Extend the Interest Payment Period;
                                    Potential Adverse Tax Consequences" and "Description of
                                    the Preferred Securities--Distributions."

Rights Upon Non-Payment of
  Distributions and Certain
  Defaults; Covenants of
  Company.........................  If, at any time, Tower or any successor is in default on any of its obligations under the Guarantee, then the
                                    Trust Guarantee Trustee (as defined herein), as the
                                    holder of the Guarantee, shall have the right to enforce
                                    such Guarantee, including the right to enforce the
                                    covenant restricting certain payments by Tower described
                                    below.

                                    In the Guarantee, the Company has agreed that if (a) for
                                    any distribution period, full distributions on a
                                    cumulative basis on any Preferred Securities or Common
                                    Securities (collectively, the "Trust Securities") have
                                    not been paid, (b) an event of default has occurred and
                                    is continuing under the Subordinated Indenture (a
                                    "Debenture Event of Default"), (c) the Company is in
                                    default of its obligations under the Guarantee or the
                                    guarantee of the Common Securities (together with the
                                    Guarantee, the "Guarantees") or (d) notice of an
                                    Extension Period has been given and shall not have been
                                    rescinded or such Extension Period is continuing, then,
                                    during such period the Company

                                    shall not (i) declare or pay dividends on, make
                                    distributions with respect to, or redeem, purchase or
                                    acquire, or make a liquidation payment with respect to
                                    any of its capital stock (except for dividends or
                                    distributions in shares of, or options, warrants or
                                    rights to subscribe for or purchase shares of, its
                                    capital stock and conversions or exchanges of common
                                    stock of one class into common stock of another class
                                    and redemptions or purchases of any rights pursuant to a
                                    rights agreement and the issuance of capital stock
                                    pursuant to such rights) or (ii) make any payments of
                                    principal, interest or premium, if any, on or repay,
                                    repurchase or redeem any debt securities (including
                                    guarantees of indebtedness for money borrowed) of the
                                    Company that rank PARI PASSU with or junior to the
                                    Debentures (other than (u) any redemption, liquidation,
                                    interest, principal or guarantee payment by the Company
                                    where the payment is made by way of securities
                                    (including capital stock) that rank PARI PASSU with or
                                    junior to the securities on which such redemption,
                                    liquidation, interest, principal or guarantee payment is
                                    being made, (v) payments under the Guarantees, (w)
                                    purchases of Common Stock related to the issuance of
                                    Common Stock under any of the Company's benefit plans
                                    for its directors, officers or employees, (x) as a
                                    result of a reclassification of the Company's capital
                                    stock or the exchange or conversion of one series or
                                    class of the Company's capital stock for another series
                                    or class of the Company's capital stock, (y) the
                                    purchase of fractional interests in shares of the
                                    Company's capital stock pursuant to the conversion or
                                    exchange provisions of such capital stock or the
                                    security being converted or exchanged and (z)
                                    redemptions or purchases of any rights pursuant to a
                                    rights agreement and the issuance of capital stock
                                    pursuant to such rights). See "Description of the
                                    Guarantee-- Certain Covenants of Tower."

Conversion into Common Stock......  Each Preferred Security is convertible at any time through the close of business on the Business Day (as
                                    defined herein) prior to the date of redemption (the
                                    "Conversion Expiration Date") at the option of the
                                    holder into shares of Common Stock at the conversion
                                    rate of 1.6280 shares of Common Stock for each Preferred
                                    Security (equivalent to a conversion price of $30.713
                                    per share of Common Stock), subject to adjustment in
                                    certain circumstances. A holder of Preferred Securities
                                    wishing to exercise its conversion right shall surrender
                                    any or all of such Preferred Securities, together with
                                    an irrevocable conversion notice (or if Preferred
                                    Securities are then evidenced by a global certificate,
                                    such holder must only deliver a conversion notice), to
                                    the person then serving as the conversion agent acting
                                    on behalf of the holders of Preferred Securities (in
                                    such capacity, the "Conversion Agent"), and the
                                    Conversion Agent will exchange the Preferred Securities
                                    for a portion (the principal amount of which is equal to
                                    the aggregate liquidation amount of the Preferred
                                    Securities being so converted) of the Debentures held by
                                    the Property Trustee (as defined herein) and immediately
                                    convert

                                    such Debentures into Common Stock. Except possibly to
                                    the extent attributable to accumulated and unpaid
                                    interest on the Debentures and cash paid in lieu of
                                    fractional shares of Common Stock, a holder should not
                                    recognize gain or loss upon the exchange through the
                                    Conversion Agent of the Preferred Securities for a
                                    proportionate share of the Debentures, followed
                                    immediately by the conversion of the Debentures into
                                    Common Stock. See "Description of Material Federal
                                    Income Tax Consequences--Conversion of Preferred
                                    Securities into Common Stock."

Redemption........................  The Preferred Securities are redeemable for cash, at the option of the Trust, in whole or in part, from time to
                                    time on or after June 30, 2001 at the prices specified
                                    herein. See "Description of Preferred
                                    Securities--Optional Redemption." The Preferred
                                    Securities are also redeemable upon the repayment either
                                    at maturity of the Debentures or as a result of the
                                    acceleration of the Debentures upon an event of default,
                                    at a redemption price of $50 per Preferred Security
                                    together with accumulated and unpaid distributions
                                    thereon to the date of redemption. See "Description of
                                    Preferred Securities--Mandatory Redemption." If at any
                                    time prior to the Conversion Expiration Date, less than
                                    10% of the Debentures remain outstanding, such
                                    Debentures will be redeemable at the option of Tower, in
                                    whole but not in part, at a redemption price equal to
                                    the aggregate principal amount thereof, plus accrued and
                                    unpaid interest due thereon, and the proceeds of such
                                    redemption will be applied by the Property Trustee to
                                    redeem outstanding Trust Securities at a redemption
                                    price of $50 per Trust Security, together with accu-
                                    mulated and unpaid distributions thereon to the date of
                                    redemption. See "Description of the Preferred
                                    Securities--Events of Default; Notice" and "--Optional
                                    Redemption."

Trust Special Event Exchange or
  Redemption......................  Upon the occurrence of a Trust Tax Event (as defined herein) or a Trust Investment Company Event (as defined
                                    herein), the Regular Trustees (as defined herein) shall
                                    direct the Conversion Agent to exchange all outstanding
                                    Preferred Securities for Debentures and to terminate the
                                    Trust; provided that, in the case of a Trust Tax Event,
                                    Tower shall have the right to direct that less than all
                                    of the Preferred Securities be so exchanged if and for
                                    so long as tower shall have elected to pay Additional
                                    Sums (as defined herein) such that the amounts received
                                    by the holders of Preferred Securities that remain
                                    outstanding are not reduced thereby and shall not have
                                    revoked any such election or failed to make such
                                    payments. Upon the occurrence of a Trust Tax Event, the
                                    Debentures may be redeemed by Tower on or after June 30,
                                    2001 at 100% of the principal amount thereof, plus
                                    accrued and unpaid interest thereon. In the event the
                                    Debentures are redeemed by Tower, the Preferred
                                    Securities will be redeemed by the Regular Trustees at
                                    $50 per Preferred Security, together with accumulated
                                    and unpaid distributions

                                    thereon through the date of redemption. See "Description
                                    of the Preferred Securities--Trust Special Event
                                    Exchange or Redemption."

Distribution of Debentures........  At any time, Tower will have the right to dissolve the
                                    Trust and, after satisfaction of the liabilities of
                                    creditors of the Trust as provided by applicable law,
                                    cause the Debentures to be distributed to the holders of
                                    the Preferred Securities in liquidation of the Trust.
                                    See "Description of the Preferred Securities--Distri-
                                    bution of the Debentures."

Guarantee.........................  Pursuant to the Guarantee, the Company will irrevocably guarantee, on a subordinated basis, to the extent set
                                    forth herein, the payment in full of (i) any accumulated
                                    and unpaid distributions on the Preferred Securities to
                                    the extent of funds of the Trust available therefor,
                                    (ii) the amount payable upon redemption of the Preferred
                                    Securities to the extent of funds of the Trust available
                                    therefor and (iii) generally, the liquidation amount of
                                    the Preferred Securities to the extent of the assets of
                                    the Trust available for distribution to holders of
                                    Preferred Securities. See "Description of the
                                    Guarantee."

                                    The Company's obligation under the Guarantee is
                                    subordinate and junior in right of payment to all other
                                    liabilities of the Company and ranks PARI PASSU with the
                                    most senior preferred stock, if any, issued from time to
                                    time by Tower.

Voting Rights.....................  Holders of Preferred Securities generally have limited voting rights relating only to the modification of the
                                    Preferred Securities. Holders of Preferred Securities
                                    are not entitled to vote to appoint, remove or replace
                                    the Regular Trustees or the Delaware Trustee, which
                                    voting rights are vested exclusively in Tower as holder
                                    of the Common Securities. The holders of a majority in
                                    aggregate liquidation amount of the Preferred Securities
                                    will, however, have the right to direct the time, method
                                    and place of conducting any proceeding for any remedy
                                    available to the Property Trustee, or direct the
                                    exercise of any power conferred upon the Property
                                    Trustee under the Declaration, including the right to
                                    direct the Property Trustee as holder of the Debentures
                                    (i) to exercise the remedies available to it under the
                                    Subordinated Indenture as holder of the Debentures and
                                    (ii) to consent to any amendment, modification or
                                    termination of the Subordinated Indenture or the
                                    Debentures, where such consent shall be required. See
                                    "Description of the Preferred Securities--Voting Rights;
                                    --Amendment of the Declaration."

Debentures........................  The Debentures have a maturity of 20 years from the
                                    Original Offering Date and bear interest at the rate of
                                    6 3/4% per annum payable quarterly in arrears. Tower has
                                    the right from time to time to defer the payment of
                                    interest for a period not exceeding 20 consecutive
                                    quarters (during which period interest will compound
                                    quarterly with respect to each Extension Period), pro-
                                    vided that no such deferral of interest payments may
                                    extend

                                    beyond the stated maturity of the Debentures.
                                    Accordingly, distribution payments on the Preferred
                                    Securities may not be deferred beyond the stated
                                    maturity of the Debentures. If Tower defers interest
                                    payments longer than one quarter, subject to certain
                                    exceptions, it will be prohibited from paying dividends
                                    on any of its capital stock and making certain other
                                    restricted payments until quarterly interest payments
                                    are resumed and all accumulated and unpaid interest on
                                    the Debentures is brought current. Tower will have the
                                    right to make partial payments of such interest during
                                    an Extension Period.

                                    The Debentures are convertible into shares of Common
                                    Stock at the option of the holders thereof at the
                                    conversion rate of 1.6280 shares of Common Stock for
                                    each $50 in principal amount of Debentures (equivalent
                                    to a conversion price of $30.713 per share of Common
                                    Stock), subject to certain adjustments set forth herein.
                                    So long as Preferred Securities remain outstanding,
                                    Tower will covenant not to convert Debentures except
                                    pursuant to a notice of conversion delivered to the
                                    Conversion Agent by a holder of Preferred Securities.

                                    In addition, on and after June 30, 2001, the Debentures
                                    are redeemable at the option of Tower at any time, in
                                    whole or in part, at the redemption prices set forth
                                    herein, together with accrued and unpaid interest to the
                                    date fixed for redemption. See "Description of the
                                    Debentures--Optional Redemption." The Debentures are
                                    also redeemable, in whole or in part, upon the
                                    occurrence and continuation of a Trust Tax Event. See
                                    "Description of the Preferred Securities--Trust Special
                                    Event Exchange or Redemption" and "Description of the
                                    Debentures--Optional Redemption."

                                    The payment of the principal of and interest on the
                                    Debentures is subordinated in right of payment to all
                                    Senior Debt of Tower. At September 30, 1998, the Company
                                    had outstanding Senior Debt aggregating approximately
                                    $200.0 million. The Company's obligations under the
                                    Debentures are also effectively subordinated to all
                                    existing and future obligations of the Company's
                                    subsidiaries. At September 30, 1998, the Company's
                                    subsidiaries had aggregate liabilities of $911.9 million
                                    (including trade payables). See "Risk Factors--The
                                    Parent's Obligations under the Guarantee and the
                                    Debentures are Unsecured and Subordinated" and "--The
                                    Parent's Obligations under the Guarantee and the
                                    Debentures are Structurally Subordinate to the Credi-
                                    tors of the Parent's Subsidiaries." While the Preferred
                                    Securities are outstanding, the Property Trustee will
                                    not have the right to amend the Subordinated Indenture
                                    or the terms of the Debentures in a way that adversely
                                    affects the holders of the Preferred Securities or to
                                    waive a Debenture Event of Default without the consent
                                    of holders of at least a majority in aggregate
                                    liquidation amount of the Preferred Securities and, in
                                    certain cases, the

                                    Common Securities then outstanding. See "Description of
                                    the Debentures--Modification of the Subordinated
                                    Indenture."

Use of Proceeds...................  The Selling Holders will receive all of the proceeds from any sale of the Offered Securities. Neither the
                                    Company nor the Issuer will receive any proceeds from
                                    the sale of the Offered Securities or upon conversion of
                                    the Preferred Securities.

Selling Holders...................  The Preferred Securities were originally issued and sold to Donaldson, Lufkin & Jenrette Securities Corporation,
                                    Robert W. Baird & Co. Incorporated, Merrill Lynch,
                                    Pierce, Fenner & Smith Incorporated, and PaineWebber
                                    Incorporated (the "Initial Purchasers"), and were
                                    simultaneously sold by the Initial Purchasers in
                                    transactions exempt from the registration requirements
                                    of the Securities Act to persons reasonably believed to
                                    be QIBs. The Selling Holders may from time to time offer
                                    and sell pursuant to this Prospectus any or all of the
                                    Offered Securities.

Global Certificate................  The Preferred Securities are represented by a global certificate registered in the name of Cede, as nominee
                                    for DTC. Beneficial interests in the Preferred
                                    Securities are evidenced by, and transfers thereof are
                                    effected only through, records maintained by the
                                    participants in DTC. Except as described herein,
                                    Preferred Securities in certificated form will not be
                                    issued in exchange for the global certificate or
                                    certificates. See "Description of the Preferred
                                    Securities--Form, Transfer, Exchange and Book-Entry
                                    Procedures."

Trading...........................  The Preferred Securities are not listed on any national stock exchange nor are they qualified for inclusion on
                                    the Nasdaq National Market. The Common Stock is traded
                                    on the NYSE under the symbol "TWR."

Risk Factors......................  Prospective purchasers of the Preferred Securities should carefully consider the specific risk factors
                                    relating to an investment in the Preferred Securities.
                                    See "Risk Factors."

                                  RISK FACTORS

    IN ANALYZING AN INVESTMENT IN THE PREFERRED SECURITIES OFFERED HEREBY, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, ALONG WITH THE OTHER MATTERS REFERRED TO HEREIN, THE RISK FACTORS DESCRIBED BELOW.

RISK FACTORS RELATING TO THE PREFERRED SECURITIES

THE PARENT'S OBLIGATIONS UNDER THE GUARANTEE AND THE DEBENTURES ARE UNSECURED
  AND SUBORDINATED

    The obligations of the Parent under the Guarantee issued by the Parent for the benefit of the holders of Preferred Securities are unsecured and rank subordinate and junior in right of payment to all other liabilities of the Parent and PARI PASSU with the most senior preferred stock, if any, issued from time to time by the Parent. The obligations of the Parent under the Debentures are subordinate and junior in right of payment to all present and future Senior Debt. At September 30, 1998, the Parent had outstanding approximately $200.0 million of Senior Debt. The ability of the Trust to pay amounts due on the Preferred Securities is solely dependent upon the Parent making payments on the Debentures as and when required. None of the Subordinated Indenture, the Guarantee or the Declaration places any limitation on the amount of secured or unsecured debt, including Senior Debt, that may be incurred by the Parent and its subsidiaries. See "Description of the Guarantee--Status of the Guarantee" and "Description of the Debentures--Subordination."

THE PARENT'S OBLIGATIONS UNDER THE GUARANTEE AND THE DEBENTURES ARE STRUCTURALLY
  SUBORDINATE TO THE CREDITORS OF THE PARENT'S SUBSIDIARIES

    The Parent is a holding company and its assets consists primarily of investments in its subsidiaries. The Debentures are obligations of the Parent exclusively. Since substantially all of the Parent's operations are conducted through subsidiaries, all of the Parent's cash flow and, consequently, its ability to satisfy obligations and service debt, including the Guarantee and the Debentures, is dependent upon the earnings of its subsidiaries and the transfer of funds by those subsidiaries to the Parent in the form of dividends or other transfers, supplemented with borrowings. The ability of these subsidiaries to make payments to the Parent in the future is subject to, among other things, applicable state corporate laws and contractual restrictions. State corporate law applicable to the Parent's subsidiaries generally prohibits the payment of dividends by any given subsidiary unless such subsidiary has capital surplus or net profits in the current or immediately preceding year. In addition, the payment of cash dividends to the Parent by such operating subsidiaries is prohibited by the terms of the Credit Agreement (subject to certain limited exceptions). The Credit Agreement has been amended to permit the distribution of cash from such subsidiaries to the Parent for the purpose of paying interest on the Debentures. The Parent is currently prohibited from redeeming the Debentures under the terms of the Credit Agreement. The indenture under which the Debentures were issued does not limit the ability of the Parent's subsidiaries to incur additional restrictions in the future. See "Description of Other Indebtedness--Credit Agreement."

    In addition, creditors of the Parent's subsidiaries would be entitled to a claim on the assets of such subsidiaries prior to any claims by the Parent. Consequently, in the event of a liquidation or reorganization of any subsidiary, creditors of such subsidiary are likely to be paid in full before any distribution is made to the Parent, except to the extent that the Parent itself is recognized as a creditor of such subsidiary, in which case the claims of the Parent would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Parent. At September 30, 1998, the Company's subsidiaries had aggregate liabilities of approximately $911.9 million (including trade payables). See "Description of the Preferred Securities--Distributions" and "Description of the Debentures--Option to Extend Interest Payment Period."

TOWER HAS THE OPTION TO EXTEND THE INTEREST PAYMENT PERIOD; POTENTIAL ADVERSE
  TAX CONSEQUENCES

    So long as there is no continuing event of default under the Debentures, Tower has the right under the Subordinated Indenture to defer the payment of interest on the Debentures beyond the regular quarterly period (the "Interest Payment Period") at any time or from time to time for a period not exceeding 20 consecutive quarters, provided that no such Extension Period may extend beyond the stated maturity of the Debentures. Upon the termination of any Extension Period and the payment on the Interest Payment Date (as defined herein) coinciding with or next following the end of such Extension Period (whichever is earlier) of all amounts then due to the persons in whose names the Debentures are registered at the close of business on the regular record date next preceding such Interest Payment Date, Tower may select a new Extension Period and terminate the payments of all amounts then due subject to the requirements described herein. As a consequence of any such deferral, quarterly distributions on the Preferred Securities by the Trust will be deferred (and the amount of distributions to which holders of the Preferred Securities are entitled will accumulate additional distributions) during any such Extension Period.

    Should an Extension Period occur, a holder of Preferred Securities will continue to accrue income (in the form of original issue discount ("OID")) in respect of its PRO RATA share of the deferred interest allowable to the Debentures held by the Trust for United States federal income tax purposes. As a result, a holder of Preferred Securities will include such income in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from the Trust if the holder disposes of the Preferred Securities prior to the record date for the payment of distributions. See "Description of Material Federal Income Tax Consequences--Interest Income and Original Issue Discount." Moreover, if a holder of Preferred Securities converts its Preferred Securities into Common Stock during an Extension Period, the holder will not receive any cash related to the deferred distribution. See "Description of the Preferred Securities--Distributions."

    Tower has no current intention of invoking an Extension Period. Should Tower elect to exercise such right in the future, however, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of Tower's right to invoke an Extension Period, the market price of the Preferred Securities (which represent preferred undivided beneficial interests in the Debentures) may be more volatile than the market prices of other securities that are not subject to such deferrals.

THE PREFERRED SECURITIES MAY BE EXCHANGED OR REDEEMED UPON A TRUST SPECIAL EVENT

    Under certain circumstances following the occurrence and continuation of a Trust Special Event (as defined herein), the Preferred Securities are subject to
(i) exchange in whole or in part, in the manner described herein, for the Debentures, which exchange will result in termination of the Trust and (ii) in the case of a Trust Tax Event (as defined herein), redemption in whole or in part, on or after June 30, 2001. See "Description of the Preferred Securities--Trust Special Event Exchange or Redemption."

    There can be no assurance as to the market prices for Preferred Securities or Debentures that may be distributed in exchange for Preferred Securities if a liquidation of the Trust occurs or if the Preferred Securities are exchanged for Debentures in connection with a Trust Special Event. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Debentures that a holder of Preferred Securities may receive on liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Debentures on dissolution of the Trust or if the Preferred Securities are exchanged for Debentures in connection with a Trust Special Event, prospective purchasers of Preferred Securities are also making an investment decision with regard to the

Debentures and should carefully consider all of the information contained herein regarding the Debentures. See "Description of the Preferred Securities--Trust Special Event Exchange or Redemption" and "Description of the
Debentures--General."

LIMITATIONS OF THE GUARANTEE

    Pursuant to the Guarantee, the Parent guarantees on a subordinated basis to the holders of the Preferred Securities the following payments, to the extent not paid by the Trust: (i) any accumulated and unpaid distributions required to be paid on the Preferred Securities to the extent that the Trust has funds on hand available therefor at such time; (ii) the redemption price with respect to any Preferred Securities called for redemption to the extent that the Trust has funds on hand available therefor at such time; and (iii) upon a voluntary or involuntary termination, dissolution, winding-up or liquidation of the Trust (unless the Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount of the Preferred Securities and all accumulated and unpaid distributions thereon to the date of payment to the extent that the Trust has funds on hand available therefor at such time and (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust.

    Pursuant to the Guarantee, the Parent agrees that it will honor all obligations described therein relating to the conversion or exchange of the Preferred Securities into or for Common Stock or Debentures.

    The holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trust Guarantee Trustee (as defined herein) in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Trust Guarantee Trustee under the Guarantee. If the Trust Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may institute a proceeding directly against the Parent to enforce its rights under the Guarantee without first instituting a proceeding against the Trust, the Trust Guarantee Trustee or any other person or entity. If the Parent were to default on its obligation to pay amounts payable under the Debentures, the Trust would lack funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amount. Instead, in the event a Debenture Event of Default shall have occurred and be continuing, a holder of Preferred Securities would be required to rely on enforcement by the Property Trustee of its rights as registered holder of Debentures against the Parent pursuant to the terms of the Subordinated Indenture and the Debentures. If, however, such event is attributable to the failure of the Parent to pay interest on or principal of the Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may directly institute a proceeding against the Parent for enforcement of payment to such holder of the interest on or principal of such Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Legal Action"). In connection with such Legal Action, the Parent will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Parent to such holder of Preferred Securities in such Legal Action. Except as set forth herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of Debentures or assert directly any other rights in respect of the Debentures. See "Description of the Preferred Securities-- Trust Enforcement Events; Notice" and "--Enforcement of Certain Rights by Holders of Preferred Securities" and "Description of the Guarantee." The Declaration provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Subordinated Indenture.

HOLDERS OF THE PREFERRED SECURITIES ARE LIMITED IN THEIR ABILITY TO ENFORCE
  CERTAIN RIGHTS

    If a Debenture Event of Default occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as the holder of the Debentures against the Parent. In addition, the holders of a majority in aggregate liquidation preference of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as holder of the Debentures. If the Property Trustee fails to enforce its rights as holder of the Debentures after a request therefor by a holder of Preferred Securities, such holder may proceed to enforce such rights directly against the Parent. Notwithstanding the foregoing, if a Debenture Event of Default occurs that results from the failure of the Parent to pay principal of or interest on the Debentures when due (or in the case of a redemption, on the redemption date), during the continuance of such an event of default a holder of Preferred Securities may institute a Legal Action against the Parent to obtain payment to such holder of such principal or interest on Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities owned of record by such holder. See "Description of the Preferred Securities--Trust Enforcement Events; Notice," "--Enforcement of Certain Rights by Holders of Preferred Securities" and "--Voting Rights; Amendment of the Declaration."

HOLDERS OF THE PREFERRED SECURITIES HAVE LIMITED VOTING RIGHTS

    Holders of the Preferred Securities generally have limited voting rights primarily in connection with directing the activities of the Property Trustee as the holder of the Debentures. Holders of the Preferred Securities are not entitled to vote to appoint, remove or replace the Property Trustee, which voting rights are vested exclusively in the Parent as holder of the Common Securities, provided that, upon the occurrence and during the continuance of a Trust Enforcement Event (as defined herein), the Property Trustee may be removed and a successor appointed only by the holders of a majority in liquidation amount of the Preferred Securities. The holders of a majority in liquidation amount of the Preferred Securities will, however, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or direct the exercise of any power conferred upon the Property Trustee including the right to direct the Property Trustee as holder of the Debentures, (i) to exercise the remedies available to it under the Subordinated Indenture as holder of the Debentures and (ii) to consent to any amendment, modification or termination of the Subordinated Indenture or the Debentures, where such consent shall be required. See "Description of the Preferred Securities--Voting Rights; Amendment of the Declaration."

THE PREFERRED SECURITIES, THE DEBENTURES AND THE GUARANTEE HAVE LIMITED
  COVENANTS

    The covenants in the indenture under which the Debentures were issued (the "Subordinated Indenture") are limited. Neither the Parent nor any of its subsidiaries is required under the Subordinated Indenture to meet any financial tests that measure the Company's working capital, interest coverage or net worth in order to comply with the terms of the Subordinated Indenture. In addition, there are no financial covenants relating to the Parent or any of its subsidiaries in the Declaration or the Guarantee. As a result, neither the Subordinated Indenture, the Declaration nor the Guarantee protects holders of Debentures or Preferred Securities in the event of a material adverse change in the Company's financial condition or results of operations, or limits the ability of the Parent or any subsidiary to incur additional indebtedness. Furthermore, neither the Subordinated Indenture, the Declaration nor the Guarantee contain any change of control provisions, nor do the Debentures have the benefit of any sinking fund payment by the Parent. Potential purchasers of the Preferred Securities should be aware that these underlying documents provide no protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect their interests.

THE COMPANY'S CLASSIFICATION OF THE DEBENTURES MAY BE CHALLENGED


    The Company has taken the position that the Debentures will be classified for United States Federal income tax purposes as indebtedness of the Company under current law, and, by acceptance of Preferred Securities, each holder covenants to treat the Debentures as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership interest in the Debentures. In the opinion of Kirkland & Ellis ("Tax Counsel"), the Debentures should be classified for United States federal income tax purposes as indebtedness of the Company under current law. Such opinion reflects Tax Counsel's judgment that, although the factors that favor classifying the Debentures as debt substantially outweigh the factors that favor classifying the Debentures as equity, it is possible (but not likely) that a court would conclude that the Debentures are properly classified as equity if presented with a challenge by the Internal Revenue Service (the "IRS") to the classification of the Debentures as debt. No assurance can be given that such a challenge will not occur. A successful IRS challenge to the classification of the Debentures as debt would prevent the Company from deducting the interest paid or accrued on the Debentures for United States Federal income tax purposes and could constitute a Trust Tax Event. Additionally, if the interest on the Debentures is not deductible it could adversely affect the Company's ability to make payments on the Debentures. Based on a petition filed in the United States Tax Court on April 22, 1998 by a taxpayer that is not related to the Company or the Issuer, the IRS has challenged the debt classification claimed by such taxpayer with respect to certain instruments issued by the taxpayer to entities that the taxpayer has treated as partnerships for U.S. federal income tax purposes, where such entities, in turn, issued preferred securities to investors. Although the overall transaction structure in that case appears similar to the overall structure of the transaction involving the Debentures and the Trust, potentially significant differences exist with respect to certain aspects of the two transactions. Hence, it is not possible to draw any conclusions from such IRS challenge regarding the likelihood that the IRS will challenge the classification of the Debentures as indebtedness. See "Description of Material Federal Income Tax Consequences--Classification of the Debentures."


TAX LEGISLATION MAY BE ENACTED THAT WOULD CONSTITUTE A TRUST TAX EVENT

    The Treasury Department has from time to time proposed legislation (the "Proposed Legislation") that, among other things, would treat as equity for United States federal income tax purposes certain debt instruments that are not shown as indebtedness on the consolidated balance sheet of the Trust. Such a proposal was included in President Clinton's Fiscal 1998 Budget Proposal but was not included in the Taxpayer Relief Act of 1997 or the IRS Restructuring and Reform Act of 1998. No assurance can be given that the Proposed Legislation will not ultimately be enacted in the future, that such future legislation would not have a retroactive effective date and that such future legislation would not prevent Tower from deducting interest on the Debentures. Such an event would constitute a Trust Tax Event and would permit the Trust to exchange the Preferred Securities, in whole or in part, for the Debentures or redeem, in whole or in part, the Preferred Securities and corresponding Debentures. See "Description of Material Federal Income Tax Consequences--Possible Tax Legislation."

PAYMENTS TO NON-UNITED STATES HOLDERS MAY BE REDUCED DUE TO UNITED STATES TAX
  WITHHOLDING REQUIREMENTS

    In the event that any United States taxes, duties or other governmental charges are required to be deducted or withheld from any payments by the Company to holders of Preferred Securities that are not United States persons, neither the Company nor the Issuer would be required to pay any additional amounts to such holders and, therefore, any such taxes, duties or charges would reduce the amounts received by such holders. See "Description of Material Federal Income Tax Consequences--United States Alien Holders."

THE PREFERRED SECURITIES MAY TRADE AT A DISCOUNT

    The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Debentures. A holder disposing of Preferred Securities between record dates for payments of distributions thereon will be required for United States federal income tax purposes to include accrued but unpaid interest on the Debentures through the date of disposition in income as ordinary income (i.e., original issue discount), and to add such amount to the adjusted tax basis in the holder's Preferred Securities. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of original issue discount, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Federal Income Tax Consequences--Sales of Preferred Securities."

A PUBLIC MARKET FOR THE PREFERRED SECURITIES MAY NOT DEVELOP; POTENTIAL TRANSFER
  RESTRICTIONS

    There can be no assurance that any market for the Preferred Securities will develop or, if one does develop, that it will be maintained. If an active market for the Preferred Securities fails to develop or be sustained, the trading price of the Preferred Securities could be adversely affected. The Preferred Securities could trade at prices that may be higher or lower than the price of any Preferred Securities purchased hereunder depending on many factors, including prevailing interest rates, the price of the Common Stock, the Company's operating results, any election by the Company to extend interest payment periods and the market for similar securities. Although the Issuer and the Company will use their best efforts to maintain the effectiveness of the Registration Statement of which this Prospectus forms a part for resales for a two year period beginning on the Original Offering Date, they will be entitled to restrict resales thereunder for limited periods under certain circumstances. If the Company determines that any disclosure in this Prospectus is false or misleading, or that additional disclosure is necessary to make the disclosure contained herein not misleading, the Company may issue a notice restricting the holders of Preferred Securities from using this Prospectus until such time that the Company amended or supplemented the Prospectus accordingly.

RISK FACTORS RELATING TO THE COMPANY

RISKS ASSOCIATED WITH LEVERAGE

    At September 30, 1998, the Company and its subsidiaries had total outstanding long-term indebtedness of (net of current maturities) approximately $577.9 million, or approximately 40.6% of the Company's total capitalization. In addition, as of September 30, 1998, the Company had the ability to incur additional indebtedness through borrowings of up to approximately $299.1 million under its bank credit agreement (the "Credit Agreement"), subject to the satisfaction of certain financial tests. See "Description of Other Indebtedness--Credit Agreement." The degree to which the Company is leveraged could have important consequences to the holders of the Preferred Securities, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be limited or impaired; (ii) the Company's operating flexibility with respect to certain matters is limited by covenants contained in the Credit Agreement, which limit the ability of the Company's operating subsidiaries to incur additional indebtedness and contingent liabilities, grant liens, pay dividends, make investments, prepay other indebtedness or engage in certain asset sales, acquisitions, joint ventures, mergers and consolidations; and (iii) the Company's degree of leverage may make it more vulnerable to economic downturns, may limit its ability to pursue other business opportunities and may reduce its flexibility in responding to changing business and economic conditions.

    The Company may seek growth through selective acquisitions. The Company could incur substantial indebtedness in connection with an acquisition, in which event the Company's leverage would be increased.

RELIANCE ON MAJOR CUSTOMERS AND SELECTED MODELS

    Ford, Chrysler and General Motors accounted for approximately 48%, 19% and 13%, respectively, of the Company's revenues during 1997. Although the Company has contracts with many of its customers, such contracts are open ended purchase orders for components on a specific vehicle and cover only a designated model year. Under such contracts, the customers inform the Company on a weekly basis as to the specific number of components to be shipped that week. Annual purchase orders are reissued to the Company at the beginning of the next model year. Historically, once the Company has been issued a purchase order for components on a particular vehicle model, it will provide those components until the vehicle is redesigned, generally five to seven years, however, there can be no assurance that this will continue to be the case. The loss of any one of its major customers or a significant decrease in demand for certain key models or a group of related models sold by any of its major customers could have a material adverse effect on the Company. There is substantial and continuing pressure from OEMs to reduce costs, including the cost of products purchased from outside suppliers such as the Company. Certain of the Company's products are sold under long-term agreements that require the Company to provide annual cost reductions to such purchasers (directly through price reductions or indirectly through suggestions regarding manufacturing efficiencies or other cost savings) by certain percentages each year. There can be no assurance that the Company will be able to generate such cost savings in the future. If the Company were unable to generate sufficient production cost savings in the future to offset such price reductions, the Company's gross margin could be adversely affected.

RISKS RELATED TO INDUSTRY CYCLICALITY AND SEASONALITY

    The automotive market is highly cyclical and is dependent on consumer spending. Economic factors adversely affecting automotive production and consumer spending could adversely impact the Company. In addition, the Company's business is somewhat seasonal. The Company typically experiences decreased revenue and operating income during the third quarter of each year due to the impact of OEM plant shutdowns in July and August for vacations and model changeovers.

RISKS RELATED TO LABOR DISTURBANCES

    Many OEMs and their suppliers have unionized work forces. Work stoppages or slow-downs experienced by OEMs or their suppliers could result in slow-downs or closures of assembly plants where the Company's products are included in assembled vehicles. In such an event, the Company's results of operations could be materially adversely affected. In mid 1998, GM experienced a seven week strike at certain of its production facilities due to a labor dispute between GM and the UAW. The Company estimates that this strike negatively impacted its revenues by approximately $15 million in the third quarter of 1998.

FAILURE TO REALIZE BENEFITS OF RECENT ACQUISITIONS AND JOINT VENTURES

    There can be no assurance that the anticipated benefits of the Company's recent acquisitions and joint ventures will be realized or that the combination of the Company and such companies will be successful. The Company completed the acquisition of Automotive Products Company ("APC") on April 18, 1997 and is currently in the process of integrating the operations of APC with the Company. There can be no assurance, however, that the Company will not experience difficulties in integrating the operations of APC with those of the Company or that the anticipated cost savings from such integration will be realized. The integration of APC will require the experience and expertise of certain key managers of the Company, which could divert their attention from other matters. The failure to successfully integrate acquired operations could have a material adverse effect on Tower's operations.

RISKS ASSOCIATED WITH OBTAINING BUSINESS FOR NEW AND REDESIGNED MODEL
  INTRODUCTIONS

    The Company principally competes for new business both at the beginning of the development of new models and upon the redesign of existing models by its major customers. New model development generally begins two to five years prior to the marketing of such models to the public. There can be no assurance that the Company will be successful in obtaining significant new business on new models and in supplying additional parts for existing models as they are redesigned by their customers. The failure of the Company to obtain new business on new models or to retain or increase business on redesigned existing models could adversely affect the Company.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

    Acquiring businesses that complement the Company's existing business has been and will continue to be an important element of the Company's strategy for achieving profitable growth. There can be no assurance that suitable acquisition candidates will be identified and acquired in the future, that financing for any such acquisitions will be available on satisfactory terms, that the Company will be able to accomplish its strategic objectives as a result of any such acquisition or that any business or assets acquired by the Company will be integrated successfully into the Company's operations. The Company is continually evaluating possible acquisitions and engages in discussions with acquisition candidates from time to time.

RISKS FROM COMPETITION

    The automotive components supply industry is highly competitive. Some of the competitors of the Company, including certain divisions of its OEM customers, are larger and have greater financial and other resources than the Company. There can be no assurance that the Company will be able to maintain its current competitive position and continue to supply its products to OEMs.

ANTI-TAKEOVER PROVISIONS COULD DELAY OR PREVENT A CHANGE IN CONTROL OR ADVERSELY
  IMPACT THE STOCK PRICE

    Certain provisions of the Company's Amended and Restated Certificate of Incorporation, which permit the Board of Directors to issue up to 5,000,000 shares of preferred stock without further stockholder approval, as well as certain provisions of the Delaware General Corporation Law, could have the effect of deterring hostile takeovers or delaying, deterring or preventing a change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over current market prices. In addition, the issuance of preferred stock to delay, deter or prevent a change of control could have an adverse effect on the market price of the Common Stock.

                                  THE COMPANY

GENERAL

    The Company is a leading designer and producer of structural components and assemblies used by the major OEMs, including Ford, Chrysler, General Motors, Honda, Toyota, Nissan, Mazda, Fiat, BMW, Volkswagen and Mercedes. The Company's current products include large structural stampings and assemblies, such as body pillars, full frame assemblies, chassis, suspension and floor pan components and engineered assemblies, such as hood and deck lid hinges and brake components. The Company believes it is the largest independent supplier of structural components and assemblies to the automotive market (based on net revenues).

    Since its inception in April 1993, the Company's revenues have grown rapidly through a focused strategy of internal growth and a highly disciplined acquisition program. During the last five years, the Company has successfully completed seven acquisitions and established joint ventures in Mexico and Brazil. As a result of such acquisitions and internal growth, the Company's revenues have increased from approximately $86 million in 1993 to approximately $1.5 billion in 1997 on a pro forma basis, representing a compound annual growth rate of approximately 104%. The Company's North American content per vehicle has increased from $6.23 in 1993 to $87.92 in 1997 on a pro forma basis.

    The Company operates in the large and highly fragmented structural segment of the automotive supply industry, which has continued to undergo significant consolidation. In order to lower costs and improve quality, OEMs are reducing their supplier base by awarding sole-source contracts to full-service suppliers who are able to supply larger portions of a vehicle on a global basis. OEMs' criteria for supplier selection include not only cost, quality and responsiveness, but also full-service design, engineering and program management capabilities. OEMs are increasingly seeking suppliers capable of providing complete systems or modules rather than suppliers who only provide separate component parts. In addition, OEMs are increasingly requiring their suppliers to have the capability to design and manufacture their products in multiple geographic markets. As a full-service supplier with strong OEM relationships, the Company expects to continue to benefit from these trends within the structural segment of the automotive supply industry.

ACQUISITIONS

    The Company was formed to acquire R.J. Tower Corporation (the
"Predecessor"), the acquisition of which was completed in April 1993 (the "R.J. Tower Acquisition") for an aggregate cost of approximately $26 million. Since the R.J. Tower Acquisition, the Company has successfully completed seven strategic acquisitions and established two joint ventures.

    IMAR AND OSLAMT. In July 1998, the Company acquired IMAR s.r.l. ("IMAR") and OSLAMT S.p.A. ("OSLAMT"). IMAR designs and manufactures structural parts and assemblies from two facilities in Italy, primarily for Fiat. OSLAMT designs and manufactures tools and assemblies for the automotive market from its facility in Turin, Italy. The purchase price consisted of approximately $32.5 million in cash plus the assumption of approximately $17 million of indebtedness with an additional amount of up to $15 million payable if IMAR achieves certain operating targets.

    CATERINA. In March 1998, the Company acquired a 40 percent equity interest in Metalurgica Caterina S.A. ("Caterina"), a supplier of structural stampings and assemblies to the Brazilian automotive market. This investment (i) provided the Company with a substantial manufacturing presence in one of the fastest growing automotive markets in the world and (ii) added Volkswagen and Mercedes as new customers. The Company has the option through the first quarter of 2000 to purchase the remaining 60 percent equity interest in Caterina. The Company paid approximately $48 million for its initial equity interest.

    METALSA. In October 1997, the Company acquired a 40 percent equity interest in Metalsa S. de R.L. ("Metalsa"). In addition, the Company has entered into a technology sharing arrangement which will allow it to utilize the latest available product and process technology. Metalsa is the largest supplier of vehicle frames and structures in Mexico. The Company paid approximately $120 million for its equity interest with an additional amount of up to $45 million payable based upon Metalsa's future net earnings.

    SIMES. In May 1997, the Company acquired Societa Industria Meccanica e Stampaggio S.p.A. ("SIMES"), an Italian automotive parts manufacturer, for approximately $50.7 million in cash, plus up to an additional $3.0 million is SIMES achieves certain operating targets following the acquisition. The acquisition of SIMES (i) significantly expanded the Company's global capabilities by providing the Company with a manufacturing presence in Europe,
(ii) added Fiat as a new customer and (iii) enhanced the Company's design and engineering capabilities. SIMES generated revenues of approximately $70.0 million during its last fiscal year, with Fiat representing substantially all of such revenues.

    APC. In April 1997, the Company acquired APC from A.O. Smith Corporation for approximately $700 million in cash (which included management's estimate of certain post-closing adjustments associated with the net assets of APC at closing). APC is a leading designer and producer of structural and suspension components for the automotive, light truck and heavy truck markets. The Company believes that the acquisition of APC provided it with several strategic benefits, including: (i) expanded product offerings and modular product opportunities; (ii) increased customer penetration within each of the three major North American OEMs and within certain Transplants; (iii) increased penetration in the light truck segment and other key models; (iv) complementary new technology; (v) opportunities to reduce costs and improve operational efficiency; and (vi) an expanded presence in China, Japan and South America, which complemented the Company's current European initiatives to provide expanded global production capabilities for both North American and international OEMs. APC had revenues of $863.0 million in 1996.

    MSTI. In May 1996, the Company acquired MascoTech Stamping Technologies, Inc. ("MSTI") from MascoTech, Inc. ("MascoTech") for approximately $79 million (including the payment of related fees and expenses), plus additional earn-out payments if certain operating targets are achieved by the MSTI facilities in the first three years following the acquisition. The acquisition of MSTI: (i) expanded the Company's product capabilities into chassis and suspension components; (ii) provided chassis and suspension technology as well as value-added processing technologies including assembling, painting and welding; and (iii) increased the Company's content per vehicle on key light truck and sport utility vehicles such as the Ford F-Series, Explorer and Windstar and the Chrysler Ram and Dakota as well as on high volume passenger cars such as the Ford Taurus/Sable. MSTI had revenues of $152.9 million in 1995.

    TRYLON. In January 1996, the Company acquired Trylon Corporation ("Trylon") from MascoTech for approximately $25 million in cash, including transaction costs. The acquisition of Trylon: (i) broadened the Company's product offerings to include small, precision metal stampings and assemblies, which were previously outsourced to third parties; (ii) established a relationship between the Company and General Motors; and (iii) increased content on Ford models, primarily the Villager. Trylon generated $47.9 million in revenues in 1995.

    KALAMAZOO. In June 1994, the Company acquired Kalamazoo Stamping and Die Company ("Kalamazoo"), a supplier of structural stampings and assemblies, for approximately $12 million in cash. The acquisition of Kalamazoo added additional structural components to the Company's product offerings and increased model penetration with Ford.

    EDGEWOOD. In May 1994, the Company acquired Edgewood Tool and Manufacturing Company and its affiliate, Ann Arbor Assembly Corporation (collectively, "Edgewood") for approximately $30 million in aggregate consideration. Edgewood is a leading supplier of hood and deck lid hinges as well as structural stampings and assemblies. The acquisition of Edgewood: (i) added engineered mechanical stampings, primarily hood and deck lid hinges, and additional structural components to the Company's product offerings; (ii) increased model penetration with the Company's existing customers; and (iii) provided the Company with a significant new customer, Mazda.

                                USE OF PROCEEDS

    The Selling Holders will receive all of the proceeds from any sale of the Offered Securities. Neither the Company nor the Issuer will receive any proceeds from the sale of the Offered Securities or upon conversion of the Preferred Securities.

    The net proceeds to the Issuer from the Original Offering were approximately $248.3 million. All of such proceeds were invested in the Debentures, the proceeds of which were used by the Company to repay borrowings under the Credit Agreement.

    The Credit Agreement has a scheduled final maturity in April 2003 and bears interest at a rate per annum equal to, at the Company's option, the principal lender's Base Rate or the reserve adjusted LIBOR Rate plus a margin ranging from 17 to 50 basis points, depending upon the ratio of the consolidated indebtedness of the Company to its total capitalization. The weighted average interest rate for such borrowings was 6.7% at September 30, 1998. During the Company's last fiscal year, borrowings under the Credit Agreement were used to finance working capital, capital expenditures, the acquisitions of SIMES and Caterina and a portion of the acquisition of APC. See "Description of Other Indebtedness--Credit Agreement."

    The Company is continually evaluating possible acquisitions and engages in discussions with acquisition candidates from time to time. The Company does not currently have any pending acquisitions that are probable.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    All statements, other than statements of historical fact, included in this Prospectus or incorporated by reference herein, including without limitation the statements under "Prospectus Summary" and "The Company" are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect," "intends" and similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management as well as on assumptions made by and information currently available to the Company at the time such statements were made. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including factors which are outside the control of the Company, such as risks relating to: (i) the degree to which the Company is leveraged; (ii) the Company's reliance on major customers and selected models; (iii) the cyclicality and seasonality of the automotive market; (iv) the failure to realize the benefits of recent acquisitions and joint ventures; (v) obtaining new business on new and redesigned models; (vi) the Company's ability to continue to implement its acquisition strategy; (vii) the highly competitive nature of the automotive supply industry; and (viii) such other factors noted in this Prospectus with respect to the Company's businesses. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

                              ACCOUNTING TREATMENT

    For financial reporting purposes, the Trust is treated as a subsidiary of the Company and, accordingly, the accounts of the Trust are included in the consolidated financial statements of Tower. The Preferred Securities are presented as a separate line item in the consolidated balance sheet of Tower entitled "company-obligated mandatorily redeemable convertible trust preferred securities of financing trust" and appropriate disclosures about the Preferred Securities, the Guarantee and the Debentures are included in the notes to Tower's consolidated financial statements. For financial reporting purposes, Tower will reflect the Distributions payable on the Preferred Securities, net of income tax benefits, as a minority interest in its consolidated statement of operations.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)


    The following table sets forth the Company's ratio of earnings to fixed charges on a historical basis for each of the periods presented:

                                      PREDECESSOR                                    COMPANY
                                     -------------  --------------------------------------------------------------------------
                                      JANUARY 1,                                      YEAR ENDED DECEMBER 31,
                                        1993 TO     APRIL 15, 1993   ---------------------------------------------------------
                                       APRIL 14,      TO DECEMBER                                                  PRO FORMA
                                        1993(2)        31, 1993        1994       1995       1996       1997        1997(3)
                                     -------------  ---------------  ---------  ---------  ---------  ---------  -------------
Ratio of earnings to fixed charges
  (1)..............................        20.3x            6.9x          6.3x       6.2x       5.0x       2.6x         1.5x

                                     SIX MONTHS
                                     ENDED JUNE
                                            30,
                                        1998
                                     -----------
Ratio of earnings to fixed charges
  (1)..............................        2.8x

------------------------

(1) Calculated by dividing earnings by total fixed charges. Earnings consist of net income plus income taxes and fixed charges excluding capitalized interest and minority interest. Fixed charges consist of interest expense, whether expensed or capitalized, minority interest, amortization of debt expense and the portion of rental expense determined to be interest. The interest factor of rental expense has been calculated using a rate implied pursuant to the terms of the rental agreements. For the periods presented, the interest factor ranged from 30% to 50% of the total rental expense.

(2) On April 15, 1993, the Company acquired the Predecessor. Accordingly, information of the Predecessor for the three and one-half month period ended April 14, 1993, is not comparable to the information of the Company for the periods thereafter due to the effects of certain purchase accounting adjustments and financing transactions.

(3) See "Unaudited Pro Forma Financial Statements."

                         TOWER AUTOMOTIVE CAPITAL TRUST

    Tower Automotive Capital Trust (the "Trust") is a statutory business trust formed under Delaware law pursuant to (i) an original declaration of trust, as amended and restated (the "Declaration") executed by Tower, as sponsor of the Trust (the "Sponsor"), the Delaware Trustee (as defined herein) and the Regular Trustees (as defined herein) of the Trust and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware. The Company owns Common Securities in an aggregate liquidation amount equal to 3.0% of the total capital of the Trust. The Common Securities rank PARI PASSU, and payment will be made thereon PRO RATA, with the Preferred Securities, except that, upon the occurrence and during the continuance of a Debenture Event of Default or a default by Tower under the Guarantee, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise are subordinated to the rights of the holders of the Preferred Securities. The sole assets of the Trust consists of the Debentures. The Trust exists for the exclusive purpose of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Debentures and (iii) engaging in only those other activities necessary or incidental thereto.

    The Trust currently has five trustees. A majority of the trustees of the Trust are individuals who are employees or officers of or who are affiliated with Tower (the "Administrative Trustees"). Pursuant to the Declaration, the number of Administrative Trustees initially is three. The fourth trustee is a financial institution that is unaffiliated with Tower and that acts as property trustee and indenture trustee (the "Property Trustee" and, together with the Administrative Trustees, the "Regular Trustees") for purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The fifth trustee is an entity that maintains its principal place of business in the State of Delaware (the "Delaware Trustee"). The First National Bank of Chicago serves as the Property Trustee and First Chicago Delaware Inc., a Delaware banking corporation and an affiliate of The First National Bank of Chicago, serves as the Delaware Trustee until, in each case, removed or replaced by the Administrative Trustees. The First National Bank of Chicago also acts as indenture trustee under the Guarantee (the "Trust Guarantee Trustee") and under the Subordinated Indenture (the "Subordinated Debt Trustee"). See "Description of the Guarantee" and "Description of the Preferred Securities."

    The Property Trustee will hold title to the Debentures for the benefit of the holders of the Trust Securities, and the Property Trustee has the power to exercise all rights, powers and privileges under the Subordinated Indenture as the holder of the Debentures. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Debentures for the benefit of the holders of Trust Securities. Tower, as the holder of all of the Common Securities, has the right to appoint, remove or replace any of the Regular Trustees and the Delaware Trustee and to increase or decrease the number of Regular Trustees (except that upon the occurrence and during the continuance of a Trust Enforcement Event, the Property Trustee may be removed and a successor appointed only by the holders of a majority in liquidation amount of the Preferred Securities), provided that the number of Regular Trustees must be at least three, the majority of which shall be Administrative Trustees. Tower is required to pay all fees and expenses related to the Trust. See "Description of the Debentures."

    The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, if any, are as set forth in the Declaration and the Delaware Business Trust Act, as amended (the "Trust Act"). The Declaration, the Indenture and the Guarantee also incorporate by reference the terms of the Trust Indenture Act. See "Description of the Preferred Securities." At the time the Registration Statement of which this Prospectus forms a part was declared effective by the Commission, the Declaration, the Subordinated Indenture and the Guarantee were qualified under the Trust Indenture Act. The Property Trustee will act as indenture trustee for the Debentures, the Declaration and the Guarantee for purposes of complying with the Trust Indenture Act.

    The place of business and telephone number of the Trust are the principal executive offices and telephone number of Tower.

                    DESCRIPTION OF THE PREFERRED SECURITIES

    This summary of certain provisions of the Preferred Securities and the Declaration does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Declaration (a copy of which is filed as an exhibit to this Registration Statement of which this Prospectus forms a part), the Trust Act and the Trust Indenture Act, which is incorporated by reference in the Declaration. Wherever particular defined terms of the Declaration are referred to herein, such defined terms are incorporated herein by reference. As used in this section, the "Company" or "Tower" refers to Tower Automotive, Inc., exclusive of its subsidiaries.

GENERAL

    Pursuant to the terms of the Declaration, the Administrative Trustees, on behalf of the Trust, issued the Preferred Securities and the Common Securities on the Original Offering Date. The Preferred Securities represent preferred undivided beneficial interests in the assets of the Trust and the Common Securities represent undivided subordinated beneficial interests in the assets of the Trust.

    All of the Common Securities are owned by Tower. The Preferred Securities rank PARI PASSU, and payments will be made thereon PRO RATA, with the Common Securities except as described under the caption "--Subordination of Common Securities." Legal title to the Debentures is held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. The payment of distributions out of money held by the Trust, and payments upon redemption of the Preferred Securities or liquidation of the Trust, are guaranteed by Tower to the extent described under "Description of the Guarantee." The Guarantee is held by The First National Bank of Chicago, as the Trust Guarantee Trustee, for the benefit of the holders of the Preferred Securities. The Guarantee does not cover payment of distributions when the Trust does not have sufficient available funds to pay such distributions. The remedy of a holder of Preferred Securities in such an event is as described under the captions "--Trust Enforcement Events; Notice," "--Enforcement of Certain Rights by Holders of Preferred Securities" and "--Voting Rights; Amendment of the Declaration" below.

DISTRIBUTIONS

    Distributions on the Preferred Securities are payable at the annual rate of 6 3/4% of the liquidation amount of $50 per Preferred Security. Distributions will accumulate from the Original Offering Date and are payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year to holders of record on the applicable record date, commencing September 30, 1998 when, as and if available for payment by the Property Trustee, except as otherwise described below. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which distributions are payable on the Preferred Securities is not a Business Day, the payment of the distributions payable on such date will be made on the next succeeding day that is a Business Day and without any additional distributions or other payment in respect of any such delay, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such payment date (each date on which distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" is defined to mean any day other than a Saturday or a Sunday, or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Subordinated Debt Trustee is closed for business.

    So long as no Debenture Event of Default has occurred and is continuing, Tower has the right under the Subordinated Indenture to defer the payment of interest on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the stated maturity of the Debentures. As a consequence of any such election, quarterly distributions on the Preferred Securities will be deferred by the Trust during any such Extension Period. Distributions to which holders of the Preferred Securities are entitled will accumulate additional distributions thereon at the rate per annum set forth herein, compounded quarterly from the relevant Distribution Date. The term "distributions" as used herein shall include any such additional distributions. During any such Extension Period, Tower may not, and may not cause any of its subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of Tower's capital stock (except for (x) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, its capital stock and conversions or exchanges of common stock of one class into common stock of another class and (y) redemptions or purchases of any rights pursuant to a rights agreement and the issuance of capital stock pursuant to such rights) or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of Tower that rank PARI PASSU with or junior to the Debentures (other than (a) any redemption, liquidation, interest, principal or guarantee payment by Tower where the payment is made by way of securities (including capital stock) that rank PARI PASSU with or junior to the securities on which such, redemption, liquidation, interest, principal or guarantee payment is being made; (b) payments under the Guarantees; (c) purchases of Common Stock related to the issuance of Common Stock under any of Tower's benefit plans for its directors, officers or employees; (d) as a result of a reclassification of Tower's capital stock or the exchange or conversion of one series or class of Tower's capital stock for another series or class of Tower's capital stock; (e) the purchase of fractional interests in shares of Tower's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and (f) redemptions or purchases pursuant to a rights agreement and the issuance of capital stock pursuant to such rights). Prior to the termination of any such Extension Period, Tower may further extend such Extension Period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the stated maturity of the Debentures. Upon the termination of any such Extension Period and the payment on the next Interest Payment Date coinciding with or next following the end of such Extension Period (whichever is earliest) of all amounts then due to the persons in whose names the Debentures are registered at the close of business on the regular record date next preceding such Interest Payment Date, Tower may elect to begin a new Extension Period. See "Description of the Debentures--Option to Extend Interest Payment Period" and "Description of Material Federal Income Tax Consequences--Interest Income and Original Issue Discount."

    Tower has no current intention of invoking an Extension Period.

    Distributions with respect to the Preferred Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions in the Property Account. The funds of the Trust available for distribution to holders of the Preferred Securities will be limited to payments under the Debentures in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. See "Description of the Debentures." If Tower does not make interest payments on such Debentures, the Property Trustee will not have funds available to pay distributions on the Preferred Securities. The payment of distributions (if and to the extent the Trust has funds on hand available for the payment of such distributions) is guaranteed by Tower as set forth herein under the caption "Description of the Guarantee."

    Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of the Trust on the relevant record dates, which shall be the fifteenth day (whether or not a Business Day) of the month of the relevant Distribution Date. As long as the Preferred Securities remain in book-entry form, subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under the caption "--Form, Transfer, Exchange and Book-Entry Procedures."

CONVERSION RIGHTS

    The Preferred Securities are convertible at any time after 90 days following the Original Offering Date through the maturity date of the Debentures (or, in the case of Preferred Securities called for redemption, prior to the close of business on the Business Day prior to the Redemption Date) (the "Conversion Expiration Date") at the option of the holder thereof and in the manner described below, into shares of Common Stock at the conversion rate of 1.6280 shares of Common Stock for each Preferred Security (equivalent to a purchase price of $30.713 per share of Common Stock), subject to adjustment as described under the caption "--Conversion Price Adjustments" below.

    A holder of Preferred Securities wishing to exercise its conversion right shall surrender such Preferred Securities, together with an irrevocable conversion notice to the Property Trustee, as Conversion Agent, or to such other agent appointed for such purpose, which shall, on behalf of such holder, exchange the Preferred Securities for a portion of the Debentures and immediately convert such Debentures into Common Stock. So long as a book-entry system for the Preferred Securities is in effect, however, the procedures for converting the Preferred Securities that are in the form of Global Certificates into shares of Common Stock will be as described under the caption "--Form, Transfer, Exchange and Book-Entry Procedures." Tower's delivery upon conversion of the fixed number of shares of Common Stock into which the Debentures are convertible (together with the cash payment, if any, in lieu of any fractional shares) shall be deemed to satisfy Tower's obligation to pay the principal amount at maturity of the portion of the Debentures so converted and any unpaid interest accrued on such Debentures at the time of such conversion. For a discussion of the taxation of such an exchange to holders, including the possibility that holders who exchange their Preferred Securities for Common Stock may be subject to additional income tax to the extent of accrued but unpaid interest on the Debentures upon a conversion into Common Stock, see "Description of Material Federal Income Tax Consequences--Conversion of Preferred Securities into Common Stock." Holders of book-entry interests in Preferred Securities may obtain copies of the required form of the conversion notice from the Conversion Agent. With respect to certificated Trust Securities, the form of Notice of Conversion is included in the certificate.

    Accumulated distributions will not be paid on Preferred Securities that are converted; provided, however, that holders of Preferred Securities at the close of business on a distribution payment record date will be entitled to receive the distribution payable, in cash, on such Preferred Securities on the corresponding Distribution Date notwithstanding the conversion of such Preferred Securities on or subsequent to such distribution record date but prior to such Distribution Date. Except as provided in the immediately preceding sentence, the Trust will make no payment or allowance for accumulated and unpaid distributions, whether or not in arrears, on converted Preferred Securities. Tower will make no payment or allowance for dividends on the shares of Common Stock issued upon such conversion. Each conversion will be deemed to have been effected immediately prior to the close of business on the day on which proper notice was received by the Conversion Agent.

    Shares of Common Stock issued upon conversion of Preferred Securities will be validly issued, fully paid and non-assessable. No fractional shares of Common Stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid in cash. See "Description of Capital Stock."

CONVERSION PRICE ADJUSTMENTS

    GENERAL. The conversion price is subject to adjustment in certain events including, without duplication: (i) the payment of dividends (and other distributions) payable exclusively in Common Stock on Common Stock; (ii) the issuance to all holders of Common Stock of rights or warrants entitling holders of such rights or warrants (for a period not exceeding 45 days) to subscribe for or purchase Common Stock at less than the then Current Market Price (as defined herein); (iii) subdivisions and combinations of its outstanding Common Stock;
(iv) reclassification of the Common Stock into shares of Common Stock and securities other than shares of Common Stock not constituting a Fundamental Change; (v) the payment of dividends (and other distributions) to all holders of Common Stock consisting of evidences of indebtedness of Tower, securities or capital stock, cash or assets (but excluding those rights or warrants referred to above in clause (ii) and dividends and distributions paid exclusively in cash); (vi) the payment of dividends (and other distributions) on Common Stock paid exclusively in cash, excluding (A) quarterly cash dividends that do not exceed the per share amount of the immediately preceding regular quarterly cash dividend (as adjusted to reflect any of the events referred to in clauses (i) through (vii) of this sentence), and (B) cash dividends if the annualized per share amount thereof does not exceed 12.5% of the last sale price of Common Stock, as reported on the NYSE, on the trading day immediately preceding the date of declaration of such dividend (such adjustment being limited to the amount in excess of 12.5% of such Current Market Price); and (vii) payment in respect of a tender or exchange offer (other than an odd-lot offer) by Tower or any subsidiary of Tower for Common Stock in excess of 110% of the Current Market Price of Common Stock on the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer.

    Tower from time to time may reduce the conversion price of the Debentures (and thus the conversion price of the Preferred Securities) by any amount selected by Tower (and determined by Tower's Board of Directors to be in Tower's best interests) for any period of at least 20 days, in which case Tower shall give at least 15 days' notice of such reduction. Tower may, at its option, also make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors of Tower deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Description of Material Federal Income Tax Consequences--Adjustment of Conversion Price."

    No adjustment of the conversion price will be made upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of Tower and the investment of additional optional amounts in shares of Common Stock under any such plan, or the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee benefit plan or program of Tower or pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security which does not constitute an issuance to all holders of Common Stock (or a class thereof) of rights or warrants entitling holders of such rights or warrants to subscribe for or purchase Common Stock at less than the Current Market Price. There shall also be no adjustment of the conversion price in case of the issuance of any Common Stock (or securities convertible into or exchangeable for Common Stock), except as specifically described above. If any action would require adjustment of the conversion price pursuant to more than one of the anti-dilution provisions, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to holders of the Preferred Securities. No adjustment in the conversion price will be required unless such adjustment would require an increase or decrease of at least 1% of the conversion price, but any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

    MERGER, CONSOLIDATION OR SALE OF ASSETS OF TOWER. In the event that Tower is a party to any transaction (including, without limitation, a merger other than a merger that does not result in a reclassification, conversion, exchange or cancellation of Common Stock), consolidation, sale of all or substantially all of the assets of Tower, recapitalization, holding company reorganization (whether pursuant to Section 251(g) of the Delaware General Corporation Law or otherwise) or reclassification of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination of Common Stock) or any compulsory share exchange (each of the foregoing being referred to as a "Transaction"), in each case, as a result of which shares of Common Stock shall be converted into the right to receive, or shall be exchanged for:

    (i) in the case of any Transaction other than a Transaction involving a Stock Fundamental Change (as defined herein) (and subject to funds being legally available for such purpose under applicable law at the time of such conversion), securities, cash or other property, each Preferred Security shall thereafter be convertible into the kind and, in the case of a Transaction which does not involve a Fundamental Change (as defined herein), amount of securities, cash and other property receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which a Preferred Security was convertible immediately prior to such Transaction (and subject to funds being legally available for such purpose under applicable law at the time of such conversion), or

    (ii) in the case of a Transaction involving a Stock Fundamental Change, each Preferred Security shall thereafter be convertible (in the manner described herein) into common stock of the kind received by holders of Common Stock (but in each case after giving effect to any adjustment discussed below relating to a Fundamental Change if such Transaction constitutes a Fundamental Change).

    The holders of Preferred Securities have no voting rights with respect to any Transaction described in this section. If any Fundamental Change occurs, then the conversion price in effect will be adjusted immediately after such Fundamental Change as described below. In addition, in the event of a Stock Fundamental Change, each Preferred Security shall be convertible solely into common stock of the kind received by holders of Common Stock as a result of such Stock Fundamental Change.

    The conversion price in the case of any Fundamental Change will be adjusted immediately after such Fundamental Change:

    (i) in the case of a Non-Stock Fundamental Change (as defined herein), the conversion price of the Preferred Securities immediately following such Non-Stock Fundamental Change will be the lower of (A) the conversion price in effect immediately prior to such Non-Stock Fundamental Change (after giving effect to any other adjustments effected pursuant to the preceding paragraphs) and (B) the product of (1) the greater of the Applicable Price (as defined herein) and the then applicable Reference Market Price (as defined herein) and (2) a fraction, of which the numerator is 100 and of which the denominator will be an amount based on the date such Non-Stock Fundamental Change occurs. For the 12-month period beginning June 30, 1998 (and during the period from June 9, 1998 to June 29, 1998) the denominator will be 106.75, and the denominator will decrease by 0.675 during each successive 12-month period; provided, that the denominator shall in no event be less than 100.0.

    (ii) in the case of a Stock Fundamental Change (as defined herein), the conversion price of the Preferred Securities immediately following such Stock Fundamental Change will be the conversion price in effect immediately prior to such Stock Fundamental Change (after giving effect to any adjustments effected pursuant to the preceding paragraphs) as adjusted by multiplying such conversion price by a fraction, of which the numerator will be the Purchaser Stock Price (as defined herein) and of which the denominator will be the Applicable Price; provided, however, that in the event of a holding company reorganization of the Company (whether affected in accordance with Section 251(g) of the Delaware General Corporation Law or otherwise) or in the event of a Stock Fundamental Change in which (A) 100% of the value of the consideration received by a holder of Common Stock is common stock of the successor, acquiror, or other third party (and cash, if any, is paid only with respect to any fractional interests in such common stock resulting from such Stock Fundamental Change) and (B) all Common Stock will have been exchanged for, converted into, or acquired for common stock (and cash with respect to fractional interests) of the successor, acquiror, or other third party, the conversion price of the Preferred Securities immediately following such Stock Fundamental Change will be the conversion price in effect immediately prior to such Stock Fundamental Change as adjusted by multiplying such conversion price by a fraction, of which the numerator will be one and of which the denominator will be the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of Common Stock as a result of such Stock Fundamental Change.

    Depending upon whether a Fundamental Change is a Non-Stock Fundamental Change or a Stock Fundamental Change, a holder may receive significantly different consideration upon conversion. In the event of a Non-Stock Fundamental Change, the holder has the right to convert Preferred Securities into the kind and amount of the shares of stock and other securities or property or assets (including cash), except as otherwise provided above, as is determined by the number of shares of Common Stock receivable upon conversion at the conversion price as adjusted in accordance with clause (i) of the preceding paragraph. However, in the event of a Stock Fundamental Change in which less than 100% of the value of the consideration received by a holder of Common Stock is common stock of the successor, acquiror or other third party, a holder of a Preferred Security who converts such share following the Stock Fundamental Change will receive consideration in the form of such common stock only, whereas a holder who converted such share prior to the Stock Fundamental Change would have received consideration in the form of such common stock as well as any other securities or assets (which may include cash) issuable upon conversion of such Preferred Security immediately prior to such Stock Fundamental Change.

    The foregoing conversion price adjustments are designed, in certain circumstances, to reduce the conversion price that would be applicable in a Fundamental Change where all or substantially all the Common Stock is converted into securities, cash or property and not more than 50% of the value received by the holders of Common Stock consists of stock listed or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market. Such reduction would result in an increase in the amount of the securities, cash, or property into which each Preferred Security is convertible over that which would have been obtained in the absence of such conversion price adjustments.

    In a Non-Stock Fundamental Change where the initial value received per share of Common Stock (measured as described in the definition of Applicable Price) is lower than the then applicable conversion price of a Preferred Security but greater than or equal to the Reference Market Price, the conversion price will be adjusted as described above with the effect that each Preferred Security will be convertible into securities, cash or property of the same type received by the holders of Common Stock in the Transaction but in an amount per Preferred Security that would at the time of the Transaction have had a value equal to the then applicable redemption price per Preferred Security set forth under the caption "--Optional Redemption" below.

    In a Non-Stock Fundamental Change where the initial value received per share of Common Stock (measured as described in the definition of Applicable Price) is lower than both the conversion price of a Preferred Security in effect prior to any adjustment described above and the Reference Market Price, the conversion price will be adjusted as described above but calculated as though such initial value had been the Reference Market Price.

    In a Stock Fundamental Change, the foregoing adjustments are designed to provide in effect that (a) where Common Stock is converted partly into such common stock and partly into other securities, cash, or property, each Preferred Security will be convertible solely into a number of shares of such common stock determined so that the initial value of such shares (measured as described in the definition of Purchaser Stock Price) equals the value of the shares of Common Stock into which such Preferred Security was convertible immediately before the Transaction (measured as aforesaid) and (b) where the Common Stock is converted solely into such common stock, each Preferred Security will be convertible into the same number of shares of such common stock receivable by a holder of the number of shares of Common Stock into which such Preferred Security was convertible immediately before such Transaction.

    The term "Applicable Price" means (i) in the case of a Non-Stock Fundamental Change in which the holders of the Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Non-Stock Fundamental Change or any Stock Fundamental Change, the average of the Closing Prices (as defined herein) for the Common Stock during the 10 trading days prior to the record date for determination of the holders of Common Stock entitled to receive such securities, cash, or other property in connection with such Non-Stock Fundamental Change or Stock Fundamental Change or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such securities, cash, or other property (such record date or distribution date being hereinafter referred to as the "Entitlement Date"), in each case as adjusted in good faith by Tower to appropriately reflect any of the events referred to in clauses (i) through (vi) of the first paragraph under "--Conversion Price Adjustments-General."

    The term "Closing Price" means on any day the reported last sale price on such day or, in case no sale takes place on such day, the average of the reported closing bid and asked prices in each case on the NYSE Composite Tape or, if the stock is not traded on the NYSE, on the principal national securities exchange or quotation system on which such stock is listed or admitted to trading, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices of such stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or, if not so available in such manner, as furnished by the NASD member firm, selected by the Board of Directors of Tower for that purpose or, if not so available in such manner, as otherwise determined in good faith by the Board of Directors of Tower.

    The term "Current Market Price" of Common Stock means the average of the last reported sale prices, regular way, for the 10-day period ending on the date of such determination, or if no sale takes place on any such day, the average of the reported closing bid and asked prices on such days, regular way, in either case as reported on the NYSE Composite Tape, or, if the Common Stock is not listed or admitted to trading on the NYSE on such day, on the principal national securities exchange or quotation system on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average closing bid and asked prices of the Common Stock in the over-the-counter market for such 10-day period as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or, if not so available, in such manner, as furnished by the NASD member firm selected from time to time by the Board of Directors of Tower for that purpose or, if not so available in such manner, as otherwise determined in good faith by the Board of Directors of Tower.

    The term "Fundamental Change" means the occurrence of any Transaction or event in connection with a plan pursuant to which all or substantially all of the Common Stock shall be exchanged for, converted into, acquired for, or constitute solely the right to receive securities, cash or other property (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, or otherwise), provided that, in the case of a plan involving more than one such Transaction or event, for purposes of adjustment of the conversion price, such Fundamental Change shall be deemed to have occurred when substantially all of the Common Stock shall be exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash or other property, but the adjustment shall be based upon the consideration that a holder of Common Stock received in such Transaction or event as a result of which more than 50% of the Common Stock shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash, or other property.

    The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Stock Fundamental Change.

    The term "Purchaser Stock Price" means, with respect to any Stock Fundamental Change, the average of the Closing Prices for the common stock received in such Stock Fundamental Change for the 10 consecutive trading days prior to and including the Entitlement Date, as adjusted in good faith by Tower to appropriately reflect any of the events referred to in clauses (i) through
(vi) of the first paragraph under "--Conversion Price Adjustments-General."

    The term "Reference Market Price" shall initially mean $15 (which is an amount equal to 66% of the last reported sale price for Common Stock on the NYSE on June 3, 1998 (as adjusted)) and in the event of any adjustment of the conversion price other than as a result of a Non-Stock Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of the initial Reference Market Price to the initial conversion price of the Debentures.

    The term "Stock Fundamental Change" means either (i) any Fundamental Change that is a holding company reorganization (whether effected in accordance with Section 251(g) of the Delaware General Corporation Law or otherwise) provided that immediately after such Fundamental Change the Common Stock of the holding company in such Transaction is admitted for listing on a national securities exchange or for quotation on the Nasdaq National Market or (ii) any Fundamental Change in which more than 50% of the value (as determined in good faith by the Board of Directors of Tower) of the consideration received by holders of Common Stock consists of common stock that for each of the 10 consecutive trading days prior to the Entitlement Date has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market; provided, however, a Fundamental Change that is not a holding company reorganization described in clause (i) above shall not be a Stock Fundamental Change if either (a) Tower continues to exist after the occurrence of such Fundamental Change and the outstanding Preferred Securities continue to exist as outstanding Preferred Securities or (b) not later than the occurrence of such Fundamental Change, the outstanding Preferred Securities are converted into or exchanged for shares of convertible preferred stock of an entity succeeding to the business of Tower or a subsidiary thereof, which convertible preferred stock has powers, preferences, and relative, participating, optional, or other rights, and qualifications, limitations, and restrictions, substantially similar to those of the Preferred Securities.

TRUST SPECIAL EVENT EXCHANGE OR REDEMPTION

    At any time following the occurrence and the continuation of a Trust Tax Event or a Trust Investment Company Event (each as defined herein), the Regular Trustees shall direct the Conversion Agent to exchange all outstanding Preferred Securities for Debentures and to dissolve the Trust, provided that, in the case of a Trust Tax Event, Tower shall have the right to (a) direct that less than all, or none, of the Preferred Securities be so exchanged if and for so long as Tower shall have elected to pay any Additional Sums such that the net amounts received by the holders of Preferred Securities not so exchanged in respect of distributions are not reduced as a result of such Trust Tax Event, and shall not have revoked any such election or failed to make such payments or (b) redeem the Preferred Securities in the manner set forth below.

    If a Trust Tax Event shall occur or be continuing, Tower shall have the right, upon not less than 30 nor more than 60 days' notice, to redeem the Debentures, in whole or in part, for cash upon the later of (i) 90 days following the occurrence of such Trust Tax Event and (ii) June 30, 2001. Promptly following such redemption, Trust Securities with an aggregate liquidation amount equal to the aggregate unpaid principal amount of the Debentures so redeemed will be redeemed by the Trust at the liquidation amount thereof plus accrued and unpaid distributions thereon to the redemption date on a PRO RATA basis. The Common Securities will be redeemed on a PRO RATA basis with the Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing, the Preferred Securities will have a priority over the Common Securities with respect to the payment of amounts on redemption.

    A "Trust Special Event" means a Trust Tax Event or a Trust Investment Company Event. A "Trust Tax Event" means the delivery to the Property Trustee, on behalf of the Trust, of an opinion of counsel, rendered by a law firm having a national tax and securities practice (which opinion shall not have been rescinded by such law firm), to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of the Original Offering of the Preferred Securities, there is more than an insubstantial risk in each case after the date hereof that (i) the Trust is, or will be within 90 days of the date thereof, subject to United States federal income tax with respect to income received or accrued on the Debentures; (ii) the Trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges; or (iii) interest payable by Tower on such Debentures is not, or within 90 days of the date thereof will not be, deductible by Tower, in whole or in part, for United States federal income tax purposes. A "Trust Investment Company Event" means the receipt by the Property Trustee, on behalf of the Trust, of an opinion of counsel, rendered by a law firm having a recognized national tax and securities practice and experienced in matters under the Investment Company Act of 1940, as amended (the "Investment Company Act") (which opinion shall not have been rescinded by such law firm), to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will be within 90 days of the date thereof considered an "investment company" that is required to be registered under the Investment Company Act, which Change in 1940 Act Law becomes effective on or after the date of the Original Offering of the Preferred Securities.

    "Additional Sums" means the additional amounts (which shall constitute part of the distributions on the Debentures) as may be necessary in order that the amount of distributions then due and payable by the Trust on the outstanding Trust Securities shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust has become subject as a result of a Trust Tax Event.

    Holders of Preferred Securities, by purchasing such Preferred Securities, will be deemed to have agreed to be bound by these exchange provisions in regard to the exchange of such Preferred Securities for Debentures on the terms described above. See "Risk Factors--The Preferred Securities may be Exchanged or Redeemed upon a Trust Special Event."

DISTRIBUTION OF DEBENTURES

    At any time, Tower will have the right to dissolve the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, cause the Debentures to be distributed to the holders of the Preferred Securities in liquidation of the Trust. There can be no assurance as to the market price for the Debentures distributed to the holders of the Preferred Securities after such a termination of the Trust. Under current United States federal income tax law and interpretations and assuming, as expected, the Trust is treated as a grantor trust, a distribution of the Debentures should not be a taxable event to the Trust and holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Trust Special Event or other circumstances, however, the distribution could be a taxable event to holders of the Preferred Securities. See "Description of Material Federal Income Tax Consequences--Redemption of Preferred Securities for Debentures or Cash."

    After the liquidation date fixed for any distribution of Debentures for Preferred Securities (i) such Preferred Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee, as the record holder of such Preferred Securities, will receive a registered Global Certificate or certificates representing the Debentures to be delivered upon such distribution and (iii) any certificates representing such Preferred Securities not held by DTC or its nominee will be deemed to represent the Debentures having a principal amount equal to the liquidation amount of such Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such Preferred Securities until such certificates are presented to the Property Trustee for transfer or reissuance.

OPTIONAL REDEMPTION

    Except as provided under the caption "--Mandatory Redemption" below, the Preferred Securities may not be redeemed by the Trust prior to June 30, 2001.

    On and after such date, upon any permitted redemption by Tower of Debentures, the Preferred Securities are subject to redemption, in whole or in part, at the following percentages of the liquidation amount thereof plus accrued and unpaid distributions, if any, to the date fixed for redemption if redeemed during the twelve-month period commencing on June 30, in each of the following years indicated:

                                                                                   REDEMPTION
YEAR                                                                                  PRICE
---------------------------------------------------------------------------------  -----------
2001.............................................................................     104.725%
2002.............................................................................     104.050%
2003.............................................................................     103.375%
2004.............................................................................     102.700%
2005.............................................................................     102.025%
2006.............................................................................     101.350%
2007.............................................................................     100.675%
2008 and thereafter..............................................................     100.000%

    The Trust may not redeem the Preferred Securities unless, on or before the date the Trust gives notice of redemption to holders of the Preferred Securities, all accrued and unpaid distributions for all quarterly payment periods ending on or prior to the most recent Distribution Date have been paid in full on all outstanding Preferred Securities. If fewer than all the outstanding Preferred Securities are to be redeemed, the Preferred Securities to be so redeemed will be selected as described under the captions "---Form, Transfer, Exchange and Book-Entry Procedures--Certain Book-Entry Procedures for the Global Securities" and "--Redemption Procedures."

    In the event Tower redeems the Debentures in certain circumstances upon the occurrence of a Trust Tax Event as described under the caption "--Trust Special Event Exchange or Redemption," the appropriate amount of the Preferred Securities will be redeemed at 100% of the principal amount thereof together with accumulated and unpaid distributions to the redemption date.

    If at any time prior to the Conversion Expiration Date, less than 10% of the Debentures offered hereby remain outstanding, such Debentures shall be redeemable at the option of Tower, in whole but not in part, at a redemption price equal to the aggregate unpaid principal amount thereof, plus accrued and unpaid interest due thereon, and the proceeds of such redemption will be applied by the Property Trustee to redeem outstanding Trust Securities at a redemption price of $50 per Trust Security and all accumulated and unpaid distributions thereon to the date of redemption.

MANDATORY REDEMPTION

    Upon repayment of the Debentures at maturity or as a result of the acceleration of the Debentures upon the occurrence of a Debenture Event of Default, the proceeds from such repayment will be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of Debentures so repaid at a price equal to the respective liquidation amount of the Trust Securities together with accumulated and unpaid distributions on the Trust Securities to the date of redemption. In the case of acceleration of the Debentures, the Preferred Securities will be redeemed only when repayment of the Debentures has actually been received by the Trust. In addition, as described above under the caption "--Trust Special Event Exchange or Redemption," upon the occurrence of a Trust Special Event, Preferred Securities shall be exchanged for Debentures unless, in the case of a Trust Tax Event, Tower shall have elected to (a) pay any Additional Sums such that the net amounts of distributions received by the holders of any Preferred Securities not so exchanged are not reduced as a result of such Tax

Event and shall not have revoked any such election or failed to make such payments or (b) redeem the Preferred Securities as further set forth under "--Trust Special Event Exchange or Redemption" above.

REDEMPTION PROCEDURES

    Preferred Securities redeemed on the date fixed for redemption shall be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the Debentures. Redemptions of the Preferred Securities shall be made and the redemption price shall be payable on the redemption date only to the extent that the Trust has funds on hand available for the payment of such redemption price. See also "--Subordination of Common Securities."

    Notice of any redemption (optional or mandatory) of Preferred Securities (which notice will be irrevocable) will be given by the Property Trustee to each record holder of Preferred Securities that are being redeemed not fewer than 30 nor more than 60 days prior to the redemption date. If the Property Trustee or the organization then serving as the depository for the Preferred Securities (the "Clearing Agency") gives a notice of redemption in respect of the Preferred Securities and the Property Trustee has received for deposit available funds sufficient for such redemption by 10:00 a.m., New York City time, on the redemption date, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the Property Trustee will deposit irrevocably with DTC or the Clearing Agency, as the case may be, funds sufficient to pay the applicable redemption price and will give DTC or the Clearing Agency, as the case may be, irrevocable instructions and authority to pay the redemption price to the holders of such Preferred Securities. If such Preferred Securities are no longer in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the entity designated as paying agent (the "Paying Agent") funds sufficient to pay the applicable redemption price and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any Preferred Securities called for redemption shall be payable to the holders of such Preferred Securities as of the relevant record date for the related Distribution Date. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease (including the accumulation of distributions and conversion rights of the Preferred Securities), except the right of the holders of such Preferred Securities to receive the redemption price, but without interest on such redemption price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the redemption price on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the redemption price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Trust or by Tower pursuant to the Guarantee as described under "Description of the Guarantee," distributions on such Preferred Securities will continue to accumulate at the then applicable rate, from the redemption date originally established by the Trust to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

    Subject to applicable law (including, without limitation, United States federal securities law), Tower, or its subsidiaries, may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

    Payment of the redemption price on the Preferred Securities and any distribution or exchange of Debentures to holders of Preferred Securities shall be made to the applicable record holders thereof as they appear on the register for such Preferred Securities on the relevant record date, which shall be the fifteenth day (whether or not a Business Day) prior to the redemption date or liquidation date, as applicable.

    If less than all of the Trust Securities are to be redeemed on a redemption date, then the aggregate liquidation amount of such Trust Securities to be redeemed shall be allocated PRO RATA among the Trust Securities. The particular Preferred Securities to be redeemed shall be selected not more than 60 days prior to the redemption date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by lot or by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $50 or an integral multiple of $50 in excess thereof) of the liquidation amount of the Preferred Securities. The Property Trustee shall promptly notify the Conversion Agent in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the liquidation amount thereof to be redeemed; it being understood that, in the case of Preferred Securities held by DTC (or any successor) or its nominee, the distribution of the proceeds of such redemption will be made in accordance with the procedures of DTC or its nominee. For all purposes of the Declaration, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of Preferred Securities which has been or is to be redeemed.

    Notice of any redemption of Debentures will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debentures to be redeemed at its registered address. Unless Tower defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Debentures or portions thereof called for redemption.

SUBORDINATION OF COMMON SECURITIES

    Payment of distributions on, and the redemption price of, the Trust Securities, as applicable, shall be made PRO RATA based on the liquidation amount of such Trust Securities; provided, however, that if on any Distribution Date or redemption date, a Debenture Event of Default or an event of default under the Guarantee shall have occurred and be continuing, no payment of any distribution on, or redemption price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding Preferred Securities for all distribution periods terminating on or prior thereto, or in the case of payment of the redemption price the full amount of such redemption price on all of the outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the Preferred Securities then due and payable.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    In the event of any voluntary or involuntary dissolution of the Trust (each, a "Liquidation"), the holders of the Preferred Securities at that time will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, distributions in an amount equal to the aggregate of the stated liquidation amount of $50 per Preferred Security plus accumulated and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, Debentures in an aggregate unpaid principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, the Preferred Securities, have been distributed on a PRO RATA basis to the holders of Preferred Securities in exchange for such Preferred Securities. See "--Distribution of Debentures."

    If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities shall be paid on a PRO RATA basis. Tower, as holder of the Common

Securities, will be entitled to receive Liquidation Distributions upon any such liquidation PRO RATA with the holders of the Preferred Securities, except that if a Debenture Event of Default or an event of default under the Guarantee has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities.

    Pursuant to the Declaration, the Trust shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of Tower; (ii) upon receipt by the Property Trustee of written direction from Tower, as Sponsor of the Trust, to dissolve the Trust (which direction is optional and wholly within the discretion of Tower, as Sponsor); (iii) the redemption, conversion or exchange of all of the Trust Securities; (iv) the entry by a court of competent jurisdiction of an order for the dissolution of the Trust; and (v) the occurrence of a Trust Special Event except in the case of a Trust Tax Event following which Tower has elected to pay any Additional Sums such that the net amount received by holders of Preferred Securities in respect of distributions is not reduced as a result of such Trust Tax Event and Tower has not revoked any such election or failed to make such payment.

TRUST ENFORCEMENT EVENTS; NOTICE

    Within 90 days after the occurrence of any Trust Enforcement Event (that is, the occurrence of a Debenture Event of Default) or a default by Tower in respect of any of its obligations under the Guarantee actually known to the Property Trustee, the Property Trustee shall transmit notice of such event to the holders of the Preferred Securities, the Administrative Trustees and Tower, as Sponsor, unless such event shall have been cured or waived. Tower, as Sponsor, and the Administrative Trustees, on behalf of the Trust, are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Declaration.

    If a Debenture Event of Default or a default under the Guarantee has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities upon dissolution of the Trust as described above. See "--Liquidation Distribution Upon Dissolution." The existence of a Debenture Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof except to the extent described below under the caption "--Enforcement of Certain Rights by Holders of Preferred Securities."

    In the case of any Debenture Events of Default, Tower as holder of the Common Securities will be deemed to have waived any right to act with respect to any such Debenture Events of Default until such Debenture Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until any such Debenture Events of Default with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Preferred Securities and not on behalf of Tower as holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

    If a Debenture Event of Default has occurred and is continuing, the Property Trustee, as the sole holder of the Debentures, shall have the right under the Subordinated Indenture to declare the principal of, premium, if any, on and interest on the Debentures immediately due and payable, and, accordingly, the holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as a holder of the Debentures against Tower. In addition, the holders of a majority in aggregate liquidation amount of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Debentures. If the Property Trustee fails to enforce its rights as holder of the Debentures after a request therefor by a holder of

Preferred Securities, such holder may proceed to enforce such rights directly against Tower. Notwithstanding the foregoing, if a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of Tower to pay interest or principal on the Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may directly institute a Legal Action against Tower for enforcement of payment to such holder of the principal of or interest on the Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Debentures. In connection with such Legal Action, Tower will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by Tower to such holder of Preferred Securities in such Legal Action. The holders of Preferred Securities will not be able to exercise directly against Tower any other remedy available to the Property Trustee unless the Property Trustee first fails to do so.

MERGER OR CONSOLIDATION OF TRUSTEES

    Any corporation into which the Property Trustee, Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Property Trustee, Delaware Trustee or any Administrative Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under the Declaration, provided such corporation shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

    The Trust may not merge with or into, consolidate, amalgamate or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. The Trust may, with the consent of the Administrative Trustees and without the consent of the Property Trustee or the holders of the Preferred Securities, merge with or into, consolidate, amalgamate, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state, provided that (i) if the Trust is not the survivor of such transaction, such successor entity either (a) expressly assumes all of the obligations of the Trust with respect to the Trust Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise; (ii) Tower expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Debentures; (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, if any; (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization; (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity); (vi) such successor entity has a purpose identical to that of the Trust; (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, Tower has received an opinion from nationally recognized independent counsel to the Trust experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease will not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act and (c) following such merger, consolidation, amalgamation or replacement, the Trust (or such successor entity) will not be taxable as a corporation for United States federal income tax purposes; and
(viii) Tower or any permitted successor or assignee owns all of the Common Securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantees. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in aggregate liquidation amount of the Preferred Securities, consolidate, amalgamate, merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be taxable as a corporation for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE DECLARATION

    Except as provided below and under the caption "Description of the Guarantee--Amendments and Assignment" and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights.

    The Declaration may be amended from time to time by a majority of the Administrative Trustees (and in certain circumstances, the Property Trustee and the Delaware Trustee), without the consent of the holders of the Preferred Securities (i) to cure any ambiguity or to correct or supplement any provisions in the Declaration that may be defective or inconsistent with any other provision, or to amend any other provisions with respect to matters or questions arising under the Declaration that shall not be inconsistent with the other provisions of the Declaration; (ii) to add to the covenants, restrictions or obligations of Tower; (iii) to conform to any change in the Investment Company Act or written change in interpretation or application of the rules and regulations promulgated thereunder by any legislative body, court, government agency or regulatory authority; (iv) to conform to any change in the Trust Indenture Act or written change in interpretation or application of the rules and regulations promulgated thereunder by any legislative body, court, government agency or regulatory authority; or (v) to modify, eliminate and add to any provision of the Declaration to such extent as may be necessary; provided, however, that such amendments do not have a material adverse effect on the rights, preferences or privileges of any holder of Trust Securities, and any amendments of the Declaration shall become effective when notice thereof is given to the holders of Trust Securities. Notwithstanding the foregoing, if any proposed amendment provides for, or the Administrative Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise, or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in aggregate liquidation amount of the Trust Securities affected thereby; provided that if any amendment or proposal referred to in clause (i) above would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in aggregate liquidation amount of such class of the Trust Securities.

    No amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to fail to be classified as a grantor trust for United States federal income tax purposes, (ii) cause the Trust to be taxable as a corporation for such purposes, (iii) reduce or otherwise adversely affect the powers of the Property Trustee in contravention of the Trust Indenture Act or (iv) cause the Trust to be deemed an "investment company" which is required to be registered under the Investment Company Act.

    Subject to the requirement of the Property Trustee obtaining the opinion described in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee, as holder of the Debentures, (i) to exercise the remedies available to it under the Subordinated Indenture as holder of the Debentures and (ii) to consent to any amendment, modification, or termination of the Subordinated Indenture or the Debentures where such consent shall be required; provided, however, that where a consent or action under the Subordinated Indenture would require the consent or act of the holders of more than a majority of the aggregate principal amount of Debentures affected thereby, only the holders of the percentage of the aggregate liquidation amount of the Preferred Securities which is at least equal to the percentage required under the Subordinated Indenture may direct the Property Trustee to give such consent or take such action on behalf of the Trust; provided, further, however, that the Property Trustee has the right to decline to follow any such direction if it is advised by counsel or if the officer of the Property Trustee having direct responsibility for the administration of the Subordinated Indenture determines in good faith that taking such action would be unlawful or would subject it to personal liability. The Property Trustee shall notify all holders of the Preferred Securities of any notice of any Trust Enforcement Event received from Tower with respect to the Debentures. Except with respect to directing the time, method and place of conducting a proceeding for a remedy as described above, the Property Trustee shall be under no obligation to take any of the actions described in clauses (i) or (ii) above unless the Property Trustee has obtained an opinion of independent tax counsel to the effect that as a result of such action, the Trust will not be taxable as a corporation for United States federal income tax purposes and that after such action each holder of Trust Securities will continue to be treated as owning an undivided beneficial ownership interest in the Debentures.


    A waiver of a Debenture Event of Default will constitute a waiver of the corresponding Trust Enforcement Event. Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Administrative Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and (iii) instructions for the delivery of proxies or consents.

    No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel the Preferred Securities in accordance with the Declaration.

    Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are beneficially owned at such time by Tower or any entity directly or indirectly controlled by, or under direct or indirect common control with, Tower shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding, except for Preferred Securities purchased or acquired by Tower or its affiliates in connection with transactions effected by or for the account of customers of Tower or any of its subsidiaries or in connection with the distribution or trading of such Preferred Securities; provided, however, that persons (other than affiliates of Tower) to whom Tower or any of its subsidiaries have pledged Preferred Securities may vote or consent with respect to such pledged Preferred Securities pursuant to the terms of such pledge.

    The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "--Form, Transfer, Exchange and Book-Entry Procedures."

    Holders of the Preferred Securities will have no rights to appoint or remove the Regular Trustees or the Delaware Trustee, who may be appointed, removed or replaced solely by Tower, as the holder of all the Common Securities, provided that, upon the occurrence and during the continuance of a Trust Enforcement Event, the Property Trustee may be removed and a successor appointed only by the holders of a majority in aggregate liquidation amount of the Preferred Securities.

INFORMATION RIGHTS

    Each of Tower and the Issuer has agreed that, if and for so long as Tower or the Issuer is not subject to the informational requirements of Section 13 or 15(d) of the Exchange Act at any time while the Preferred Securities constitute "restricted securities" within the meaning of the Securities Act, Tower or the Issuer, as the case may be, will furnish to holders and beneficial owners of the Preferred Securities and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A.

FORM, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

    The description of book-entry procedures in this Prospectus includes summaries of certain rules and operating procedures of DTC that affect transfers of interests in the global certificate or certificates issued in connection with sales of Preferred Securities made pursuant to this Prospectus. The Preferred Securities were issued as fully registered securities registered in the name of Cede & Co. (as nominee for DTC). Fully registered global Preferred Securities certificates (the "Global Certificates") were issued, representing such Preferred Securities and were deposited with DTC. The Global Certificates comprise the certificates representing Preferred Securities initially sold to QIBs in reliance on Rule 144A under the Securities Act ("Restricted Global Certificates") and the Preferred Securities initially sold in offshore transactions in reliance on Regulation S (the "Regulation S Global Certificates"). One or more unrestricted Global Certificates will be issued, representing, in the aggregate, Preferred Securities sold pursuant to this Prospectus, and will be deposited with DTC.

    The descriptions of the operations and procedures of DTC, Euroclear and CEDEL that follow are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Issuer and the Company take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

    DTC has advised the Issuer and the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("participants") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    DTC has advised the Issuer and the Company that its current practice is to credit, on its internal system, the respective liquidation preference or number of securities of the individual beneficial interests represented by the Restricted Global Certificates and the Regulation S Global Certificates to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the Global Certificates will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants) and the records of participants and indirect participants (with respect to interests of persons other than participants).

    As long as DTC, or its nominee, is the registered holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the Preferred Securities represented by such Global Certificate for all purposes under the Declaration and the Preferred Securities.

    Except in the limited circumstances described below, owners of beneficial interests in a Global Certificate will not be entitled to have any portions of such Global Certificate registered in their names, will not receive or be entitled to receive physical delivery of Preferred Securities in definitive form and will not be considered the owners or holders of the Global Certificate (or any Preferred Securities represented thereby) under the Declaration or the Preferred Securities.

    Investors may hold their interests in the Restricted Global Certificate directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and CEDEL) which are participants in such system. Investors may hold their interests in the Regulation S Global Certificate through CEDEL or Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. After the expiration of the Restricted Period (but not earlier), investors may also hold their interests in the Regulation S Global Certificate through organizations other than CEDEL and Euroclear that are participants in the DTC system. CEDEL and Euroclear hold interests in the Regulation S Global Certificate on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories. The depositories, in turn, hold such interests in the Regulation S Global Certificate in customers' securities accounts in the depositories' names on the books of DTC. All interests in a Global Certificate, including those held through Euroclear or CEDEL, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear and CEDEL are subject to the procedures and requirements of such system. Beneficial interests in the Restricted Global Certificate may be exchanged for beneficial interests in the Regulation S Global Certificate and vice versa only in connection with a transfer of such interest and subject to compliance with certain certification requirements. "Restricted Period" means, with respect to the Preferred Securities, the one-year period, and with respect to the Debentures, the Company Common Stock issuable on conversion thereof or of the Preferred Securities, and the Guarantee, the 40-day period, in each case following the later of the commencement of the Original Offering and the last original issue date of the Preferred Securities (including any Preferred Securities issued to cover over-allotments).


    The laws of the states of South Carolina and Rhode Island require that purchasers take physical delivery of securities in definitive form in order to grant another party a security interest in such securities. Consequently, the ability to transfer beneficial interests in a Global Certificate to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Certificate to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.


    Payments of Distributions on Global Certificates will be made to DTC or its nominee as the registered owner thereof. Neither the Issuer, the Company, the Property Trustee nor any of their respective agents has any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Certificates or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Issuer and the Company expect that DTC or its nominee, upon receipt of any payment of Distributions in respect of a Global Certificate representing any Preferred Securities held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the liquidation preference or number of securities represented by such Global Certificate for such Preferred Securities as shown on the records of DTC or its nominee. The Issuer and the Company also expect that payments by participants to owners of beneficial interests in such Global Certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name". Such payments will be the responsibility of such participants.

    Except for trades involving only Euroclear and CEDEL participants, interests in the Global Certificates will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Subject to compliance with the transfer and exchange restrictions applicable to the Preferred Securities described elsewhere herein, cross-market transfers between DTC participants, on the one hand, and Euroclear or CEDEL participants, on the other hand, will be effected by DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterparts in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Certificate in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and CEDEL participants may not deliver instructions directly to the depositories for Euroclear or CEDEL.

    Because of time zone differences, the securities account of a Euroclear or CEDEL participant purchasing an interest in a Global Certificate from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL participant, during the securities settlement processing day (which must be a business day for Euroclear and CEDEL) immediately following the DTC settlement date. Cash received in Euroclear or CEDEL as a result of sales of interests in a Global Certificate by or through a Euroclear or CEDEL participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or CEDEL cash account of the business day for Euroclear or CEDEL following the DTC settlement date.

    DTC has advised the Issuer and the Company that it will take any action permitted to be taken by a holder of certificates for Preferred Securities (including the presentation of Preferred Securities for exchange as described below and the conversion of Preferred Securities) only at the direction of one or more participants to whose account with DTC interests in the Global Certificates are credited and only in respect of such portion of the aggregate liquidation preference of the Preferred Securities as to which such participant or participants has or have given such direction. However, if there is a Declaration Event of Default, DTC reserves the right to exchange the Global Certificates for legended Preferred Securities in certificated form, and to distribute such Preferred Securities to its participants.

    Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Certificates among participants of DTC, Euroclear and CEDEL, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuer, the Company, the Initial Purchasers, the Property Trustee nor any of their respective agents has any responsibility for the performance by DTC, Euroclear and CEDEL, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Certificates.

    Redemption notices shall be sent to Cede & Co. as the registered holder of the Preferred Securities. If less than all of the Preferred Securities are being redeemed, DTC will determine the amount of interest of each Participant to be redeemed in accordance with its procedures.

    Although voting with respect to the Preferred Securities is limited to the holders of record of the Preferred Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the Property Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners of the Preferred Securities and the voting rights of participants, indirect participants and beneficial owners of Preferred Securities will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to the Property Trustee and the Company. In the event that a successor securities depositary is not obtained, definitive Preferred Securities certificates representing such Preferred Securities are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After a Debenture Event of Default, the holders of a majority in liquidation preference of Preferred Securities may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates for the Preferred Securities will be printed and delivered.

    A beneficial interest in a Global Certificate may not be exchanged for certificated Preferred Securities unless (i) DTC (x) notifies the Issuer and the Company that it is unwilling or unable to continue as depositary for the Global Certificate or (y) has ceased to be a clearing agency registered under the Exchange Act and in either case the Issuer and the Company thereupon fails to appoint a successor depositary, (ii) the Issuer and the Company, at their option, notify the Property Trustee in writing that they elect to cause the issuance of the Preferred Securities in certificated form or (iii) there shall have occurred and be continuing a Declaration Event of Default or any event which after notice or lapse of time or both would be a Declaration Event of Default. In all cases, certificated Preferred Securities delivered in exchange for any Global Certificate or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures). Any exchange of a beneficial interest in the Regulation S Global Certificate for a beneficial interest in the Restricted Global Certificate or vice versa will be effected in DTC by means of an instruction originated by the Property Trustee through the DTC Deposit/Withdraw at Custodian ("DWAC") system. Any certificated Preferred Securities issued in exchange for an interest in a Global Certificate will bear any legend restricting transfers that is borne by such Global Certificate. Any such exchange will be effected through the DWAC system and an appropriate adjustment will be made in the records of the security registrar to reflect a decrease in the liquidation preference or number of securities of the relevant Global Certificate.

PAYMENT AND PAYING AGENTS

    Payments in respect of the Preferred Securities represented by the Global Certificates shall be made to DTC, which shall credit the relevant accounts at DTC on the scheduled payment dates or, in the case of certificated securities, if any, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days written notice to the Administrative Trustees. In the event that The First

National Bank of Chicago shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor to act as Paying Agent (which shall be a bank or trust company).

REGISTRAR, TRANSFER AGENT, CONVERSION, EXCHANGE AND PAYING AGENT

    The Property Trustee will act as Registrar, Transfer Agent, Paying, Conversion and Exchange Agent for the Preferred Securities.

    Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust may require) in respect of any tax or other government charges which may be imposed in relation to it.

    The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The Property Trustee, prior to the occurrence of a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Property Trustee to take any action following a Trust Enforcement Event.

GOVERNING LAW

    The Declaration and the Preferred Securities are governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

    The Regular Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or characterized as other than a grantor trust for United States federal income tax purposes. In this connection, the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Declaration that the Regular Trustees determine in their discretion to be necessary or desirable for such purposes as long as such action does not adversely affect the interests of the holders of the Preferred Securities.

    Holders of the Preferred Securities have no preemptive rights.

                          DESCRIPTION OF THE GUARANTEE

    The Guarantee was executed and delivered by Tower concurrently with the issuance by the Trust of the Preferred Securities for the benefit of the holders from time to time of such Preferred Securities. The First National Bank of Chicago has been appointed trustee ("Trust Guarantee Trustee") under the Guarantee. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee (a copy of which is filed as an exhibit to this Registration Statement of which this Prospectus forms a part). The Trust Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. As used in this section, the "Company" or "Tower" refers to Tower Automotive, Inc., exclusive of its subsidiaries.

GENERAL

    Tower has irrevocably agreed to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined herein) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid distributions required to be paid on the Preferred Securities, to the extent that the Trust has funds on hand available therefor at such time, (ii) the redemption price with respect to any Preferred Securities called for redemption to the extent that the Trust has funds on hand available therefor at such time, or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the Liquidation Distribution, to the extent that the Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities. Tower's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Tower to the holders of the Preferred Securities or by causing the Trust to pay such amounts to such holders.

    The Guarantee is an irrevocable guarantee on a subordinated basis of the Trust's obligations under the Preferred Securities, but applies only to the extent that the Trust has funds sufficient to make such payments, and is not a guarantee of collection. If Tower does not make interest payments on the Debentures held by the Trust, the Trust will not be able to pay distributions on the Preferred Securities and will not have funds legally available therefor.

    Tower has, through the Guarantee, the Declaration, the Debentures and the Subordinated Indenture, taken together, fully, irrevocably and unconditionally guaranteed all of the Trust's obligations under the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Debentures and the Guarantee."

    The Company has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities to the same extent as the Guarantee, except that upon the occurrence and during the continuation of a Trust Enforcement Event or a default under the Guarantee, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

STATUS OF THE GUARANTEE

    The Guarantee constitutes an unsecured obligation of Tower and ranks subordinate and junior in right of payment to all other liabilities of Tower (except the guarantee of the Common Securities) and ranks

PARI PASSU with the most senior preferred stock, if any, issued from time to time by Tower and senior to the Common Stock of Tower. The terms of the Preferred Securities provide that each holder by acceptance thereof, consents and agrees to the subordination and other provisions of the Guarantee.

    The Guarantee constitutes a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held for the benefit of the holders of the Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution of the Debentures to the holders of the Preferred Securities. The Guarantee does not place a limitation on the amount of additional indebtedness that may be incurred by Tower or any of its subsidiaries.

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of the Preferred Securities--Voting Rights; Amendment of the Declaration." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of Tower and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

CERTAIN COVENANTS OF TOWER

    Tower has covenanted in the Guarantee that if and so long as (i) the Trust is the holder of all the Debentures, (ii) a Trust Tax Event in respect of the Trust has occurred and is continuing, and (iii) Tower has elected, and has not revoked such election, to pay Additional Sums in respect of the Trust Securities, Tower will pay to the Trust such Additional Sums. Tower also covenanted that it will not, and it will not cause any of its subsidiaries to,
(I) declare or pay any dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of Tower's capital stock (except for (x) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, its capital stock and conversions or exchanges of common stock of one class into common stock of another class and (y) redemptions or purchases of any rights pursuant to a rights agreement and the issuance of capital stock pursuant to such rights) or (II) make any payments of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of Tower that rank PARI PASSU with or junior to the Debentures (other than (a) any redemption, liquidation, interest, principal or guarantee payment by Tower where the payment is made by way of securities (including capital stock) that rank PARI PASSU with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made; (b) payments under the Guarantees; (c) purchases of Common Stock related to the issuance of Common Stock under any of Tower's benefit plans for its directors, officers or employees; (d) as a result of a reclassification of Tower's capital stock or the exchange or conversion of one series or class of Tower's capital stock for another series or class of Tower's capital stock; (e) the purchase of fractional interests in shares of Tower's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and (f) redemptions or purchases of any rights pursuant to a rights agreement and the issuance of capital stock pursuant to such rights) if at such time (i) for any distribution period, full distributions on a cumulative basis on any Trust Securities have not been paid, (ii) there shall have occurred and be continuing any Debenture Event of Default or any event of which Tower has actual knowledge that, with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default, (iii) Tower shall be in default of any obligations under the Guarantees or (iv) Tower shall have given notice of its selection of an Extension Period as provided in the Subordinated

Indenture with respect to the Debentures and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing. Tower will also covenant (a) to maintain the reservation for issuance of the number of shares of Common Stock that would be required from time to time upon the conversion of all of the Debentures then outstanding and (b) to deliver shares of Common Stock upon an election by the holders of the Trust Securities to convert such Trust Securities into Common Stock.

    For so long as Preferred Securities are outstanding, Tower has covenanted
(i) not to convert Debentures except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Trust Securities, (ii) to maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successors which are permitted pursuant to the Subordinated Indenture may succeed to Tower's ownership of the Common Securities and (iii) not to voluntarily terminate, wind-up or liquidate the Trust, except in connection with (a) a distribution of the Debentures to the holders of the Trust Securities in liquidation of the Trust, (b) the redemption of all Trust Securities or (c) certain mergers, consolidations or amalgamations permitted by the Declaration. Tower will also covenant to use its commercially reasonable efforts, consistent with the terms and provisions of the Declaration, to cause the Trust to remain classified as a grantor trust and not taxable as a corporation for United States federal income tax purposes. As part of the Guarantee, Tower will agree that it will honor all obligations described therein relating to the conversion or exchange of the Trust Securities into or for Common Stock or Debentures.

GUARANTEE EVENTS OF DEFAULT

    An event of default under the Guarantee will occur upon the failure of Tower to perform any of its payment or other obligations thereunder. The holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trust Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Trust Guarantee Trustee under the Guarantee.

    If the Trust Guarantee Trustee fails to enforce the Guarantee, any holder of the Preferred Securities may institute a legal proceeding directly against Tower to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Trust Guarantee Trustee or any other person or entity. In addition, any record holder of Preferred Securities shall have the right, which is absolute and unconditional, to proceed directly against Tower to obtain Guarantee Payments, without first waiting to determine if the Trust Guarantee Trustee has enforced the Guarantee or instituting a legal proceeding against the Trust, the Trust Guarantee Trustee or any other person or entity. Tower has waived any right or remedy to require that any action be brought just against the Trust, or any other person or entity before proceeding directly against Tower.

    Tower, as guarantor, is required to file annually with the Trust Guarantee Trustee a certificate as to whether or not Tower is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE TRUST GUARANTEE TRUSTEE

    The Trust Guarantee Trustee, other than during the occurrence and continuance of a default by Tower in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to this provision, the Trust Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

    The Guarantee will terminate and be of no further force and effect (i) upon full payment of the redemption price of the Preferred Securities, (ii) upon distribution of Debentures to the holders of all of the Preferred Securities in exchange for all of the Preferred Securities, (iii) upon the conversion of all Preferred Securities pursuant to the Declaration or (iv) upon full payment of the amounts payable upon liquidation of the Trust. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sums under such Preferred Securities or the Guarantee.

GOVERNING LAW

    The Guarantee is governed by, and construed in accordance with, the internal laws of the State of Illinois.

                         DESCRIPTION OF THE DEBENTURES

    The Debentures were issued under the Subordinated Indenture between Tower and The First National Bank of Chicago, as trustee (the "Subordinated Debt Trustee"), a copy of which is filed as an exhibit to this Registration Statement of which this Prospectus forms a part. The terms of the Debentures include those stated in the Subordinated Indenture and made a part thereof by reference to the Trust Indenture Act in effect on the date of the Subordinated Indenture. This summary of certain terms of the Debentures and the Subordinated Indenture does not purport to be complete and is subject to, and is qualified in their entirety by reference to, the Subordinated Indenture, including the definitions of certain terms therein, and the Trust Indenture Act. Capitalized terms used in this section and not otherwise defined in this section have the respective meanings assigned to them in the Subordinated Indenture. As used in this section, the "Company" or "Tower" refers to Tower Automotive, Inc., exclusive of its subsidiaries.

GENERAL

    The Debentures are unsecured and rank junior and be subordinate in right of payment to all Senior Debt of Tower. The Debentures are limited in aggregate principal amount to $266.8 million, such amount being the sum of the aggregate stated liquidation amount of the Preferred Securities and capital contributed by Tower in exchange for the Common Securities. The Subordinated Indenture does not limit the incurrence or issuance of other secured or unsecured debt of Tower, whether under the Subordinated Indenture or any existing or other indenture that Tower may enter into in the future or otherwise. See "--Subordination" below.

    Concurrently with the issuance of the Preferred Securities, the Trust invested the proceeds thereof and the consideration paid by Tower for the Common Securities in the Debentures. The Debentures have an aggregate principal amount equal to the aggregate stated liquidation amount of the Trust Securities.

    The Debentures are not subject to any sinking fund provision. The entire principal amount of the Debentures will mature, and become due and payable, together with any accrued and unpaid interest thereon, on June 30, 2018.

INTEREST

    The Debentures bear interest at the annual rate of 6 3/4% per annum, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on September 30, 1998 (each, an "Interest Payment Date"), to the person in whose name each Debenture is registered at the close of business on the fifteenth day (whether or not a Business Day) of the month of such Interest Payment Date (the "Regular Record Date"), except that interest paid at maturity shall be paid to the person to whom principal is paid. It is anticipated that, until the Liquidation, if any, of the Trust, each Debenture will be held in the name of the Property Trustee in trust for the benefit of the holders of the Preferred Securities and the Common Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such Interest Payment Date. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at 6 3/4% per annum, compounded quarterly. The term "interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums, as applicable.

GLOBAL SECURITIES

    If distributed to holders of the Preferred Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Trust as a result of the occurrence of a Trust Special Event, the Debentures will be issued in the same form as the Preferred Securities that such Debentures replace. Any Global Certificate will be replaced by one or more global securities (each, a "Global Security") registered in the name of the depositary or its nominee. Except under the limited circumstances described below, the Debentures represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Debentures in definitive form. The Global Securities described above may not be transferred except by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or to a successor depository or its nominee.


    The laws of the states of South Carolina and Rhode Island require that purchasers of securities take physical delivery of securities in definitive form in order to grant another party a security interest in such securities. Such laws may impair the ability to transfer beneficial interests in a Global Security.


    Except as provided below, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of Debentures in definitive form and will not be considered the holders thereof for any purpose under the Subordinated Indenture, and no Global Security representing Debentures shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the depository or its nominee or to a successor depository or its nominee. Accordingly, each beneficial owner of Preferred Securities must rely on the procedures of DTC, or if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Subordinated Indenture.

    If Debentures are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust and a Global Security is issued, DTC will act as securities depository for the Debentures represented by such Global Security. For a description of DTC and the specific terms of the depository arrangements, see "Description of the Preferred Securities--Form, Transfer, Exchange and Book-Entry Procedures--Certain Book-Entry Procedures for the Global Securities." As of the date of this Prospectus, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. Tower may appoint a successor to DTC or any successor depository in the event DTC or such depository is unable or unwilling to continue as a depository for the Global Securities.

    None of Tower, the Subordinated Debt Trustee, any Paying Agent or the Securities Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security representing such Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    A Global Security shall be exchangeable for Debentures registered in the names of persons other than DTC or its nominee only if (i) DTC notifies Tower that it is unwilling or unable to continue as a depository for such Global Debenture and no successor depositary shall have been appointed by Tower within 90 days, or if at any time DTC ceases to be a "clearing agency" registered under the Exchange Act at a time when DTC is required to be so registered to act as such depository and no such successor depositary has been appointed within 90 days by the Company, (ii) Tower in its sole discretion determines that such Global Security shall be so exchangeable, or (iii) there shall have occurred and be continuing an Event of Default with respect to such Global Security. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in such Global Security. In the event that Debentures are issued in definitive form, such Debentures will be in denominations of $50 and integral multiples thereof and may be transferred or exchanged at the offices described in "--Payment and Paying Agents" below.

PAYMENT AND PAYING AGENTS

    Payments on Debentures represented by a Global Security will be made to DTC, as the depositary for the Debentures. In the event Debentures are issued in definitive form, principal of and premium, if any, and any interest on Debentures will be payable, the transfer of the Debentures will be registrable, and the Debentures will be exchangeable for Debentures of other denominations of a like aggregate principal amount at the corporate office of the Subordinated Debt Trustee in the City of New York or at the office of such Paying Agent or Paying Agents as Tower may designate, except that at the option of Tower payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Securities Register, provided that proper transfer instructions have been received by the Regular Record Date. Payment of any interest on Debentures will be made to the Person in whose name such Debentures are registered at the close of business on the Regular Record Date for such interest, except in the case of Defaulted Interest. The Regular Record Date for the interest payable on any Interest Payment Date shall be the fifteenth day (whether or not a Business Day) of the month of such Interest Payment Date. Tower may at any time designate additional Paying Agents or rescind the designation of any Paying Agent.

    Any monies deposited with the Subordinated Debt Trustee or any Paying Agent, or then held by Tower in trust, for the payment of the principal of and premium, if any, or interest on any Debentures and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the request of Tower, be repaid to Tower and the holder of such Debentures shall thereafter look, as a general unsecured creditor, only to Tower for payment thereof.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    So long as no Debenture Event of Default has occurred and is continuing, Tower has the right under the Subordinated Indenture to defer the payment of interest on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the stated maturity of the Debentures. At the end of such Extension Period, Tower must pay all interest then accrued and unpaid (together with interest thereon at the stated annual rate, compounded quarterly, to the extent permitted by applicable law) on the Interest Payment Date coinciding with or next following the end of such Extension Period (whichever is earliest) to the persons in whose names the Debentures are registered at the close of business on the regular record date next preceding such Interest Payment Date. During an Extension Period, interest will continue to accrue and holders of Debentures (or holders of Preferred Securities while the Preferred Securities are outstanding) will be required to accrue interest income (in the form of original issue discount) for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

    During any such Extension Period, any default under either of the Guarantees or any Debenture Event of Default (or there shall have occurred and be continuing any event of which Tower has actual knowledge that, with the giving of notice or lapse of time, or both, would constitute a Debenture Event of Default), Tower shall not, and shall not permit any subsidiary to, (i) declare or pay any dividends or distributions on, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of Tower's capital stock (except for (x) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, its capital stock and conversions or exchanges of common stock of one class into common stock of another class and
(y) redemptions or purchases of any rights pursuant to the Rights Agreement and the issuance of capital stock pursuant to such rights) or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of Tower that rank PARI PASSU with or junior to the Debentures (other than (a) any redemption, liquidation, interest, principal or guarantee payment by Tower where the payment is made by way of securities (including capital stock) that rank PARI PASSU with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made; (b) payments under the Guarantees; (c) purchases of Common Stock related to the issuance of Common Stock under any of Tower's benefit plans for its directors, officers or employees; (d) as a result of a reclassification of Tower's capital stock or the exchange or conversion of one series or class of Tower's capital stock for another series or class of Tower's capital stock; (e) the purchase of fractional interests in shares of Tower's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and (f) redemptions or purchases pursuant to a rights plan and the issuance of capital stock pursuant to such rights).

    Prior to the termination of any such Extension Period, Tower may further extend the Interest Payment Period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the stated maturity of the Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, Tower may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. Tower shall give the Property Trustee and the Subordinated Debt Trustee notice of its election to begin any Extension Period at least one Business Day prior to the earlier of (i) the record date for the date distributions on the Preferred Securities (or, if no Preferred Securities are outstanding, for the date interest on the Debentures) would have been payable except for the election to begin such Extension Period and (ii) the date the Property Trustee is (or, if no Preferred Securities are outstanding, the Subordinated Debt Trustee is) required to give notice to the NYSE or other applicable self-regulatory organization or to holders of such Preferred Securities (or, if no Preferred Securities are outstanding, to the holders of such Debentures) of such election. The Subordinated Debt Trustee and the Property Trustee shall give notice of Tower's election to begin an Extension Period to the holders of the Debentures and the Preferred Securities, respectively.

MANDATORY REPAYMENT

    Upon repayment of the Debentures at maturity or as a result of acceleration upon the occurrence of a Debenture Event of Default, Tower will pay a price equal to 100% of the principal amount of the Debentures, together with any accrued and unpaid interest thereon. Any payment pursuant to this provision shall be made prior to 12:00 noon, New York City time, on the date of maturity or acceleration or at such other time on such earlier date as the parties thereto shall agree. The Debentures are not entitled to the benefit of any sinking fund or, except as set forth above or as a result of acceleration, any other provision for mandatory prepayment.

OPTIONAL REDEMPTION

    On and after June 30, 2001, and subject to the next succeeding sentence, Tower will have the right, at any time and from time to time, to redeem the Debentures, in whole or in part, upon notice given as provided below, during the twelve-month periods beginning on June 30 in each of the following years and at the indicated redemption prices (expressed as a percentage of the principal amount of the Debentures being redeemed), together with any accrued but unpaid interest on the portion being redeemed.

                                                                                   REDEMPTION
YEAR                                                                                  PRICE
---------------------------------------------------------------------------------  -----------
2001.............................................................................     104.725%
2002.............................................................................     104.050%
2003.............................................................................     103.375%
2004.............................................................................     102.700%
2005.............................................................................     102.025%
2006.............................................................................     101.350%
2007.............................................................................     100.675%
2008 and thereafter..............................................................     100.000%

    For so long as the Trust is the holder of all the outstanding Debentures, the proceeds of any such redemption will be used by the Trust to redeem Trust Securities in accordance with their terms. Tower may not redeem the Debentures in part unless all accrued and unpaid interest has been paid in full on all outstanding Debentures. See "Description of the Preferred Securities--Optional Redemption."

    Tower also shall have the right to redeem the Debentures at any time after June 30, 2001 within 90 days of the occurrence of a Trust Tax Event as described in "Description of the Preferred Securities--Trust Special Event Exchange or Redemption" at a redemption price equal to the unpaid principal amount thereof, plus any accrued and unpaid interest due thereon to such redemption date.

    If at any time following the Conversion Expiration Date, less than 10% of the original aggregate principal amount of the Debentures remains outstanding, such Debentures shall be redeemable at the option of Tower, in whole but not in part, at a redemption price equal to the unpaid principal amount thereof, plus any accrued and unpaid interest.

    If, at the time of any optional redemption or mandatory repayment of the Debentures, the Trust Securities remain outstanding, the redemption or repayment proceeds shall be used to redeem the Trust Securities.

REDEMPTION PROCEDURES

    Notices of any redemption of the Debentures and the procedures for such redemption shall be as provided with respect to the Preferred Securities under the caption "Description of the Preferred Securities--Redemption Procedures." Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debentures to be redeemed at its registered address. Unless Tower defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue and conversion rights cease on such Debentures or portions thereof called for redemption.

DISTRIBUTION OF DEBENTURES

    At any time, Tower will have the right to dissolve the Trust and cause the Debentures to be distributed to the holders of the Preferred Securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as provided by applicable law. If distributed to holders of Preferred Securities in liquidation, the Debentures will initially be issued in the form of one or more Global Securities and DTC, or any successor depositary for the Preferred Securities, will act as depositary for the Debentures. It is anticipated that the depositary arrangements for the Debentures would be substantially identical to those in effect for the Preferred Securities. There can be no assurance as to the market price of any Debentures that may be distributed to the holders of Preferred Securities. For a description of DTC and the terms of the depositary arrangement, see "Description of the Preferred Securities--Form, Transfer, Exchange and Book-Entry Procedures."

CONVERSION OF THE DEBENTURES

    The Debentures will be convertible at the option of the holders of the Debentures into Common Stock, at any time after 90 days following the Original Offering Date thereof through redemption, maturity or the Conversion Expiration Date, at the conversion rate of 1.6280 shares of Common Stock for each $50 in principal amount of Debentures (equivalent to a conversion price of $30.713 per share of Common Stock), subject to the conversion price adjustments described under the caption "Description of the Preferred Securities--Conversion Rights." Tower will covenant for so long as the Preferred Securities are outstanding not to convert Debentures except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Preferred Securities. Upon surrender of such Preferred Securities to the Conversion Agent for conversion, the Trust will distribute the commensurate principal amount of the Debentures to the Conversion Agent on behalf of the holder of every Preferred Security so converted, whereupon the Conversion Agent will convert such Debentures into Common Stock on behalf of such holder. Tower's delivery to the holders of the Debentures (through the Conversion Agent) of the fixed number of shares of Common Stock into which the Debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to satisfy Tower's obligation to pay the principal amount of the Debentures, and the accrued and unpaid interest attributable to the period from the last date to which interest has been paid or duly provided for; provided, however, that if any Debenture is converted on or after a Regular Record Date for payment of interest, the interest payable on the related Interest Payment Date with respect to such Debenture shall be paid to the Trust (which will distribute such interest to the holder) or other holder of Debentures, as the case may be, despite such conversion; provided, further, that if a redemption date falls between such Regular Record Date and the related Interest Payment Date, the amount of such payment shall include interest accrued to, but excluding, such redemption date. Holders of book-entry interests in Debentures may obtain copies of the required form of the conversion notice from the Conversion Agent. With respect to certificated Debentures, the form of Notice of Conversion is included in the certificate.

CERTAIN COVENANTS

    For a description of certain covenants by Tower that apply if (a) a Debenture Event of Default has occurred and is continuing (or there shall have occurred and be continuing any event of which Tower has actual knowledge that, with the giving of notice or lapse of time, or both, would constitute a Debenture Event of Default), (b) Tower is in default of its obligations under the Guarantee or the guarantee of the Common Securities or (c) Tower shall have given notice of its election to defer payments of interest on the Debentures by extending the Interest Payment Period, then, during such period, see "--Option to Extend Interest Payment Period."

    So long as Preferred Securities remain outstanding Tower will covenant (i) not to convert Debentures except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Trust Securities; (ii) to maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successors which are permitted pursuant to the Subordinated Indenture may succeed to Tower's ownership of the Common Securities; and (iii) not to voluntarily terminate, wind-up or liquidate the Trust, except in connection with
(A) a distribution of the Debentures to the holders of Trust Securities in liquidation of the Trust, (B) the redemption of all Trust Securities or (C) certain mergers, consolidations or amalgamations permitted by the Declaration. Tower will also covenant (a) to use its commercially reasonable efforts, consistent with the terms and provisions of the Declaration, to cause the Trust to remain a grantor trust and not taxable as a corporation for United States federal income tax purposes, (b) to maintain the reservation for issuance of the number of shares of Common Stock that would be required from time to time upon the conversion of all the Debentures then outstanding, (c) to deliver shares of Common Stock upon an election by a holder of the Debentures to convert such Debentures into Common Stock and (d) to honor all obligations relating to the conversion or exchange of the Trust Securities into or for Common Stock.

MODIFICATION OF SUBORDINATED INDENTURE

    From time to time, Tower and the Subordinated Debt Trustee may, without the consent of the holders of Debentures, amend, waive or supplement the Subordinated Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interest of the holders of the Debentures, or the holders of the Preferred Securities so long as they remain outstanding) and qualifying, or maintaining the qualification of, the Subordinated Indenture under the Trust Indenture Act. The Subordinated Indenture contains provisions permitting Tower and the Subordinated Debt Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Debentures, to modify the Subordinated Indenture in a manner affecting the rights of the holders of the Debentures; provided that no such modification may, without the consent of the holder of each outstanding Debenture so affected, (i) change the stated maturity of the Debentures, or reduce the principal amount thereof, or reduce any premium payable on the redemption thereof, or reduce the rate or extend the time of payment of interest thereon (other than deferrals of the payments of interest as described under "--Option to Extend Interest Payment Period") or impair any right to institute suit for the enforcement of any such payment, or adversely affect the subordination provisions of the Subordinated Indenture or any right to convert any Debentures or (ii) reduce the percentage of principal amount of Debentures, the holders of which are required to consent to any such modification of the Subordinated Indenture, provided that, so long as any of the Preferred Securities remain outstanding, no such modification may be made that adversely affects the holders of such Preferred Securities in any material respect, and no termination of the Subordinated Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Subordinated Indenture shall be effective, without the prior consent of the holders of at least a majority in aggregate liquidation amount of the Preferred Securities then outstanding unless and until the principal of the Debentures and all accrued and unpaid interest thereon has been paid if full; provided, however, that where a consent under the Subordinated Indenture would require the consent of each holder of Debentures affected thereby, no such consent shall be given by the Subordinated Debt Trustee without the prior consent of each holder of Preferred Securities.

DEBENTURE EVENTS OF DEFAULT

    The occurrence of any of the following events with respect to the Debentures constitutes a "Debenture Event of Default" with respect to such Debentures: (i) failure for 30 days to pay any interest on the Debentures, when due (subject to the deferral of any due date in the case of an Extension Period); (ii) failure to pay any principal of or premium, if any, on the Debentures when due whether at maturity, upon redemption by declaration or otherwise; (iii) failure by the Company to deliver shares of Common Stock upon an appropriate election by holders of the Debentures to convert such Debentures; (iv) default for 90 days by the Company in the observance or performance of any other covenant or agreement contained in the Subordinated Indenture relating to the Debentures after written notice thereof as provided in the Subordinated Indenture; (v) the voluntary or involuntary dissolution, winding up or termination of the Trust, except in connection with the distribution of the Debentures to the holders of the Trust Securities in a liquidation of the Trust, the redemption or conversion of all of the Trust Securities or certain mergers, consolidations or amalgamations, each as permitted by the Declaration; or (vi) certain events of bankruptcy, insolvency or reorganization relating to the Company.

    The holders of a majority in aggregate outstanding principal amount of the Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Debt Trustee or exercising any trust or power conferred on the Subordinated Debt Trustee consistent with the Subordinated Indenture. The Subordinated Debt Trustee or the holders of not less than 25% in aggregate principal amount of the Debentures then outstanding may declare the principal due and payable immediately upon a Debenture Event of Default, and, should the Subordinated Debt Trustee or the holders of the Debentures fail to make such declaration, the holders of at least 25% in aggregate liquidation preference of the Preferred Securities then outstanding shall have such right. The holders of a majority in aggregate outstanding principal amount of the Debentures may annul and rescind such declaration if the default (other than the non-payment of the principal of the Debentures which has become due solely by such acceleration) has been cured or waived and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Subordinated Debt Trustee and, should the holders of the Debentures fail to annul and rescind such declaration, the holders of a majority in aggregate liquidation preference of the Preferred Securities then outstanding shall have such right.

    The holders of a majority in aggregate outstanding principal amount of the Debentures affected thereby may, on behalf of the holders of all the Debentures, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Subordinated Debt Trustee) or a default in respect of a covenant or provision which under the Subordinated Indenture cannot be modified or amended without the consent of the holder of each outstanding Debenture and, should the holders of the Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation preference of the Preferred Securities shall have such right. The Company is required to file annually with the Subordinated Debt Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Subordinated Indenture.

    In case a Debenture Event of Default shall occur and be continuing as to the Debentures, the Property Trustee will have the right to declare the principal of and the interest on the Debentures and any other amounts payable under the Subordinated Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Debentures.

EXPIRATION OF CONVERSION RIGHTS

    The conversion rights of any Debentures held by the Trust shall expire on the Conversion Expiration Date, as described under the caption "Description of the Preferred Securities--Conversion Rights."

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

    If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of Tower to pay interest, premium, if any, or principal on the Debentures on the date such interest or principal is otherwise payable, a holder of Preferred Securities may institute a Legal Action for payment after the respective due date specified in the Debentures. Tower may not amend the Subordinated Indenture to remove the foregoing right to bring a Legal Action without the prior written consent of the holders of all of the Preferred Securities. Notwithstanding any payment made to such holder of Preferred Securities by Tower in connection with a Legal Action, Tower shall remain obligated to pay the principal of or interest on the Debentures held by the Trust or the Property Trustee and Tower shall be subrogated to the rights of the holder of such Preferred Securities with respect to payments on the Preferred Securities to the extent of any payments made by Tower to such holder in any Legal Action.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

    The Subordinated Indenture provides that the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person shall consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially or as an entirety to the Company, unless (i) in case the Company consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the Company's obligations on the Debentures; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have happened and be continuing; (iii) in the case of the Debentures, such transaction is permitted under the Declaration and Guarantee and does not give rise to any breach or violation of the Declaration or Guarantee; and (iv) certain other conditions as prescribed in the Subordinated Indenture are met.

    The general provisions of the Subordinated Indenture do not afford holders of the Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Debentures.

EXPENSES OF ISSUER

    Pursuant to the Subordinated Indenture, the Company will pay all of the costs, expenses or liabilities of the Issuer, other than obligations of the Issuer to pay to the holders of any Preferred Securities or Common Securities the amounts due such holders pursuant to the terms of the Preferred Securities or Common Securities.

SATISFACTION AND DISCHARGE

    The Subordinated Indenture provides that when, among other things, all Debentures not previously delivered to the Subordinated Debt Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their stated maturity within one year or are to be property called for redemption within one year, and the Company deposits or causes to be deposited with the Subordinated Debt Trustee trust funds, in trust, for the purpose and in an amount in the currency or currencies in which the Debentures are payable sufficient to pay and discharge the entire indebtedness on the Debentures not previously delivered to the Subordinated Debt Trustee for cancellation, for the principal and premium, if any, and interest to the date of the deposit or to the stated maturity, as the case may be, then the Subordinated Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Subordinated Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Subordinated Indenture.

SUBORDINATION

    In the Subordinated Indenture, Tower has covenanted and agreed that any Debentures issued thereunder will be subordinate and junior in right of payment to all Senior Debt of Tower whether now existing or hereafter incurred. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Tower, the holders of Senior Debt will first be entitled to receive payment in full of principal of and premium, if any, and interest, if any, on such Senior Debt before the Property Trustee, on behalf of the holders of the Debentures, will be entitled to receive or retain any payment in respect of the principal of and premium, if any, or interest, if any, on the Debentures.

    In the event of the acceleration of the maturity of any Debentures, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of Debentures will be entitled to receive or retain any payment in respect of the principal of or premium, if any, or interest, if any, on the Debentures.

    No payment on account of principal (or premium, if any) or interest, if any, in respect of the Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

    "Debt" means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; and (vi) every obligation of the type referred to in clauses (i) through (v) of another Person and all dividends of another person the payment of which, in either case, such Person has guaranteed or for which such Person is responsible or liable, directly or indirectly, as obligor or otherwise.

    "Senior Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt of the Company, whether incurred on or prior to the date of the Subordinated Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Debentures or to other Debt which is PARI PASSU with, or subordinated to, the Debentures; provided, however, that Senior Debt shall not be deemed to include: (i) any Debt of the Company which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, was without recourse to the Company; (ii) any Debt of the Company to any of its subsidiaries; (iii) Debt to any employee of the Company; (iv) any liability for taxes; (v) Debt or other monetary obligations to trade creditors or assumed by the Company or any of its subsidiaries in the ordinary course of business in connection with the obtaining of goods, materials or services; and (vi) the Debentures.

    The Subordinated Indenture places no limitation on the amount of additional Senior Debt that may be incurred by the Company.

GOVERNING LAW

    The Subordinated Indenture and the Debentures are governed by, and construed in accordance with, the internal laws of the State of Illinois.

INFORMATION CONCERNING THE SUBORDINATED DEBT TRUSTEE

    The Subordinated Debt Trustee is under no obligation to exercise any of the powers vested in it by the Subordinated Indenture at the request of any holder of the Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Subordinated Debt Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Subordinated Debt Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                        THE DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

    Payments of Distributions and other amounts due on the Preferred Securities (to the extent the Issuer has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." Taken together, the Company's obligations under the Debentures, the Subordinated Indenture, the Declaration and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer's obligations under the Preferred Securities. If and to the extent that the Company does not make payments on the Debentures, the Issuer will not pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Issuer does not have sufficient funds to pay such Distributions. In such event, a holder of Preferred Securities may institute a Direct Action directly against the Company to enforce payment of such Distributions to such holder after the respective due dates. All obligations of the Company under the Guarantee are subordinate and junior in right of payment to all other liabilities of Tower and PARI PASSU with most senior preferred stock of Tower, if any, issued from time to time by the Company.

SUFFICIENCY OF PAYMENTS

    As long as payments of interest and other payments are made when due on the Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of the Debentures will be equal to the sum of the aggregate stated liquidation preference of the Preferred Securities and Common Securities;
(ii) the interest rate and interest and other payment dates on the Debentures will match the Distribution rate and Distribution and other payment dates for the Preferred Securities; (iii) the Company shall pay for all and any costs, expenses and liabilities of the Issuer except the Issuer's obligations to holders of the Preferred Securities under such Preferred Securities; and (iv) the Declaration further provides that the Issuer will not engage in any activity that is not consistent with the limited purposes of the Issuer.

    Notwithstanding anything to the contrary in the Subordinated Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

    A holder of any Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Issuer or any other person or entity.

    A default or event of default under any Senior Debt of the Company will not constitute a default under the Subordinated Indenture or a Debenture Event of Default. However, in the event of payment defaults under, or acceleration of, Senior Debt of the Company, the subordination provisions of the Subordinated Indenture provide that no payments may be made in respect of the Debentures until such Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Debentures would constitute a Debenture Event of Default.

LIMITED PURPOSE OF ISSUER

    The Preferred Securities evidence a beneficial interest in the Issuer, and the Issuer exists for the sole purpose of issuing the Preferred Securities and Common Securities and investing the proceeds thereof in the Debentures. A principal difference between the rights of a holder of Preferred Securities and a holder of Debentures is that a holder of Debentures is entitled to receive from the Company the principal amount of and interest accrued on Debentures held, while a holder of Preferred Securities is entitled to receive Distributions from the Issuer (or from the Company under the applicable Guarantee) if and to the extent the Issuer has funds available for the payment of such Distributions.

RIGHTS UPON LIQUIDATION

    Upon any voluntary or involuntary termination, winding-up or liquidation of the Issuer involving the liquidation of the Debentures, the holders of the Preferred Securities will be entitled to receive, out of assets held by the Issuer, the Liquidation Distribution in cash. See "Description of the Preferred Securities--Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt, but entitled to receive payment in full of principal and interest before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Issuer (other than the Issuer's obligations to the holders of the Preferred Securities), the positions of a holder of such Preferred Securities and a holder of such Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company would be substantially the same.

                       DESCRIPTION OF OTHER INDEBTEDNESS

    THE SUMMARIES OF THE CREDIT AGREEMENT AND THE CONVERTIBLE NOTES SET FORTH BELOW DO NOT PURPORT TO BE COMPLETE AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO ALL OF THE PROVISIONS OF THE AGREEMENTS GOVERNING THE CREDIT AGREEMENT AND THE CONVERTIBLE NOTES, COPIES OF WHICH HAVE BEEN FILED WITH THE COMMISSION AND ARE AVAILABLE FOR INSPECTION. SEE "AVAILABLE INFORMATION."

CREDIT AGREEMENT

    In connection with the acquisition of APC, R.J. Tower Corporation ("R.J. Tower"), the Company's principal operating subsidiary, entered into the Credit Agreement. The Credit Agreement provides for a six year revolving credit facility of up to $750 million, with a letter of credit sublimit of $75 million and an alternative currency facility sublimit of $85 million. The amount available under the Credit Agreement is reduced to $675 million in April 2000; $600 million in April 2001; and $500 million in April 2002. As of September 30, 1998, the R.J. Tower had outstanding borrowings under the Credit Agreement of approximately $351 million.

    Indebtedness under the Credit Agreement is guaranteed by the Parent and its domestic subsidiaries (other than R.J. Tower). In addition, sixty-five percent (65%) of the stock of all material foreign subsidiaries is pledged to support the obligations incurred under the Credit Agreement.

    The loans under the Credit Agreement bear interest at a rate per annum equal to, at the Company's option, (i) the Base Rate or (ii) the reserve adjusted LIBOR Rate plus a margin ranging from 17 to 50 basis points, depending upon the ratio of the consolidated indebtedness of the Company to its total capitalization. Adjustments to the margin set forth above will be made according to a pricing matrix. As of September 30, 1998, the weighted average interest rate for borrowings outstanding under the Credit Agreement was approximately 6.7%.

    The Credit Agreement requires the Company to meet certain financial tests, including but not limited to a minimum interest coverage, maximum debt/capital, maximum leverage and maximum senior leverage ratio as follows:

                                     INTEREST
                                     COVERAGE       DEBT/CAPITAL      LEVERAGE     SENIOR LEVERAGE
            PERIODS                 RATIO (1)         RATIO (2)       RATIO (3)       RATIO (4)
-------------------------------  ----------------  ---------------  -------------  ---------------
4/18/97 - 12/30/1998                2.50 to 1.00            65%      4.50 to 1.00    3.50 to 1.00
12/31/98 - 12/30/1999               2.50 to 1.00            60%      4.50 to 1.00    3.50 to 1.00
12/31/99 - 12/30/2000               2.75 to 1.00            55%      4.25 to 1.00    3.25 to 1.00
12/31/2000 - thereafter             3.00 to 1.00            50%      4.00 to 1.00    3.00 to 1.00

------------------------------

(1) Interest Coverage Ratio means the ratio of EBIT (as defined) to consolidated interest expense.

(2) Debt/Capital Ratio means the ratio of total indebtedness of the Company to the sum of (i) the Company's stockholders' equity plus total indebtedness of the Company.

(3) Leverage Ratio means the ratio of total indebtedness of the Company to EBITDA (as defined).

(4) Senior Leverage Ratio means the ratio of total indebtedness of the Company, excluding subordinated indebtedness and the Convertible Notes and Debentures, to EBITDA (as defined).

    The Credit Agreement also contains certain negative covenants that restrict, among other things, the ability of R.J. Tower and its subsidiaries to: (i) incur any liens and other encumbrances (Section 7.1); (ii) sell, assign, lease or transfer assets (Section 7.2); (iii) consolidate or merge with another person (Section 7.3); (iv) make loan or make any investment in any person (Section 7.4); (v) incur any additional indebtedness (Section 7.5); (vi) engage in transactions with affiliates (Section 7.6); (vii) incur any contingent obligations (Section 7.8); (viii) enter into any joint venture (Section 7.9);
(ix) enter into any obligations for the payment of rent for any property under a lease or agreement to lease (Section 7.10); declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of its capital stock, or purchase, redeem or otherwise acquire or retire for value any subordinated indebtedness or any shares of its capital stock (Section 7.11); (x) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any employee benefit plan qualified under ERISA which has resulted or could reasonably be expected to result in liability in an aggregate amount in excess of 10% of R.J. Tower's tangible net worth (Section 7.12); and
(xi) engage in any material line of business substantially different from their existing lines of business (Section 7.13). Most of the foregoing restrictions are subject to important exceptions and qualifications that are fully set forth in the Credit Agreement, which has been filed with the Commission and is available for inspection. For example, the Credit Agreement's restriction on the ability of R.J. Tower and its subsidiaries to incur any indebtedness is subject to the following exceptions: (i) indebtedness incurred under the Credit Agreement; (ii) indebtedness consisting of contingent obligations that are permitted under the Credit Agreement; (iii) indebtedness outstanding as of the date of the Credit Agreement; (iv) indebtedness incurred in connection with leases permitted under the Credit Agreement; (v) indebtedness assumed or issued by R.J. Tower or its subsidiaries in connection with permitted acquisitions;
(vi) indebtedness of R.J. Tower which, after giving pro forma effect to the creation, assumption or incurrence, would not constitute a default or event of default under the Credit Agreement; (vii) indebtedness incurred by a subsidiary of R.J. Tower relating to (a) industrial revenue bonds outstanding as of the date of the Credit Agreement, (b) indebtedness incurred by SIMES of up to $70 million, or (c) indebtedness incurred by all subsidiaries of R.J. Tower that together does not exceed 10% of the consolidated stockholders' equity of the Company; (viii) investments (to the extent that such investments constitute indebtedness) permitted by the Credit Agreement; (ix) notes, securities and instruments issued by R.J. Tower or one of its subsidiaries in connection with a permitted acquisition; and (x) indebtedness incurred in connection with refinancing the indebtedness referenced in items (iii) through (ix) above.


    The Credit Agreement contains customary events of default including but not limited to (i) payment defaults; (ii) breach of representations and warranties;
(iii) noncompliance with covenants; (iv) bankruptcy; (v) judgments in excess of specified amounts; (vi) failure of any guaranty or pledge agreement supporting the Credit Agreement to be in full force and effect; (vii) defaults under other instruments or agreements of indebtedness; and (viii) a Change of Control (as such term is defined in the Credit Agreement).

    The Credit Agreement permits the distribution of cash from its subsidiaries to the Company for the purpose of paying interest on the Debentures.

CONVERTIBLE NOTES

    The Convertible Notes were issued pursuant to an indenture (the "Convertible Notes Indenture"), dated as of July 28, 1997, by and between the Company and The Bank of New York, as trustee (the "Trustee"). The Convertible Notes are limited in aggregate principal amount to $200,000,000. The net proceeds from the sale of the Convertible Notes were used to repay a portion of the bank indebtedness incurred by the Company to finance the acquisition of APC and SIMES. The Convertible Notes were initially sold by the Company to Donaldson, Lufkin & Jenrette Securities Corporation, Robert W. Baird & Co. Incorporated, PaineWebber Incorporated and BT Securities Corporation in a private placement.

    The Convertible Notes will mature on August 1, 2004. The Convertible Notes bear interest at the rate of 5.0% per annum from July 29, 1997, or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on February 1 and August 1 of each year, commencing February 1, 1998, to the persons in whose names such Convertible Notes are registered at the close of business on the January 15 and July 15 immediately preceding such interest payment date.

    The Convertible Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Convertible Notes Indenture) of the Company. Senior Indebtedness is generally defined under the Convertible Notes Indenture to mean all obligations of the Company to pay the principal of, premium, if any, interest and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, any indebtedness of the Company, unless the instrument creating or evidencing such indebtedness provides that such indebtedness is not senior or superior in right of payment to the Convertible Notes or which is PARI PASSU with, or subordinated to, the Convertible Notes; provided that Senior Indebtedness does not include (a) indebtedness of the Company owed or owing to any subsidiary of the Company or any officer, director or employee of the Company or any subsidiary of the Company, (b) indebtedness representing or with respect to any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services, (c) any liability for taxes owed or owing by the Company or any subsidiary of the Company or (d) indebtedness of the Company under the Edgewood Notes. The Convertible Notes Indenture does not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or its subsidiaries. The Company's obligations under the Debenture and Guarantee are subordinate and junior in right of payment to the Convertible Notes.

    The Convertible Notes are convertible into shares of Common Stock at any time prior to the close of business on August 1, 2004, unless previously redeemed or repurchased, at a conversion price of $25.88 per share (equivalent to a conversion rate of 38.6399 shares per $1,000 principal amount of Notes), subject to adjustment in certain events, for an aggregate of 7,727,975 shares of Common Stock.

    The Convertible Notes are not subject to redemption prior to August 1, 2000 and will be redeemable thereafter at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice to each Holder, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing August 1 of the years indicated below, in each case (subject to the right of holders of record on a record date to receive interest due on an interest payment date that is on or prior to such redemption date) together with accrued and unpaid interest and liquidated damages, if any, to, but excluding, the redemption date:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2000..............................................................................     102.857%
2001..............................................................................     102.143%
2002..............................................................................     101.429%
2003..............................................................................     100.714%
2004..............................................................................     100.000%

    If a Change of Control occurs, the Company will be required to offer to purchase the Convertible Notes at 100% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. Change of Control is generally defined under the Convertible Notes Indenture to mean (i) an event or series of events as a result of which any person or group is or becomes, directly or indirectly, the beneficial owner of more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of the Company or any successor entity ("Voting Stock"), (ii) the completion of any consolidation with or merger of the Company into any other person, or sale, conveyance, transfer or lease by the Company of all or substantially all of its assets to any person, or any merger of any other person into the Company in a single transaction or series of related transactions, and, in the case of any such transaction or series of related transactions, the outstanding Common Stock of the Company is changed or exchanged, unless the stockholders of the Company immediately before such transaction own, directly or indirectly, immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the person resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, or (iii) such time as the Continuing Directors (as defined in the Convertible Notes Indenture) do not constitute a majority of the Board of Directors of the Company (or, if applicable, a successor corporation to the Company).

    The Convertible Notes Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of securities of the Company or the incurrence of Senior Indebtedness. The Convertible Notes Indenture contains no covenants or other provisions to afford protection to holders of Convertible Notes in the event of a highly leveraged transaction or a change of control of the Company, except to the limited extent described above relating to a Change of Control.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, $0.01 par value per share, of which 46,239,438 shares were issued and outstanding as of September 30, 1998 and 5,000,000 shares of preferred stock, $1.00 par value per share, of which no shares are issued or outstanding. The following description of the capital stock of the Company and certain provisions of the Company's Amended and Restated Certificate of Incorporation and By-laws is a summary of all material terms of the Company's capital stock and is qualified in its entirety by the provisions of the Amended and Restated Certificate of Incorporation and By-laws, copies of which have been filed with the Commission and are available for inspection. See "Available Information."

COMMON STOCK

    Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. The Amended and Restated Certificate of Incorporation does not provide for cumulative voting for the election of directors. Holders of Common Stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, and will be entitled to receive, pro rata, all assets of the Company available for distribution to such holders upon liquidation. Holders of Common Stock have no preemptive, subscription or redemption rights. All outstanding shares of Common Stock are, and the Common Stock issuable upon the conversion of the Preferred Securities or the Debentures, as the case may be, upon such issuance will be, fully paid and nonassessable. As of September 30, 1998, the Common Stock was held of record by 125 stockholders.

    As of September 30, 1998, the Company had reserved for issuance (i) 3,757,414 shares of Common Stock under the Company's stock option plans and employee stock discount purchase plans, of which options to purchase 1,978,600 shares were outstanding; (ii) 205,968 shares issuable upon the exercise of options issued in connection with the acquisition of Edgewood; (iii) 539,190 shares issuable upon the conversion of the Edgewood Notes issued in connection with the acquisition of Edgewood; (iv) 400,000 shares issuable upon the exercise of outstanding warrants issued to MascoTech in connection with the acquisition of MSTI; and (v) 7,727,975 shares issuable upon conversion of the Convertible Notes.

PREFERRED STOCK

    Pursuant to the Amended and Restated Certificate of Incorporation, the Company is authorized to issue "blank check" Preferred Stock, which may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of the Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Company's Common Stock at a premium or otherwise adversely affect the market price of the Common Stock.

SECTION 203 OF DELAWARE CORPORATION LAW

    The Company is subject to the "business combination" statute of the Delaware General Corporation Law. In general, such statute prohibits a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) the transaction is approved by the Board of Directors prior to the date the interested stockholder obtained such status, (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

TRANSFER AGENT

    First Chicago Trust Company of New York is the transfer agent for the Common Stock.

            DESCRIPTION OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES


    Following is a summary of the material United States Federal income tax consequences of the purchase, ownership, disposition and conversion of the Preferred Securities. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets by holders who purchase the Preferred Securities from Selling Holders pursuant to this Prospectus. The statements of law and legal conclusions set forth in this summary regarding the tax consequences to such holders represent the opinion of Kirkland & Ellis, counsel to the Issuer and to the Company. This summary does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, certain expatriates, tax-exempt investors, foreign taxpayers (except to the extent discussed under the heading "United States Alien Holders") or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the United States dollar. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities.


    This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, in effect as of the date hereof, all of which are subject to change. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting the Company or a beneficial owner of Preferred Securities. In addition, the authorities on which this summary is based (including authorities distinguishing debt from equity) are subject to various interpretations, and it is therefore possible that the Federal income tax treatment of the Preferred Securities may differ from the treatment described below. No ruling has been received from the IRS regarding the tax consequences of the Preferred Securities. Tax Counsel's opinion regarding such tax consequences represents only Tax Counsel's best legal judgment based on current authorities and is not binding on the IRS or the courts.

    INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF PREFERRED SECURITIES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

CLASSIFICATION OF THE DEBENTURES


    The Company has taken the position that the Debentures will be classified for United States Federal income tax purposes as indebtedness of the Company under current law, and, by acceptance of Preferred Securities, each holder covenants to treat the Debentures as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership interest in the Debentures. In Tax Counsel's opinion, the Debentures should be classified for United States federal income tax purposes as indebtedness of the Company under current law. Such opinion reflects Tax Counsel's judgment that, although the factors that favor classifying the Debentures as debt substantially outweigh the factors that favor classifying the Debentures as equity, it is possible (but not likely) that a court would conclude that the Debentures are properly classified as equity if presented with an IRS challenge to the classification of the Debentures as debt. No assurance can be given that such a challenge will not occur. A successful IRS challenge to the classification of the Debentures as debt would prevent the Company from deducting the interest paid or accrued on the Debentures for United States Federal income tax purposes and could constitute a Trust Tax Event. Additionally, if the interest on the Debentures is not deductible it could adversely affect the Company's ability to make payments on the Debentures. Based on a petition filed in the United States Tax Court on April 22, 1998 by a taxpayer that is not related to the Company or the Issuer, the IRS has challenged the debt classification claimed by such taxpayer with respect to certain instruments issued by the taxpayer to entities that the taxpayer has treated as partnerships for U.S. federal income tax purposes, where such entities, in turn, issued preferred securities to investors. Although the overall transaction structure in that case appears similar to the overall structure of the transaction involving the Debentures and the Trust, potentially significant differences exist with respect to certain aspects of the two transactions. Hence, it is not possible to draw any conclusions from such IRS challenge regarding the likelihood that the IRS will challenge the classification of the Debentures as indebtedness. The remainder of this discussion assumes that the Debentures will be classified as indebtedness of the Company for United States Federal income tax purposes.

CLASSIFICATION OF THE ISSUER

    In the opinion of Tax Counsel, the Issuer will be classified as a grantor trust and will not be classified as an association taxable as a corporation for United States Federal income tax purposes. Accordingly, for United States Federal income tax purposes, each holder of Preferred Securities generally will be considered the owner of an undivided interest in the Debentures, and each holder will be required to include in its gross income any interest with respect to its allocable share of those Debentures.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

    Under the Indenture, the Company has the option to defer the payment of interest on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the stated maturity of the Debentures. The Company's option to extend the interest period will cause the Debentures to be subject to the OID rules for United States Federal income tax purposes. Accordingly, regardless of a holder's regular method of accounting, a holder will recognize interest income (in the form of OID) on a daily basis under a constant yield method over the term of the Debentures (including during any Extension Period), regardless of the receipt of cash with respect to the period to which such income is attributable and regardless of whether the Company exercises its option to extend any interest payment period. The amount of OID that will be recognized in any quarter will approximately equal the amount of income that accrues on the Debentures in that quarter at the stated interest rate.

    As a result, holders will include interest (in the form of OID) in gross income in advance of the receipt of cash, and any holders who dispose of Preferred Securities or convert Preferred Securities into Common Stock prior to the record date for the payment of distributions will include interest in gross income but will not receive any cash related thereto from the Issuer. Because income on the Debentures will constitute interest, corporate holders will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Debentures.

DEDUCTIBILITY OF INTEREST BY THE COMPANY

    Interest paid or accrued on the Debentures should be deductible by the Company for United States Federal income tax purposes in accordance with its normal method of accounting. There is a risk that the IRS may attempt to disallow all or a portion of such deductions either (i) on the basis that the Debentures constitute "corporate acquisition indebtedness" within the meaning of
Section 279 of the Code or (ii) on the basis that the Debentures constitute "disqualified debt instruments" within the meaning of Section 163(l) of the Code. The Company will take the position that deductions for interest paid or accrued on the Debentures are not disallowable under either of such provisions, but there can be no assurance that such position will not be challenged by the IRS or, if challenged, that such a challenge will not be successful. A successful IRS challenge to the deductibility of interest paid or accrued on the Debentures could constitute a Trust Tax Event, as discussed above. Additionally, if the interest on the Debentures is not deductible, it could adversely affect the Company's ability to make payments on the Debentures.

REDEMPTION OF PREFERRED SECURITIES FOR DEBENTURES OR CASH

    Under certain circumstances described herein (see "Description of the Preferred Securities--Trust Special Event Exchange Redemption" and "Description of the Debentures--Distribution of Debentures"), the Debentures may be distributed to holders in exchange for the Preferred Securities. Assuming the treatment of the Issuer as a grantor trust is respected, such a distribution to holders, for United States Federal income tax purposes, would be treated as a nontaxable event to each holder, and each holder would receive an aggregate tax basis in the Debentures distributed equal to such holder's aggregate tax basis in its Preferred Securities exchanged therefor. A holder's holding period in the Debentures so received would include the period during which the Preferred Securities were held by such holder. If, however, the exchange is caused by a Trust Tax Event that has occurred and is continuing, which results in the Issuer being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to the Issuer and holders of the Preferred Securities.

    Under certain circumstances described herein (see "Description of the Preferred Securities--Trust Special Event Exchange or Redemption"), the Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States Federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder would recognize gain or loss in the same manner as if it sold such redeemed Preferred Securities for cash.

SALES OF PREFERRED SECURITIES

    A holder that sells Preferred Securities will recognize gain or loss equal to the difference between the amount realized on the sale of the Preferred Securities and the holder's adjusted tax basis in such Preferred Securities. The tax basis of a Preferred Security will be increased by the amount of any interest (in the form of OID) that is included in income, and will be decreased by the amount of any payment made by the Company on the Debentures. Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the Preferred Securities have been held as a capital asset for more than one year at the time of sale. Long-term capital gain of a non-corporate holder is subject to a maximum United States Federal income tax rate of 20% in respect of capital assets held for more than one year. Capital gain on the disposition of assets held for not more than one year is taxed at the rates applicable for ordinary income (i.e., up to 39.6%).

    The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Debentures. A holder who disposes of its Preferred Securities between record dates for payments of distributions thereon will be required to include in income as ordinary income any accrued but unpaid interest (in the form of OID) on the Debentures to the date of disposition and to add such amount to its adjusted tax basis in its PRO RATA share of the underlying Debentures deemed disposed. To the extent the selling price is less than the holder's adjusted tax basis, such holder will recognize a capital loss. For United States Federal income tax purposes, (i) corporations may not apply capital losses to offset ordinary income and (ii) individuals may only apply up to $3,000 of capital losses to offset ordinary income in any taxable year.

CONVERSION OF PREFERRED SECURITIES INTO COMMON STOCK

    A holder of Preferred Securities generally will not recognize income, gain or loss upon the conversion of the Preferred Securities into Common Stock through the Conversion Agent. A holder of Preferred Securities will, however, recognize gain upon the receipt of cash in lieu of a fractional share of Common Stock generally equal to the amount of cash received less such holder's tax basis in such fractional share. Such holder's tax basis in Common Stock received upon conversion should generally be equal to such holder's tax basis in the Preferred Securities delivered to the Conversion Agent for exchange (which will include any accrued but unpaid OID) less the basis allocated to any fractional share for which cash is received, and such holder's holding period in the Common Stock received upon conversion should generally begin on the date such holder acquired the Preferred Securities that are subsequently delivered to the Conversion Agent for exchange.

ADJUSTMENT OF CONVERSION PRICE

    Treasury Regulations promulgated under Section 305 of the Code would treat holders of Preferred Securities as having received a constructive distribution from the Company in the event the conversion ratio of the Debentures was adjusted if (i) as a result of such adjustment, the proportionate interest (measured by the quantum of Common Stock into or for which the Debentures are convertible or exchangeable) of the holders of the Preferred Securities in the assets or earnings and profits of the Company was increased and (ii) the adjustment was not made pursuant to a bona fide, reasonable antidilution formula. An adjustment in the conversion ratio would not be considered made pursuant to such a formula if the adjustment was made to compensate for certain taxable distributions with respect to the Common Stock. Thus, under certain circumstances, a reduction in the conversion price for the holders may result in deemed dividend income to holders to the extent of the current or accumulated earnings and profits of the Company. Holders of the Preferred Securities would be required to include their allocable share of such deemed dividend income in gross income but would not receive any cash related thereto.

DIVIDENDS ON THE COMMON STOCK

    The amount of any distribution by the Company in respect of the Common Stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend, subject to a tax as ordinary income, to the extent of the Company's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of the holder's tax basis in the Common Stock and thereafter as gain from the sale or exchange of such stock.

    In general, a dividend distribution to a corporate holder will qualify for the 70% dividends received deduction if the holder owns less than 20% of the voting power and value of the Company's stock (other than any non-voting, non-convertible, non-participating preferred stock). A corporate holder that owns 20% or more of the voting power and value of the Company's stock (other than any nonvoting, non-convertible, non-participating preferred stock) generally will qualify for an 80% dividends received deduction. The dividends received deduction is subject, however, to certain holding period, taxable income and other limitations.

    If at any time (i) the Company makes a distribution of cash or property to its stockholders or purchases Common Stock and such distribution or purchase would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the antidilution provisions of the Indenture, the conversion price of the Debentures is decreased, or (ii) the conversion price of the Debentures is decreased at the discretion of the Company, such decrease in conversion price may be deemed to be the payment of a taxable dividend to holders of Debentures (pursuant to Section 305 of the Code) to the extent of the Company's current or accumulated earnings and profits. Such holders of Debentures could therefore have taxable income as a result of an event pursuant to which they received no cash or property.

SALE OF COMMON STOCK

    Upon the sale or exchange of Common Stock, a holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and
(ii) such holder's adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term if the holder's holding period in the Common Stock is more than one year at the time of the sale or exchange. A holder's basis and holding period in Common Stock received upon conversion of a Debenture are determined as discussed above under "--Conversion of Preferred Securities into Common Stock."

UNITED STATES ALIEN HOLDERS

    For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a non-resident alien individual, a foreign partnership, or a foreign estate or trust. This discussion assumes that the Debentures will be classified as indebtedness of the Company for Federal income tax purposes. See the discussion above under "--Classification of the Debentures."

    Under present United States Federal income tax law:

        (a) payments by the Issuer or any of its paying agents to any holder of a Preferred Security who or which is a United States Alien Holder will not be subject to United States Federal withholding tax; provided, that (i) such payments are not effectively connected with the conduct of a trade or business of the United States Alien Holder within the United States, (ii) the beneficial owner of the Preferred Security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (iii) the beneficial owner of the Preferred Security is not a controlled foreign corporation that is related to the Company through stock ownership, and (iv) either (A) the beneficial owner of the Preferred Security certifies its status as a United States Alien Holder to the Issuer or its agent, under penalties of perjury, and provides its name and address or (B) (x) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Preferred Security in such capacity, certifies to the Issuer or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution holding such security for the beneficial owner and furnishes the Issuer or its agent with a copy thereof; or (y) with respect to payments after December 31, 1999, a "qualified intermediary" (which includes certain foreign financial institutions, foreign clearing organizations or foreign branches of United States financial institutions or clearing organizations which have entered into withholding agreements with the Internal Revenue Service and have received appropriate certification from the beneficial owner) provides the Issuer or any of its paying agents with an intermediary withholding certificate;

        (b) dividends paid with respect to Common Stock to a United States Alien Holder generally will be subject to withholding of United States Federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), unless the dividend (i) is effectively connected with the conduct of a trade or business of the United States Alien Holder within the United States and certain certification requirements are satisfied, or (ii) if an income tax treaty applies, is attributable to a United States permanent establishment of the United States Alien Holder;

        (c) except to the extent that an applicable treaty otherwise provides, a United States Alien Holder generally will be taxed in the same manner as other holders with respect to interest (in the form of OID) or dividends if the income is effectively connected with a United States trade or business of the United States Alien Holder (effectively connected interest (in the form of OID) or dividends received by a corporate United States Alien Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty);

        (d) a United States Alien Holder of a Preferred Security or Common Stock generally will not be subject to United States Federal income or withholding tax on any gain (other than that attributable to accrued but unpaid interest (in the form of OID), which is taxable in the manner described above) realized upon the sale or other disposition of a Preferred Security or Common Stock (including the receipt of cash in lieu of fractional shares upon conversion of Preferred Securities into shares of

    Common Stock), unless (i) (A) the gain is effectively connected with the conduct of a trade or business of the United States Alien Holder in the United States or (B) if a tax treaty applies, the gain is attributable to a United States permanent establishment of the United States Alien Holder;
    (ii) in the case of a United States Alien Holder who is an individual and holds the Preferred Securities or Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or (iii) (A) the Company is or has been a "U.S. real property holding corporation" for United States Federal income tax purposes at any time during the five-year period ending on the date of disposition, or, if shorter, the period during which the United States Alien Holder held the Preferred Securities or Common Stock and (B) the interest sold is not considered stock that is "regularly traded on an established securities market" at any time during the year of disposition or the United States Alien Holder meets certain minimum ownership requirements; and

        (e) except to the extent that an applicable treaty otherwise provides, a United States Alien Holder generally will be taxed in the same manner as other holders with respect to gain on the sale or disposition of Preferred Securities or Common Stock if the gain is effectively connected with a United States trade or business of the United States Alien Holder (effectively connected gain realized by a corporate United States Alien holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty).

    A United States Alien Holder who sells or otherwise disposes of Preferred Securities or Common Stock generally will recognize gain or loss that is subject to United States Federal income tax if (i) the Company is or has been a "U.S. real property holding corporation" during the period described in (d) (iv) (A) above, and (ii) either (A) the interest sold is not considered stock that is "regularly traded on an established securities market" at any time during the calendar year of disposition or (B) the interest sold is considered stock that is "regularly traded on an established securities market" at any time during the calendar year of disposition but the United States Alien Holder meets certain minimum ownership requirements. The Company does not believe that it is a U.S. real property holding corporation as of the date hereof, although it has not determined or established whether it will be a U.S. real property holding corporation in the future. A United States Alien Holder that sells or otherwise disposes of Preferred Securities or Common Stock may request a statement from the Company that the Company has not been a "U.S. real property holding corporation" during the period described in (d) (iv) (A) above as of the date of such sale or disposition. The Company will provide such a requested statement if the requested statement would be accurate at the time given.

    Under current United States Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of such regulations, for purposes of determining the applicability of an income tax treaty rate. Under recently published final Treasury Regulations (the "1997 Withholding Regulations"), generally effective for payments after December 31, 1999, a United States Alien Holder of Common Stock that wishes to claim the benefit of a treaty rate is required to satisfy applicable certification requirements. In addition, the 1997 Withholding Regulations provide that dividend payments are generally subject to information reporting and backup withholding unless applicable certification requirements are satisfied. The 1997 Withholding Regulations also require, in the case of interest or dividends with respect to Preferred Securities or Common Stock held by a foreign partnership, that (x) the certification requirements described above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, which in certain circumstances may include a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships.

INFORMATION REPORTING TO HOLDERS

    Generally, income on the Preferred Securities will be reported to noncorporate holders on Forms 1099, which forms will be mailed to holders of record prior to January 31 following each calendar year.

BACKUP WITHHOLDING

    Payments made on, and proceeds from the sale of, Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will generally be allowed as a credit against the holder's United States Federal income tax, provided the required information is timely filed with the Internal Revenue Service.

POSSIBLE TAX LEGISLATION

    The Treasury Department has from time to time proposed legislation (the "Proposed Legislation") that, among other things, would treat as equity for United States federal income tax purposes certain debt instruments that are not shown as indebtedness on the consolidated balance sheet of the Trust. Such a proposal was included in President Clinton's Fiscal 1998 Budget Proposal but was not included in the Taxpayer Relief Act of 1997 or the IRS Restructuring and Reform Act of 1998. No assurance can be given that the Proposed Legislation will not ultimately be enacted in the future, that such future legislation will not have a retroactive effective date and that such future legislation will not prevent Tower from deducting interest on the Debentures. Such an event would constitute a Trust Tax Event and would permit the Trust to exchange the Preferred Securities, in whole or in part, for the Debentures or redeem, in whole or in part, the Preferred Securities and corresponding Debentures.

                              ERISA CONSIDERATIONS

    The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain requirements on pension, profit-sharing and other employee benefit plans to which it applies (the "Plans") and on those persons who are fiduciaries with respect to such Plans. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA's fiduciary requirements.

    A fiduciary of a Plan should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Preferred Securities. Among other factors, such fiduciary should consider (i) whether the investment satisfies the prudence requirements of Section 404(a)(1)(B) of ERISA, (ii) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA and (iii) whether the investment is in accordance with the documents and instruments governing the Plan as required by Section 404(a)(1)(D) of ERISA.


    A fiduciary of a Plan must also consider whether the acquisition of Preferred Securities and/or the operation of the Trust might result in direct or indirect prohibited transactions under Section 406 of ERISA and Section 4975 of the Code. The acquisition and ownership of Preferred Securities by or on behalf of a Plan (or an individual retirement arrangement or other plan described in Section 4975(e)(1) of the Code) could result in a prohibited transaction if the Initial Purchaser from whom the securities are purchased, the Company and/or any of its affiliates is a "party in interest" (within the meaning of ERISA) or a "Disqualified Person" (within the meaning of Section 4975 of the Code) unless the Preferred Securities are acquired pursuant to an applicable exemption.



    In addition, operation of the Trust might result in a prohibited transaction and otherwise subject the Trust to ERISA fiduciary restrictions if the Trust is deemed to hold "plan assets" of a Plan. The Department of Labor has promulgated regulations (the "Regulations") concerning whether or not a Plan's assets would be deemed to include an interest in the underlying assets of an entity for purposes of ERISA's fiduciary requirements if the Plan acquires an "equity interest" in such entity (such as by acquiring Preferred Securities). The Regulations state that the underlying assets of an entity such as the Trust will not be considered "plan assets" if the Preferred Securities are publicly offered. For this purpose, the Preferred Securities are "publicly offered" if they are part of a class of securities that is (1) widely held, (2) freely transferable, and (3) registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended. It is expected that all of these requirements will be satisfied with respect to the Preferred Securities offered hereunder and that the ongoing operations of the Trust do not involve nonexempt prohibited transactions; there can be no assurance, however, that such expectations will prove to be true.


    Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential Plan investors consult their counsel regarding the consequences under ERISA of their acquisition and ownership of Preferred Securities.

                                SELLING HOLDERS

    The Preferred Securities were originally issued by the Issuer and sold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be QIBs. The Selling Holders may from time to time offer and sell pursuant to this Prospectus any or all of the Offered Securities. The term Selling Holder includes the holders listed below and the beneficial owners of the Preferred Securities and their transferees, pledgees, donees or their successors.


    The Company will from time to time supplement or amend this Prospectus to reflect the required information concerning any transferee, pledgee, donee or successor to the Selling Holders named herein.



    The following table shows the names of the Selling Holders, the number of Preferred Securities owned by each of them, which is also the number of Preferred Securities that may be offered by each of them pursuant to this Prospectus, and the number of shares of Common Stock issuable upon conversion of Preferred Securities that may be offered by each of them pursuant to this Prospectus. Assuming all of the Offered Securities offered hereby are sold, then, except as otherwise noted, no Offered Securities would be owned by any of the Selling Holders after completion of the offering pursuant to this Prospectus. All the information set forth herein with respect to the Selling Holders has been furnished to the Company by the respective Selling Holders.



                                                       NUMBER OF
                                                       PREFERRED                    SHARES OF COMMON STOCK
                                                    SECURITIES OWNED               ISSUABLE UPON CONVERSION
                                                          AND            % OF      OF PREFERRED SECURITIES
NAME OF SELLING HOLDER                               OFFERED HEREBY      CLASS              (1)(2)            % OF CLASS
-------------------------------------------------  ------------------  ---------  --------------------------     -----
Alexandra Global Investment Fund I LTD...........          75,000           1.45%            122,100                   *
Allstate Insurance Company.......................          85,000           1.65%            138,380                   *
Argent Classic Convertible Arbitrage Fund
  (Bermuda) L.P..................................          50,000              *              81,400                   *
Argent Classic Convertible Arbitrage Fund L.P....          65,000           1.26%            105,820                   *
Alpine Associates................................         306,400           5.03%            423,931                   *
Alpine Partners, L.P.............................          23,100              *              31,746                   *
BankAmerica Pension Plan.........................          40,000              *              65,120                   *
Black Diamond Ltd................................          29,575              *              48,148                   *
Black Diamond Partners, L.P......................          26,340              *              42,882                   *
BNP Arbitrage SNC................................          20,000              *              32,560                   *
Cincinnati Insurance Co..........................         150,000           2.90%            244,200                   *
Commonwealth Life Insurance Company
  (Teamsters-Camden Non-Enhanced)................          70,000           1.35%            113,960                   *
Credit Suisse First Boston Corporation...........           8,919              *              14,520                   *
Deeprock & Co....................................          12,000              *              19,536                   *
Deutsche Bank AG London..........................         460,000           8.88%            748,880                1.59%
Donaldson, Lufkin & Jenrette Securities Corp.....          13,335              *              21,709                   *
Double Black Diamond Offshore, LDC...............          24,485              *              39,861                   *
Forest Alternative Strategies Fund A-5...........          44,900              *              73,097                   *
Forest Alternative Strategies Fund A-5I..........           3,500              *               5,698                   *
Forest Global Convertible Fund Series A-5........          47,100              *              76,679                   *
Forest Alternative Strategies Fund A-5M..........           1,700              *               2,768                   *
George Weiss & Co. LLC...........................         280,000           5.41%            455,840                   *
Glacier Water Services...........................          12,000              *              19,536                   *
GPZ Trading LLC..................................          45,000              *              73,260                   *
Hamilton Partners Limited........................          83,700              *             136,264                   *
Highbridge Capital Corporation...................          82,000           1.58%            133,496                   *
IDS Bond Fund, Inc...............................          70,000           1.35%            113,960                   *
IDS Life Special Income Fund.....................          40,000              *              65,120                   *
IDS Life Managed Fund, Inc.......................          40,000              *              65,120                   *
Income Fund of America, Inc......................         450,000           8.70%            732,600                1.56%
J.P. Morgan Securities Inc.......................         314,800           6.08%            512,494                   *
KA Trading LP....................................          12,000              *              19,536                   *
KA Management Ltd................................          28,000              *              45,584                   *
Laterman & Co....................................           5,060              *               8,238                   *
Laterman Strategies 90s LLC......................          10,860              *              17,680                   *

                                                       NUMBER OF
                                                       PREFERRED                    SHARES OF COMMON STOCK
                                                    SECURITIES OWNED               ISSUABLE UPON CONVERSION
                                                          AND            % OF      OF PREFERRED SECURITIES
NAME OF SELLING HOLDER                               OFFERED HEREBY      CLASS              (1)(2)            % OF CLASS
-------------------------------------------------  ------------------  ---------  --------------------------     -----
Lehman Brothers Inc..............................             400              *                 651                   *
Lincoln National Convertible Securities Fund.....          52,125              *              84,859                   *
LLT Limited......................................           2,800              *               4,558                   *
Lutheran Brotherhood High Yield Fund.............          40,000              *              65,120                   *
Mega Life and Health Insurance...................          10,000              *              16,280                   *
Mainstay Convertible Fund........................         116,000           2.24%            188,848                   *
Mainstay Strategic Value Fund....................           4,000              *               6,512                   *
Mainstay VP Convertible Portfolio................          19,000              *              30,932                   *
Massachusetts Mutual Life Insurance Company......          66,680           1.29%            108,558                   *
MassMutual Corporate Value Partners Limited......          44,440              *              72,348                   *
MassMutual High Yield Partners II LLC............          88,880           1.72%            144,696                   *
McMahan Securities Company, L.P..................           3,500              *               5,698                   *
Merrill Lynch International, Inc.................          72,000           1.39%            117,216                   *
MFS Series Trust I--MFS Convertible Securities
  Fund...........................................             200              *                 326                   *
MFS Series Trust V--MFS Total Return Fund........         179,800           3.47%            292,714                   *
National Steel Corporation.......................           9,335              *              15,197                   *
National Union Fire Insurance Company............           5,380              *               8,758                   *
New York Life Insurance Company..................         300,000           5.80%            488,400                   *
New York Life Insurance & Annuity Corporation....          22,200              *              36,141                   *
The Northwestern Mutual Life Insurance Company...         100,000           1.93%            162,800                   *
Offshore Strategies Ltd..........................          39,080              *              63,492                   *
Orrington Investments Limited Partnership........          34,000              *              55,352                   *
Pacific Life Insurance Company...................          10,000              *              16,280                   *
Paloma Strategic Securities Limited..............          60,000           1.16%             97,680                   *
Peoples Benefit Life Insurance Company...........          50,000              *              81,400
Putnam High Income Convertible Equity Fund.......          30,000              *              48,840                   *
Q Investments, L.P...............................          41,250              *              67,155                   *
R2 Investments, LDC..............................          33,750              *              54,945                   *
Retail Clerks Pension Plan.......................          36,000              *              58,608                   *
Reserve Convertible Securities Fund..............          10,000              *              16,280                   *
Sage Capital.....................................           8,000              *              13,024                   *
South Dakota Retirement Systems..................          70,000           1.35%            113,960                   *
Southport Management Partners L.P................          26,000              *              42,328                   *
TQA Vantage Fund, LTD............................          32,000              *              52,096                   *
TQA Arbitrage Fund, L.P..........................          12,000              *              19,536                   *
TQA Leverage Fund, L.P...........................           8,000              *              13,024                   *
TQA Vantage Plus Fund, LTD.......................           8,000              *              13,024                   *
Transamerica Life Insurance & Annuity Company....         100,000           1.93%            162,800                   *
Travelers Life & Annuity Company.................           4,000              *               6,512                   *
Travelers Indemnity Company......................          56,000           1.08%             91,168                   *
Travelers Insurance Company......................          38,000              *              61,864                   *
Travelers Series Trust Convertible Bond
  Portfolio......................................           2,000              *               3,256                   *
Tribeca Investments, L.L.C.......................          45,000              *              73,260                   *
UBS A.G. - London................................         130,000           2.51%            211,640                   *
Van Kampen Convertible Securities Fund...........          20,000              *              32,560                   *
Van Kampen Harbor Fund...........................          95,000           1.84%            154,660                   *
Walker Art Center................................           3,540              *               5,763                   *
Worldwide Transactions Ltd.......................           4,600              *               7,489                   *
Unnamed holders of Preferred Securities or any
  future transferees, pledgees, donees or
  successors of or from the unnamed holders(3)...           2,266          *                   3,689                   *
                                                       ----------      ---------          ----------               -----
TOTAL............................................       5,175,000         100.00%          8,424,900               15.41%
                                                       ----------      ---------          ----------               -----
                                                       ----------      ---------          ----------               -----


------------------------------

(1) Reflects the shares of Common Stock into which the Preferred Securities held by such Selling Holder are convertible at the current conversion rate. The conversion rate and the number of shares of Common Stock issuable upon conversion of the Preferred Securities are subject to adjustment under certain circumstances. See "Description of Preferred Securities--Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Preferred Securities may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Preferred Securities held by the Selling Holders at the current conversion rate and the offering of such shares by such Selling Holders pursuant to this Prospectus. The conversion rate and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Preferred Securities--Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Preferred Securities may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Preferred Securities; rather, cash will be paid in lieu of fractional shares, if any.



(3) No such holder may offer or sell Preferred Securities pursuant to this Prospectus until such holder is included as a Selling Holder in a supplement to this Prospectus in accordance with the Registration Rights Agreement.



    Certain of the Selling Holders were Initial Purchasers or are affiliated with an Initial Purchaser. Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Inc. were Initial Purchasers. The Northwestern Mutual Life Insurance Company is an affiliate of Robert W. Baird & Co. Incorporated, which was an Initial Purchaser. The Initial Purchasers have performed investment banking services for the Company in the past for which they have received customary compensation.

                              PLAN OF DISTRIBUTION

    The Offered Securities are outstanding securities and are being offered for sale from time to time pursuant to this Prospectus by the Selling Holders. The Offered Securities also may be sold pursuant to Rule 144 or Rule 144A under the Securities Act.

    The Offered Securities may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Offered Securities to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of such securities for whom they may act as agents. The Selling Holders and any underwriters, broker-dealers or agents that participate in the distribution of Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. The Offered Securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Offered Securities may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Offered Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. In connection with sales of the Offered Securities or otherwise, the Selling Holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Offered Securities in the course of hedging positions they assume. The Selling Holders may also sell the Offered Securities short and deliver Offered Securities to close out such short positions, or loan or pledge Offered Securities to broker-dealers that in turn may sell such securities.

    At the time a particular offering of the Offered Securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Offered Securities being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

    To comply with the securities laws of certain jurisdictions, if applicable, the Offered Securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Offered Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

    The Selling Holders are subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Offered Securities by the Selling Holders. The foregoing may affect the marketability of such securities.

    Pursuant to the Registration Rights Agreement, the Company and the Issuer have agreed to bear all reasonable fees and expenses customarily borne by issuers in a non-underwritten secondary offering by selling security holders or in an underwritten offering, as the case may be, incurred in connection with the performance of its obligations under the Registration Rights Agreement; PROVIDED, HOWEVER, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders will be indemnified by the Company and the Issuer, jointly and severally, against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company and the Issuer will be indemnified by the Selling Holders severally against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                 LEGAL MATTERS

    Certain matters of Delaware law relating to the validity of the Preferred Securities have been passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Issuer and the Company. Certain legal matters have been passed upon for the Company and the Issuer by Kirkland & Ellis, Chicago, Illinois, a partnership including professional corporations. Certain United States federal income taxation matters will be passed upon on behalf of the Trust and Tower by Kirkland & Ellis.

                                    EXPERTS

    The consolidated financial statements and related financial statement schedules of the Company and its subsidiaries included or incorporated by reference in the Company's 1997 Annual Report on Form 10-K, and incorporated by reference in this Prospectus, and the combined financial statements of Automotive Products Company as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, incorporated by reference in this Prospectus from the Company's Current Report on Form 8-K, dated April 18, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports included therein and incorporated by reference herein.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS


    The Unaudited Pro Forma Statement of Operations for the year ended December 31, 1997 gives effect to: (i) the acquisition of APC (including related financing transactions) and the Company's investment in Metalsa; (ii) Tower's April 1997 offering of 17,000,000 shares of Common Stock and the application of the net proceeds therefrom (the "1997 Offering"); (iii) Tower's July 1997 offering of the Convertible Notes and the application of the proceeds therefrom (the "Convertible Notes Offering"); and (iv) the completion of the Original Offering and the application of the net proceeds therefrom, as if such transactions had occurred on January 1, 1997. The results of operations of SIMES have not been included in the Company's pro forma results of operations for the year ended December 31, 1997 because such results are not material to the Company's results of operations taken as a whole. The historical balance sheet of the Company as of March 31, 1998 already reflects the acquisition of APC, the Company's investment in Metalsa, the 1997 Offering and the Convertible Notes Offering. As a result, no pro forma balance sheet is included herein.


    The Unaudited Pro Forma Statement of Operations is based on the assumptions and adjustments described in the accompanying notes. The Unaudited Pro Forma Statement of Operations does not purport to represent what the Company's results of operations actually would have been if the events described above had occurred as of the dates indicated or what such results will be for any future periods. The Unaudited Pro Forma Statement of Operations is based upon assumptions and adjustments that the Company believes are reasonable. The Unaudited Pro Forma Statement of Operations, and the accompanying notes, should be read in conjunction with the historical financial statements of the Company, including the notes thereto, incorporated by reference in this Prospectus.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                   HISTORICAL
                                                            ------------------------   PRO FORMA
                                                             COMPANY(1)     APC(2)    ADJUSTMENTS   PRO FORMA
                                                            ------------  ----------  -----------  ------------
STATEMENT OF OPERATIONS DATA:
Revenues..................................................  $  1,235,829  $  288,941   $  (3,967)(3) $  1,520,803
Cost of sales.............................................     1,058,720     309,859     (11,689)(4)    1,356,890
                                                            ------------  ----------  -----------  ------------
Gross profit (loss).......................................       177,109     (20,918)      7,722        163,913
Selling, general and administrative expenses..............        57,869      12,579      --             70,448
Amortization expense......................................         9,537      --           1,352(5)       10,889
                                                            ------------  ----------  -----------  ------------
Operating income (loss)...................................       109,703     (33,497)      6,370         82,576
Interest expense, net.....................................        28,962       3,426      (4,278)(6)       28,110
                                                            ------------  ----------  -----------  ------------
Income (loss) before provision for income taxes...........        80,741     (36,923)     10,648         54,466
Provision for (benefit from) income taxes.................        32,290     (14,652)      3,928(7)       21,566
Equity in earnings of joint venture.......................          (227)     --          (6,741)(8)       (6,968)
Minority interest.........................................       --           --          10,479(9)       10,479
                                                            ------------  ----------  -----------  ------------
Income (loss) before extraordinary item...................        48,678     (22,271)      2,982         29,389
Extraordinary loss on early extinguishment
  of debt, net of income taxes............................         2,434      --          --              2,434
                                                            ------------  ----------  -----------  ------------
        Net income (loss).................................  $     46,244  $  (22,271)  $   2,982   $     26,955
                                                            ------------  ----------  -----------  ------------
                                                            ------------  ----------  -----------  ------------

Net income applicable to common
  stockholders--diluted (10)..............................  $     49,182                           $        (10)
                                                            ------------                           ------------
                                                            ------------                           ------------

Basic earnings per share:
  Income before extraordinary item........................  $       1,20                           $       0.64
  Extraordinary item......................................         (0.06)                                 (0.05)
                                                            ------------                           ------------
  Net income..............................................  $       1.14                           $       0.59
                                                            ------------                           ------------
                                                            ------------                           ------------

Diluted earnings per share:
  Income before extraordinary item........................  $       1.14                           $        (10)
  Extraordinary item......................................         (0.05)                                   (10)
                                                            ------------                           ------------
  Net income..............................................  $       1.09                           $        (10)
                                                            ------------                           ------------
                                                            ------------                           ------------

Basic shares outstanding(9)...............................        40,720                   4,958         45,678
Diluted shares outstanding(12)............................        45,202                  17,892         63,094


     See accompanying Notes to Unaudited Pro Forma Statement of Operations.

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

(1) Represents the results of operations of the Company for the year ended December 31, 1997. Includes the results of operations of APC from April 19, 1997 to December 31, 1997.

(2) Represents the results of operations for APC from January 1, 1997 through the date of acquisition, April 18, 1997. The results of APC for this period include the effect of non-recurring charges totaling $30.7 million, net of related income taxes. Included in these charges were $24.2 million associated with losses to be incurred on certain future contracts and $24.6 million related to one-time increases in selected asset valuation allowances and accrued liabilities. An income tax benefit of $18.1 million was reflected as a result of these charges. These charges reduced pro forma diluted earnings per share by $1.12.

(3) To eliminate sales of stampings from the Company to APC from January 1, 1997 through the date of acquisition, April 18, 1997.

(4) To eliminate purchases made by APC from the Company from January 1, 1997 through the date of acquisition, April 18, 1997, of $3,967 (See Note 3), and to reflect the change in depreciation expense of $5,064 resulting from adjustments to the depreciable lives of property, plant and equipment of APC for the period preceding its acquisition to its estimated useful life at the time of the acquisition and from adjustments to value such property, plant and equipment at fair value as of the date of acquisition. In addition, technology fees totaling $2,658 related to the investment in Metalsa are reflected as a reduction of cost of sales for the period preceding this investment. Pursuant to the terms of the joint venture agreement with Metalsa, the Company receives technology fees annually from Metalsa as partial reimbursement for technology costs incurred by the Company. The technology fees are equal to 1 1/2% of Metalsa's annual revenues. The Company does not incur any additional costs as a result of this agreement. This adjustment represents the incremental fees the Company would have received from Metalsa in 1997 if the investment in Metalsa had been completed at the beginning of the year. The Company has reflected such fees as a reduction in cost of sales as they represent a reimbursement of expenses.

(5) Represents the amortization of goodwill arising from the acquisition of APC. Goodwill is being amortized on a straight-line basis over a forty-year period.


(6) Represents incremental interest expense arising from indebtedness incurred in connection with the acquisition of APC and the investment in Metalsa, net of the reduction in interest expense which results from the application of the proceeds from the 1997 Offering, the Convertible Notes Offering and the Original Offering as follows:



                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1997
                                                                             -----------------
Increase in interest expense resulting from:
  Acquisition of APC.......................................................      $  11,141
  Investment in Metalsa....................................................          8,275
Reduction in interest expense resulting from the application of the proceeds from:
  1997 Offering............................................................         (5,611)
  Convertible Notes Offering...............................................         (1,134)
  Original Offering........................................................        (16,949)
                                                                                   -------
Net decrease in interest expense...........................................      $  (4,278)
                                                                                   -------
                                                                                   -------

        The increase in interest expense for the acquisition of APC and the investment in Metalsa have been calculated assuming the Company financed these transactions with borrowings under its revolving credit facility. The incremental interest expense was calculated using an assumed weighted average interest rate of 6.75%. This represents the approximate incremental borrowing rate pursuant to the terms of the revolving credit agreement. If the assumed rate were to change by 1/8 of 1%, interest expense would change by approximately $250 and net income would change by approximately $150.


        The reduction in interest expense resulting from the 1997 Offering assumes proceeds from the 1997 Offering were used to retire amounts outstanding under the revolving credit agreement at the rate of 6.75% as of the beginning of the year. The reduction of interest expense resulting from the application of proceeds from the Convertible Notes Offering assumes such proceeds were used to retire amounts outstanding under the revolving credit facility as of the beginning of the year. The reduction has been calculated as the difference in interest expense under the Convertible Notes at 5% and the rate assumed under the revolving credit facility at 6.75%. The reduction of interest expense resulting from the Original Offering assumes proceeds from the Original Offering were used to retire amounts outstanding under the revolving credit agreement as of the beginning of the year at the rate of 6.75%. Dividends on the Preferred Securities issued in the Original Offering are presented as minority interest, net of tax benefit.


(7) To adjust the provision for income taxes on a pro forma basis to reflect the Company's incremental tax rate of 40%.

(8) Represents the equity in earnings of Metalsa as if such investment had been made at the beginning of the period presented.


(9) Represents dividends on the Preferred Securities, net of tax benefits.



(10) Pro forma diluted earnings per share is anti-dilutive. Net income applicable to common stockholders-diluted is calculated by adding the after tax interest cost on the Convertible Notes and the Preferred Securities to net income as follows:



                                                                        HISTORICAL    PRO FORMA
                                                                        -----------  -----------
Net income............................................................   $  46,244    $  26,955
Interest on Convertible Notes, net of tax benefit.....................       2,938        6,929
Dividends on Preferred Securities, net of tax benefit.................      --           10,479
                                                                        -----------  -----------

Net income applicable to common stockholders-diluted..................   $  49,182    $  44,363
                                                                        -----------  -----------
                                                                        -----------  -----------



(11) Pro forma basic shares outstanding reflect the issuance of 17,000,000 shares issued in the 1997 Offering, as if such issuance had occurred at the beginning of the period presented.



(12) Historical diluted shares outstanding reflects the assumed conversion of the Convertible Notes at a conversion price of $25.88 per share, at the date such Convertible Notes were issued, resulting in the elimination of interest expense thereon, net of the related income tax effect, and the assumed issuance of 7,727,975 shares of Common Stock upon such conversion. Pro forma diluted shares outstanding assumes the conversion of (i) the Convertible Notes, and (ii) the Preferred Securities at a conversion price of $30.713 per share, resulting in the elimination of interest expense thereon, net of the related income tax benefit, and the assumed issuance of 8,424,771 shares of Common Stock upon such conversion, as if such conversions occurred at the beginning of the period presented.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE TRUST OR THE SELLING HOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES DESCRIBED HEREIN BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. UNDER NO CIRCUMSTANCES SHALL THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE PURSUANT TO THIS OFFERING CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE TRUST OR THE COMPANY SINCE SUCH DATE.


                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................    8
The Company...............................................................   16
Use of Proceeds...........................................................   18
Disclosure Regarding Forward-Looking Statements...........................   18
Accounting Treatment......................................................   19
Ratio of Earnings to Fixed Charges........................................   19
Tower Automotive Capital Trust............................................   20
Description of the Preferred Securities...................................   21
Description of the Guarantee..............................................   42
Description of the Debentures.............................................   46
Relationship among the Preferred Securities, the Debentures and the
  Guarantee...............................................................   56
Description of Other Indebtedness.........................................   58
Description of Capital Stock..............................................   61
Description of Material Federal Income Tax Consequences...................   63
ERISA Considerations......................................................   70
Selling Holders...........................................................   71
Plan of Distribution......................................................   74
Legal Matters.............................................................   75
Experts...................................................................   75
Unaudited Pro Forma Financial Statements..................................   76

                         5,175,000 PREFERRED SECURITIES

                                TOWER AUTOMOTIVE
                                 CAPITAL TRUST

                            6 3/4% TRUST CONVERTIBLE
                              PREFERRED SECURITIES
                            (LIQUIDATION PREFERENCE
                          $50 PER PREFERRED SECURITY)

                            GUARANTEED TO THE EXTENT
                            SET FORTH HEREIN BY, AND
                                CONVERTIBLE INTO
                                COMMON STOCK OF,

                             TOWER AUTOMOTIVE, INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                               NOVEMBER 10, 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All such amounts are estimates, other than the fees payable to the Commission.

Securities and Exchange Commission registration fee...............  $  76,331
Legal fees and expenses...........................................     50,000
Accounting fees and expenses......................................     10,000
Miscellaneous.....................................................     23,669
                                                                    ---------
  Total...........................................................  $ 160,000
                                                                    ---------
                                                                    ---------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Restated Certificate of Incorporation of the Registrant provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

    Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting corporations organized thereunder to indemnify directors, officers, employees or agents against expenses, judgments and fines reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation. The Restated Certificate of Incorporation of the Registrant provide for indemnification of its directors and officers to the fullest extent permitted by applicable law.

    Under the Trust Agreement, the Company agreed to indemnify and hold harmless, to the fullest extent permitted by applicable law, each Trustee, any affiliate of any Trustee, any officer, director, shareholder, employee, representative or agent of any Trustee, and any employee or agent of the Issuer or its affiliates (each an "Indemnified Person") from and against any loss, damage, liability, tax, penalty, expense or claim incurred by such Indemnified Person by reason of the creation, operation, dissolution or termination of the Issuer or in connection with the administration of the Issuer or any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Issuer and in a manner such Indemnified Person reasonably believed to be within the scope of authority conferred on such Indemnified Person by the Trust Agreement, except that no Indemnified Person is entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of negligence or willful misconduct with respect to such acts or omissions.

ITEM 16. EXHIBITS.

    The following exhibits are filed pursuant to Item 601 of Regulation S-K:

EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
  4.1  Amended and Restated Certificate of Incorporation of the Company, as
         amended by the Certificate of Amendment to Certificate of Incorporated,
         dated June 2, 1997, incorporated by reference to the Company's Form S-3
         Registration Statement (Registration No. 333-38827).

EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
  4.2  Amended and Restated By-Laws of the Company, incorporated by reference as
         Exhibit 3.2 to the Company's Form S-1 Registration Statement
         (Registration No. 33-80320).

  4.3 Certificate of Trust of Tower Automotive Capital Trust, incorporated by reference to Exhibit 4.1 of the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998 (the "Form 10-Q").

  4.4  Amended and Restated Declaration of Trust of Tower Automotive Capital
         Trust, dated as of June 9, 1998, incorporated by reference to Exhibit
         4.2 of the Form 10-Q.

  4.5  Junior Convertible Subordinated Indenture for the 6 3/4% Convertible
         Subordinated Debentures, between Tower Automotive, Inc. and the First
         National Bank of Chicago, as Subordinated Debt Trustee, incorporated by reference to Exhibit 4.3 of the Form 10-Q

  4.6 Form of 6 3/4% Preferred Securities (Included in Exhibit D to Exhibit 4.4 above).

  4.7  Form of 6 3/4% Junior Convertible Subordinated Debentures (Included in
         Article 2 to Exhibit 4.5 above).

  4.8 Specimen certificate for shares of Common Stock (incorporated by reference to Exhibit 4.1 of the Company's Form S-3 Registration Statement
         (Registration No. 333-38827).

  4.9  Guarantee Agreement, dated as of June 9, 1998, between Tower Automotive,
         Inc., as Guarantor, and The First National Bank of Chicago, as Guarantee
         Trustee, incorporated by reference to Exhibit 4.6 of the Form 10-Q.

  4.10 Registration Rights Agreement, dated June 9, 1998, among Tower Automotive
         Capital Trust and Donaldson, Lufkin & Jenrette Securities Corporation,
         Robert W. Baird & Co. Incorporated, Bear, Merrill Lynch & Co. and
         PaineWebber Incorporated, as Initial Purchasers, incorporated by reference to Exhibit 4.7 of the Form 10-Q.

 *5.1 Opinion of Kirkland & Ellis, counsel to Tower Automotive, Inc., as to the validity of the Convertible Subordinated Debentures, Guarantee and the Common Stock of Tower Automotive, Inc. issuable upon conversion of the Preferred Securities being registered hereby.

**5.2  Opinion of Richards, Layton & Finger, P.A., special Delaware counsel to
         Tower Automotive Capital Trust, as to the validity of the Preferred
         Securities.

**8.1  Opinion of Kirkland & Ellis, special United States tax counsel to Tower
         Automotive, Inc. and Tower Automotive Capital Trust, as to certain tax matters.

*12.1  Statements regarding computation of ratio of earnings to fixed charges.

*23.1  Consent of Arthur Andersen LLP.

*23.2  Consent of Kirkland & Ellis (included in Exhibits 5.1 and 8.1).

**23.3 Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2).

**24.1 Power of Attorney (set forth on signature page of the Registration
         Statement).

**25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), of The First National Bank of
         Chicago ("First Chicago"), as Trustee under the Junior Convertible
         Subordinated Indenture.

**25.2 Form T-1 Statement of Eligibility under the Trust Indenture Act of First
         Chicago, as Property Trustee under the Declaration of Trust.

EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
**25.3 Form T-1 Statement of Eligibility under the Trust Indenture Act of First
         Chicago, as Guarantee Trustee under the Guarantee.

------------------------

 *  Filed herewith.

**  Previously filed.

ITEM 17. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


    (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are to set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    (d) The undersigned Registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


    (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, each Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, Minnesota, as of November 9, 1998.


TOWER AUTOMOTIVE, INC.                               TOWER AUTOMOTIVE CAPITAL TRUST

By:                            /S/ SCOTT D. RUED                      By:
                    ---------------------------------------
                                 Scott D. Rued
                                VICE PRESIDENT                        By:

By:                         TOWER AUTOMOTIVE, INC.

                               /S/ SCOTT D. RUED
                    ---------------------------------------
                                 Scott D. Rued
                                VICE PRESIDENT


                                    * * * *


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Chairman of the Board and    November 9, 1998
         S.A. Johnson             Director

              *
------------------------------  Director                     November 9, 1998
     Adrian Vander Starre

              *
------------------------------  President, Chief Executive   November 9, 1998
      Dugald K. Campbell          Officer and Director

                                Vice President and Chief
              *                   Financial Officer
------------------------------    (Principal Financial and   November 9, 1998
      Anthony A. Barone           Accounting Officer)

              *
------------------------------  Director                     November 9, 1998
       James R. Lozelle

              *
------------------------------  Director                     November 9, 1998
        Scott D. Rued

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Director                     November 9, 1998
      William H. Clement

              *
------------------------------  Director                     November 9, 1998
        Eric J. Rosen

              *
------------------------------  Director                     November 9, 1998
    Matthew O. Diggs, Jr.

              *
------------------------------  Director                     November 9, 1998
        E.J. Loughrey

              *
------------------------------  Director                     November 9, 1998
         Kim B. Clark


------------------------


* The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to Registration Statement on behalf of the above-named Directors and officers of the Registrant pursuant to a Power of Attorney executed by each such Director and officer and filed with the Securities and Exchange Commission.


By:       /s/ SCOTT D. RUED
      -------------------------
           Scott D. Rued,
         AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
  4.1  Amended and Restated Certificate of Incorporation of the Company, as
         amended by the Certificate of Amendment to Certificate of Incorporated,
         dated June 2, 1997, incorporated by reference to the Company's Form S-3
         Registration Statement (Registration No. 333-38827).
  4.2  Amended and Restated By-Laws of the Company, incorporated by reference as
         Exhibit 3.2 to the Company's Form S-1 Registration Statement
         (Registration No. 33-80320).
  4.3  Certificate of Trust of Tower Automotive Capital Trust, incorporated by reference to Exhibit 4.1 of the Company's Quarterly Report on Form 10-Q
         for the period ended June 30, 1998 (the "Form 10-Q").
  4.4  Amended and Restated Declaration of Trust of Tower Automotive Capital
         Trust, dated as of June 9, 1998, incorporated by reference to Exhibit
         4.2 of the Form 10-Q.
  4.5  Junior Convertible Subordinated Indenture for the 6 3/4% Convertible
         Subordinated Debentures, between Tower Automotive, Inc. and the First
         National Bank of Chicago, as Subordinated Debt Trustee, incorporated by reference to Exhibit 4.3 of the Form 10-Q
  4.6  Form of 6 3/4% Preferred Securities (Included in Exhibit D to Exhibit 4.4
         above).
  4.7  Form of 6 3/4% Junior Convertible Subordinated Debentures (Included in
         Article 2 to Exhibit 4.5 above).
  4.8  Specimen certificate for shares of Common Stock (incorporated by reference to Exhibit 4.1 of the Company's Form S-3 Registration Statement
         (Registration No. 333-38827).
  4.9  Guarantee Agreement, dated as of June 9, 1998, between Tower Automotive,
         Inc., as Guarantor, and The First National Bank of Chicago, as Guarantee
         Trustee, incorporated by reference to Exhibit 4.6 of the Form 10-Q.
  4.10 Registration Rights Agreement, dated June 9, 1998, among Tower Automotive
         Capital Trust and Donaldson, Lufkin & Jenrette Securities Corporation,
         Robert W. Baird & Co. Incorporated, Bear, Merrill Lynch & Co. and
         PaineWebber Incorporated, as Initial Purchasers, incorporated by reference to Exhibit 4.7 of the Form 10-Q.
 *5.1  Opinion of Kirkland & Ellis, counsel to Tower Automotive, Inc., as to the validity of the Convertible Subordinated Debentures, Guarantee and the
         Common Stock of Tower Automotive, Inc. issuable upon conversion of the
         Preferred Securities being registered hereby.
**5.2  Opinion of Richards, Layton & Finger, P.A., special Delaware counsel to
         Tower Automotive Capital Trust, as to the validity of the Preferred
         Securities.
**8.1  Opinion of Kirkland & Ellis, special United States tax counsel to Tower
         Automotive, Inc. and Tower Automotive Capital Trust, as to certain tax matters.
*12.1  Statements regarding computation of ratio of earnings to fixed charges.
*23.1  Consent of Arthur Andersen LLP.
*23.2  Consent of Kirkland & Ellis (included in Exhibits 5.1 and 8.1).
**23.3 Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2).
**24.1 Power of Attorney (set forth on signature page of the Registration
         Statement).
**25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), of The First National Bank of
         Chicago ("First Chicago"), as Trustee under the Junior Convertible
         Subordinated Indenture and as Guarantee Trustee under the Guarantee.
**25.2 Form T-1 Statement of Eligibility under the Trust Indenture Act of First
         Chicago, as Property Trustee under the Declaration of Trust.


------------------------

 *  Filed herewith.

**  Previously filed.